As filed with the Securities and Exchange Commission on February 21, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LCNB Corp.

(Exact name of Registrant as specified in its charter)

Ohio	6021	31-1626393
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2 North Broadway, Lebanon, Ohio 45036

(513) 932-1414

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steve P. Foster

President and Chief Executive Officer

LCNB Corp.

2 North Broadway

Lebanon, Ohio 45036

(513) 932-1414

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan B. Zaunbrecher, Esq. Dinsmore & Shohl LLP First Financial Center 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Phone: (513) 977-8171	Jeffery E. Smith, Esq. Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 Phone: (614) 464-5436

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (do not check if smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act:  ☐

If applicable, place an “x” in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i)(Cross-Border Tender Offer)  ☐

Exchange Act Rule 14d-1(d)(Cross-Border Third Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Shares, no par value	3,320,000	N/A	$34,213,810.80	$4,259.62

(1)	Represents an estimate of the maximum number of common shares, no par value per share, of LCNB Corp. that Registrant anticipates issuing in connection with the proposed merger to which this registration statement relates.
(2)	Pursuant to Rule 457(f)(2) under the Securities Act, and estimated solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price was calculated as the product of (i) $20.67, the book value per Columbus First Bancorp, Inc. common share to be exchanged in the merger as of February 19, 2018, the latest practicable date prior to the date of filing of this registration statement, and (ii) 1,655,240, the estimated maximum number of Columbus First Bancorp, Inc. common shares that may be cancelled and exchanged in the merger.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

THE INFORMATION IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS JOINT PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS—SUBJECT TO COMPLETION

DATED FEBRUARY 21, 2018

PROXY STATEMENT AND PROSPECTUS OF LCNB CORP.	PROXY STATEMENT OF COLUMBUS FIRST BANCORP, INC.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

LCNB Corp. (“LCNB”) and Columbus First Bancorp, Inc. (“CFB”) have entered into an Agreement and Plan of Merger dated as of December 20, 2017 (the “Merger Agreement”), which provides for the merger of CFB with and into LCNB (the “Merger”). Consummation of the Merger is subject to certain conditions, including, but not limited to, obtaining the requisite vote of the shareholders of LCNB and CFB and the approval of the Merger by various regulatory agencies.

LCNB and CFB will each hold a special meeting of its shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of LCNB’s shareholders will be held at:                , local time, on                     , 2018, at the Operations Center at 105 North Broadway, Lebanon, Ohio 45036. The special meeting of CFB’s shareholders will be held at:                , local time, on                     , 2018, at Worthington Hills Country Club, 920 Clubview Blvd. South, Columbus, Ohio 43235.

At each special meeting, shareholders will be asked to approve and adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger. Shareholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. Shareholders of LCNB will also be asked to approve the issuance of up to 3,320,000 LCNB common shares to be issued in connection with the Merger.

Under the terms of the Merger Agreement, if the Merger is completed, CFB shareholders will be entitled to receive 2.00 LCNB common shares for each CFB common share they own at the effective time of the Merger (sometimes referred to herein as the “Merger Consideration”). Although the number of LCNB common shares that CFB shareholders will be entitled to receive is fixed, the market value of the Merger Consideration will fluctuate with the market price of LCNB common shares and will not be known at the time CFB shareholders vote on the Merger. Therefore, at the time of the CFB special meeting, CFB shareholders will not know or be able to calculate the precise market value of the Merger Consideration they would be entitled to receive upon completion of the Merger.

However, as described in “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page            , under the terms of the Merger Agreement, if the market value of LCNB common shares decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank Index, CFB would have a right to terminate the Merger Agreement, unless LCNB elects to increase the exchange ratio, which would result in additional LCNB common shares being issued.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of CFB common shares who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all shares of CFB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of LCNB common shares on the NASDAQ Capital Market® for the ten consecutive trading days ending on and including the day immediately preceding the effective date of the Merger.

Additionally, immediately prior to the effective time of the Merger, all rights with respect to CFB’s common shares pursuant to CFB’s stock option plans will be cancelled in exchange for a cash payment equal to (i) the Initial LCNB Market Value (as defined in the Merger Agreement), multiplied by the Exchange Ratio of 2.00, less (ii) the exercise price per share of each CFB stock option. All unvested CFB stock options will be accelerated immediately prior to cancellation in exchange for the cash payment.

LCNB and CFB will each hold a special meeting of their respective shareholders to vote on the adoption and approval of the Merger Agreement. The special meeting of LCNB’s shareholders will be held at:                ,

local time, on                    , 2018, at the Operations Center at 105 North Broadway, Lebanon, Ohio 45036. The special meeting of CFB’s shareholders will be held at:    , local time, on                     , 2018, at Worthington Hills Country Club, 920 Clubview Blvd. South, Columbus, Ohio 43235.

At each special meeting, shareholders will be asked to approve and adopt the Merger Agreement, and the transactions contemplated thereby, including the Merger. Shareholders will also be asked to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger. Shareholders of LCNB will also be asked to approve the issuance of up to 3,320,000 LCNB common shares to be issued in connection with the Merger.

This document is a proxy statement of both LCNB and CFB that each is using to solicit proxies for use at its special meeting of shareholders to vote on the Merger. It is also a prospectus relating to LCNB’s offer and sale of its common shares in connection with the Merger. This joint proxy statement/prospectus describes the special meeting, the Merger proposal and other related matters.

The boards of directors of LCNB and CFB each approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and recommend that shareholders vote “FOR” the approval of the Merger Agreement, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

LCNB’s common shares are traded on the NASDAQ Capital Market® under the symbol “LCNB.” On December 20, 2017, the date of execution of the Merger Agreement, the closing price of LCNB’s common shares was $20.50 per share. On                      , 2018, the closing price of LCNB’s common shares was $             per share. CFB’s common shares are not listed on any exchange, and there is no established public trading market for CFB’s common shares.

You are encouraged to read this document, including the materials incorporated by reference into this document, carefully. In particular, you should read the “Risk Factors” section beginning on page 25 for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.

Your vote is important regardless of the number of shares you own. Whether or not you plan to attend your company’s special meeting, your board urges you to vote by completing, signing and returning the applicable enclosed proxy card in the enclosed postage-paid envelope.

The failure to vote by submitting your proxy or attending your company’s special meeting and voting in person will have the same effect as voting against the adoption and approval of the Merger Agreement. Your board urges you to read carefully this joint proxy statement/prospectus, which contains a detailed description of your company’s special meeting, the Merger proposal, LCNB’s common shares to be issued in the Merger and other related matters.

Sincerely,	Sincerely,

Steve P. Foster President & Chief Executive Officer LCNB Corp.	William G. Huddle Chairman & Chief Executive Officer Columbus First Bancorp, Inc.

Neither the Securities and Exchange Commission nor the Board of Governors of the Federal Reserve System, the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, the Ohio Division of Financial Institutions, or any state securities commission has approved or disapproved of LCNB common shares to be issued in the Merger or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the Merger described in this joint proxy statement/prospectus are not savings accounts, deposit accounts or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other federal or state governmental agency.

This joint proxy statement/prospectus is dated                    , 2018, and it

is first being mailed to LCNB and CFB shareholders on or about                    , 2018.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD AT ON                     , 2018

To the Shareholders of Columbus First Bancorp, Inc.:

Notice is hereby given that a special meeting of the shareholders of Columbus First Bancorp, Inc. (“CFB”) will be held at                , local time, on                    , 2018, at Worthington Hills Country Club, 920 Clubview Blvd. South, Columbus, Ohio 43235 for the purpose of considering and voting on the following matters:

1. a proposal to adopt and approve the Agreement and Plan of Merger dated as of December 20, 2017, by and between LCNB Corp. (“LCNB”) and CFB;

2. a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

3. any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of CFB is unaware of any other business to be transacted at the special meeting.

Holders of record of CFB common shares at the close of business on                    , 2018, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least a majority of CFB common shares outstanding and entitled to vote at the special meeting is required to adopt and approve the Agreement and Plan of Merger.

The Agreement and Plan of Merger and proposed merger of CFB with and into LCNB is more fully described in the attached joint proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the Agreement and Plan of Merger is attached as Annex A to this joint proxy statement/prospectus.

Your vote is very important, regardless of the number of CFB common shares you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your CFB common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee. If you do not vote in person or by proxy, the effect will be a vote “AGAINST” adoption and approval of the Agreement and Plan of Merger.

The CFB board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger and (2) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

William G. Huddle

Chairman & Chief Executive Officer

,2018	Columbus First Bancorp, Inc.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD AT ON                      , 2018

To the Shareholders of LCNB Corp.:

Notice is hereby given that a special meeting of the shareholders of LCNB Corp. (“LCNB”) will be held at             , local time, on                     , 2018, at the Operations Center at 105 North Broadway, Lebanon, Ohio 45036, for the purpose of considering and voting on the following matters:

1. a proposal to adopt and approve the Agreement and Plan of Merger dated as of December 20, 2017, by and between LCNB and Columbus First Bancorp, Inc. (“CFB”);

2. a proposal to approve the issuance of up to 3,320,000 LCNB common shares to be issued in connection with the Merger.

3. a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Agreement and Plan of Merger; and

4. any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of LCNB is unaware of any other business to be transacted at the special meeting.

Holders of record of LCNB common shares at the close of business on                     , 2018, the record date, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of at least two-thirds of LCNB common shares outstanding and entitled to vote at the special meeting is required to adopt and approve the Agreement and Plan of Merger. The issuance of additional LCNB common shares in connection with the Merger requires the affirmative vote of holders of at least a majority of the LCNB common shares outstanding and entitled to vote.

The Agreement and Plan of Merger and proposed merger of CFB with and into LCNB is more fully described in the attached joint proxy statement/prospectus, which you should read carefully and in its entirety before voting. A copy of the Agreement and Plan of Merger is attached as Annex A to this joint proxy statement/prospectus.

Your vote is very important, regardless of the number of LCNB common shares you own. Please vote as soon as possible to make sure that your common shares are represented at the special meeting. If you are a holder of record, you may cast your vote in person at the special meeting or, to ensure that your LCNB common shares are represented at the special meeting, you may vote your shares by completing, signing and returning the enclosed proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee (in “street name”), please follow the voting instructions provided by your broker, bank or nominee. If you do not vote in person or by proxy, the effect will be a vote “AGAINST” adoption and approval of the Agreement and Plan of Merger.

The LCNB board of directors unanimously recommends that you vote (1) “FOR” the adoption and approval of the Agreement and Plan of Merger, (2) “FOR” the proposal to approve the issuance of common shares, and (3) “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

By Order of the Board of Directors,

Steve P. Foster
President & Chief Executive Officer
, 2018	LCNB Corp.

WHERE YOU CAN FIND MORE INFORMATION

LCNB Corp. (“LCNB”) is a publicly traded company that files annual, quarterly and other reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may obtain copies of these documents by mail from the public reference room of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the public reference room. LCNB also files reports and other information with the SEC electronically, and the SEC maintains a web site located at www.sec.gov containing this information.

LCNB has filed with the SEC a registration statement on Form S-4 to register its common shares to be issued to CFB shareholders as part of the Merger Consideration. This document is a part of that registration statement. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This document incorporates by reference documents that LCNB has previously filed with the SEC, which contain important information about the company and its financial condition. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page     . These documents are available to you, without charge, on the LCNB website at https://www.lcnbcorp.com/ or upon written or oral request at LCNB’s address and telephone number listed below:

LCNB Corp.

P.O. Box 59

2 North Broadway

Lebanon, Ohio 45036

Attention: Steve P. Foster, President and CEO

(513) 932-1414

Columbus First Bancorp, Inc. (“CFB”) is not a publicly-traded company, does not file reports with the SEC and its common shares are not listed on any exchange. Additional information about CFB may be obtained by contacting Columbus First Bancorp, Inc., 6877 N. High Street, Columbus, Ohio 43085, Attention: William G. Huddle, Chairman & CEO, (614) 310-7200.

To obtain timely delivery, you must request the information no later than five business days before the applicable shareholder meeting. In the case of CFB shareholders, this means that you must make your request no later than                     , 2018, and in the case of LCNB shareholders, this means that you must make your request no later than                     , 2018.

LCNB common shares are traded on the NASDAQ Capital Market® under the symbol “LCNB.” As noted previously, there is no established public trading market for CFB’s common shares.

Neither LCNB nor CFB have authorized anyone to provide you with any information other than the information included in this document and documents which are incorporated by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this document and the documents incorporated by reference are accurate only as of their respective dates. CFB’s and LCNB’s business, financial condition, results of operations and prospects may have changed since those dates.

i

ii

Financial Information:

Consolidated Audited Financial Statements of Columbus First Bancorp, Inc. as of December 31, 2016 and 2015.
Consolidated Unaudited Financial Statements of Columbus First Bancorp, Inc. as of September 30, 2017.

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the special meetings. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because LCNB Corp. (“LCNB”) and Columbus First Bancorp, Inc. (“CFB”) have entered into an Agreement and Plan of Merger dated as of December 20, 2017 (the “Merger Agreement”), attached to this joint proxy statement/prospectus as Annex A, pursuant to which CFB will be merged with and into LCNB (the “Merger”). Immediately following the Merger, Columbus First Bank, an Ohio state chartered bank and a wholly-owned subsidiary of CFB (“Columbus First Bank”) will merge with and into LCNB National Bank, a national bank and wholly owned subsidiary of LCNB (“LCNB Bank”), with LCNB Bank being the surviving entity, which transaction is referred to as the “subsidiary bank merger.” The Merger Agreement must be adopted and approved by the holders of at least two-thirds of LCNB common shares outstanding and entitled to vote at the special meeting, and by a majority of the CFB common shares outstanding and entitled to vote at the special meeting, in accordance with Section 1701.78 of the Ohio General Corporation Law (“OGCL”) and LCNB’s and CFB’s articles of incorporation.

This joint proxy statement/prospectus contains important information about the Merger and the special meetings of the shareholders of LCNB and CFB, and you should read it carefully. The enclosed proxy cards allow you to vote your company’s common shares without attending the special meeting. Your vote is important. We encourage you to vote as soon as possible.

Q:	Why do LCNB and CFB want to merge?

A:	CFB believes that the Merger is in the best interests of its shareholders and other constituencies because, among other reasons, the Merger Consideration will provide enhanced value and increased liquidity to CFB shareholders. Furthermore, as a result of the Merger, CFB will become part of a larger banking institution improving its ability to compete with larger financial institutions and better serve its customers’ needs, while maintaining the community bank philosophy that both institutions currently share.

LCNB believes that the Merger will benefit LCNB and its shareholders by enabling LCNB to further expand into the market currently served by CFB and strengthening the competitive position of the combined organization. Furthermore, LCNB believes its increased asset size after the Merger will create additional economies of scale and provide opportunities for asset and earnings growth in an extremely competitive banking environment. To review the reasons for the Merger in more detail, see “THE MERGER” on page      of this joint proxy statement/prospectus.

Q:	What will CFB shareholders receive in the Merger?

A:	Under the terms of the Merger Agreement, if the Merger is completed, CFB shareholders will be entitled to receive 2.00 LCNB common shares for each CFB common share they own at the effective time of the Merger. Although the number of LCNB common shares that CFB shareholders will be entitled to receive is fixed, the market value of the Merger Consideration will fluctuate with the market price of LCNB common shares and will not be known at the time CFB shareholders vote on the Merger. However, as described in more detail elsewhere in this joint proxy statement/prospectus, under the terms of the Merger Agreement, if the market value of LCNB common shares and the NASDAQ Bank Index drop below certain specified thresholds, CFB would have a right to terminate the Merger Agreement, unless LCNB elects to increase the exchange ratio, which would result in additional LCNB common shares being issued.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of CFB common shares who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all shares of CFB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of LCNB common shares on the NASDAQ Capital Market® for the ten consecutive trading days ending on and including the day immediately preceding the effective date of the Merger.

Immediately prior to the effective time of the Merger, all rights with respect to CFB’s common shares pursuant to CFB’s stock option plans will be cancelled in exchange for a cash payment equal to (i) the Initial LCNB Market Value, multiplied by the Exchange Ratio of 2.00, less (ii) the exercise price per share of each CFB stock option. All unvested CFB stock options will be accelerated immediately prior to cancellation in exchange for the cash payment.

Q:	Will the value of the Merger Consideration change between the date of this joint proxy statement/prospectus and the time the Merger is completed?

A:	Yes. In all likelihood, the value of the Merger Consideration received by CFB shareholders receiving LCNB common shares will fluctuate between the date of this joint proxy statement/prospectus and the completion of the Merger based upon the market value of LCNB common shares. Any fluctuation in the market price of LCNB common shares after the date of this joint proxy statement/prospectus will change the value of the LCNB common shares that CFB shareholders will receive and the total value of the consideration received in the Merger. On December 20, 2017, which was the last business day on which LCNB common shares traded preceding the public announcement of the proposed Merger, the closing price of LCNB common shares was $20.50 which, after giving effect to the 2.00 exchange ratio, has an implied value of approximately $41.00 per share. As of , 2018, the most reasonably practicable date before the mailing of this joint proxy statement/prospectus, the closing price of LCNB common shares was $ , which, after giving effect to the 2.00 exchange ratio, has an implied value of approximately $ . The market price of LCNB common shares will likely fluctuate before the Merger is completed. We urge you to obtain current market quotations for LCNB common shares, which can be found online at www.Nasdaq.com, among other places.

Q:	When and where will the LCNB and CFB special meeting of shareholders take place?

A:	The special meeting of LCNB’s shareholders will be held at: local time, on , 2018, at 105 North Broadway, Lebanon, Ohio 45036. The special meeting of shareholders of CFB will be held at , local time, on , 2018, at Worthington Hills Country Club, 920 Clubview Blvd. South, Columbus, Ohio 43235.

Q:	What matters will be considered at the LCNB and CFB special meeting?

A:	The shareholders of LCNB will be asked to (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the issuance of up to 3,320,000 LCNB common shares to be issued in connection with the Merger, (3) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement or the share issuance; and (4) vote on any other business which properly comes before the special meeting.

The shareholders of CFB will be asked to (1) vote to adopt and approve the Merger Agreement; (2) vote to approve the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and (3) vote on any other business which properly comes before the special meeting.

Q:	Is my vote needed to adopt and approve the Merger Agreement?

A:	The adoption and approval of the Merger Agreement requires the affirmative vote of the holders of at least two-thirds of the LCNB common shares outstanding and entitled to vote, and by the holders of at least at least a majority of the CFB common shares outstanding and entitled to vote. The issuance of additional LCNB common shares in connection with the Merger requires the affirmative vote of holders of at least a majority of the LCNB common shares outstanding and entitled to vote. The special meetings may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. The affirmative vote of the holders of a majority of the LCNB common shares represented, or CFB common shares represented, as applicable, in person or proxy, at the respective special meeting is required to adjourn such special meeting.

Q:	How do I vote?

A:	If you were the record holder of a LCNB or CFB common share as of , 2018, or , 2018, respectively, you may vote in person by attending your company’s special meeting or, to ensure that your common shares are represented at the special meeting, you may vote your shares by signing and returning your company’s enclosed proxy card in the postage-paid envelope provided by each of LCNB and CFB.

If you hold your LCNB or CFB common shares in the name of a broker, bank or other nominee, please see the discussion below regarding shares held in “street name.”

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to return your proxy card or fail to vote in person at your company’s special meeting or if you mark “ABSTAIN” on your proxy card or ballot at the special meeting with respect to the proposal to adopt and approve the Merger Agreement, as applicable, or in the case of LCNB shareholders, the LCNB proposal to approve the issuance of shares, as applicable, it will have the same effect as a vote “AGAINST” the proposal.

If you mark “ABSTAIN” on your proxy card or ballot with respect to the proposal to approve the adjournment of your company’s special meeting, if necessary, to solicit additional proxies, it will have the same effect as a vote “AGAINST” the proposal. The failure to return your proxy card or vote in person, however, will have no effect on the proposal to adjourn your company’s special meeting, if necessary, to solicit additional proxies.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign, date and return your proxy card and do not indicate how you want your common shares to be voted, then your shares will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting to solicit additional proxies.

Q:	If my common shares are held in a stock brokerage account or by a bank or other nominee in “street name”, will my broker, bank or other nominee vote my shares for me?

A:	No. You must provide your broker, bank or nominee (the record holder of your common shares) with instructions on how to vote your common shares. Please follow the voting instructions provided by your broker, bank or nominee. If you do not provide voting instructions to your broker, bank or nominee, then your common shares will not be voted by your broker, bank or nominee.

Assuming a quorum is present, if you are a LCNB or CFB shareholder and you do not instruct your broker, bank or other nominee on how to vote your shares,

•	your broker, bank or other nominee may not vote your shares on the proposal to approve the Merger, which broker non-votes will have the same effect as a vote “AGAINST” such proposal; and

•	your broker, bank or other nominee may not vote your shares on LCNB’s proposal to issue common shares, or either company’s adjournment proposal, which broker non-votes will have no effect on the vote count for either of such proposals.

Under the rules of the NASDAQ Stock Market, which govern LCNB shareholders, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the NASDAQ determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the LCNB special meeting are such “non-routine” matters. In the case of LCNB shareholders, broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	Can I change my vote after I have submitted my proxy?

A:	LCNB shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with LCNB’s President, at P.O. Box 59, 2 North Broadway, Lebanon, Ohio 45036; (ii) executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the President of LCNB, before it is voted at the special meeting; or (iii) attending the special meeting and either giving notice of revocation in person or voting by ballot at the special meeting.

CFB shareholders may revoke a proxy at any time before a vote is taken at the special meeting by: (i) filing a written notice of revocation with CFB’s Chief Executive Officer, at 6877 N. High Street, Columbus, Ohio 43085; (ii) executing and returning another proxy card with a later date than the earlier proxy card you wish to revoke, which later proxy card must be received by the Chief Executive Officer of CFB, before it is voted at the special meeting; or (iii) attending the special meeting and either giving notice of revocation in person or voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your common shares in “street name” and you have instructed your broker, bank or nominee to vote your common shares, you must follow directions received from your broker, bank or nominee to change your vote.

Q:	If I do not favor the adoption and approval of the Merger Agreement, what are my rights?

A:

If you are a CFB shareholder as of                     , 2018, the record date, and you do not vote your shares in favor of the adoption and approval of the Merger Agreement, you will have the right under Section 1701.85 of the Ohio General Corporation Law to demand the fair cash value for your CFB common shares. The right to make this demand is known as “dissenters’ rights.” To exercise your dissenters’ rights, you must deliver to CFB a written demand for payment of the fair cash value of your shares before the vote on the Merger is taken at the special shareholders’ meeting. The demand for payment must include your address, the number and class of CFB common shares owned by you, and the amount you claim to be the fair cash value of the your CFB shares and should be mailed to: Columbus First Bancorp, Inc., Attention; William G. Huddle, 6877 N. High Street, Columbus, Ohio 43085. CFB shareholders who wish to exercise their dissenters’ rights must: (i) vote against the Merger or elect not to return the proxy card, and (ii) deliver written demand for payment prior to the CFB shareholder vote. For additional information regarding dissenters’ rights, see “THE MERGER – Dissenters’ Rights” on page of this joint proxy statement/prospectus and the complete text of the applicable sections of the Ohio General Corporation Law attached to this joint proxy statement/prospectus as Annex B. No holder of LCNB common shares is entitled to exercise any rights of a dissenting shareholder under the OGCL.

Q:	When is the Merger expected to be completed?

A:	We are working to complete the Merger as quickly as we can. We expect to complete the Merger in the second quarter of 2018, assuming shareholder approval and all applicable regulatory approvals have been received by that date, all waiting periods have expired, and all other conditions precedent to the Merger have been satisfied or waived.

Q:	Should CFB shareholders send in their stock certificates now?

A:	No. Either at the time of closing or shortly after the Merger is completed, the Exchange Agent for the Merger will send you a letter of transmittal with instructions informing you how to send in your stock certificates to the Exchange Agent. You should use the letter of transmittal to exchange your CFB stock certificates for the Merger Consideration. Please do not send in your stock certificates with your proxy card.

Q:	What do I need to do now?

A:	After carefully reviewing this joint proxy statement/prospectus, including its annexes, please complete, sign and date the enclosed proxy card for your company and return it in the enclosed postage-paid envelope as soon as possible. By submitting your proxy, you authorize the individuals named in your company’s proxy to vote your common shares at your company’s special meeting of shareholders in accordance with your instructions. Your vote is very important. Whether or not you plan to attend the special meeting, please submit your proxy with voting instructions to ensure that your common shares will be voted at the special meeting.

Q:	Who can answer my questions?

A:	If you have questions about the Merger or desire additional copies of this joint proxy statement/prospectus or additional proxy cards, please contact your company at the applicable address below:

LCNB Corp.

P.O. Box 59

2 North Broadway

Lebanon, Ohio 45036

Attention: Steve P. Foster, President and CEO

(513) 932-1414

Columbus First Bancorp, Inc.

6877 N. High Street

Columbus, Ohio 43085

Attention: William G. Huddle, Chairman and CEO

(614) 310-7200

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It does not contain all of the information that may be important to you. You should read carefully this entire document and its annexes and all other documents to which this joint proxy statement/prospectus refers before you decide how to vote. In addition, we incorporate by reference important business and financial information about LCNB and CFB into this document. For a description of this information, see “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page     . You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document. Each item in this summary includes a page reference directing you to a more complete description of that item.

The Companies

LCNB Corp.

LCNB Corp.

P.O. Box 59

2 North Broadway

Lebanon, Ohio 45036

Attention: Steve P. Foster, President and CEO

Phone: (513) 932-1414

LCNB Corp., an Ohio corporation formed in December, 1998 (“LCNB”), is a financial holding company headquartered in Lebanon, Ohio. Substantially all of the assets, liabilities and operations of LCNB are attributable to its wholly-owned subsidiary, LCNB National Bank (“LCNB Bank”). LCNB Bank, was formed as a national banking association in 1877. On May 19, 1999, LCNB Bank became a wholly-owned subsidiary of LCNB.

LCNB Bank is a full service community bank offering a wide range of commercial, personal banking, and trust and investment services. Deposit services include checking accounts, NOW accounts, savings accounts, Christmas and vacation club accounts, money market deposit accounts, Lifetime Checking accounts (a senior citizen program), individual retirement accounts, and certificates of deposit. Additional supportive services include online banking, bill pay, mobile banking and telephone banking. Commercial customers also have both cash management and remote deposit capture products as potential options. Deposits of LCNB Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the Federal Deposit Insurance Corporation (the “FDIC”).

Loan products offered include commercial and industrial loans, commercial and residential real estate loans, agricultural loans, construction loans, various types of consumer loans, and Small Business Administration loans. LCNB Bank’s mortgage lending activities consist primarily of loans for purchasing or refinancing personal residences, home equity lines of credit, and loans for commercial or consumer purposes secured by residential or commercial mortgages. Most fixed-rate residential real estate loans are sold to the Federal Home Loan Mortgage Corporation with servicing retained. Consumer lending activities include automobile, boat, home improvement and personal loans.

The Trust and Investment Management Division of LCNB Bank provides complete trust administrative, estate settlement, and fiduciary services and also offers investment management of trusts, agency accounts, individual retirement accounts, and foundations/endowments.

Security brokerage services are offered by the Bank through arrangements with LPL Financial LLC, a registered broker/dealer. Licensed brokers offer a full range of investment services and products, including financial needs analysis, mutual funds, securities trading, annuities, and life insurance.

Other services offered include safe deposit boxes, night depositories, cashier’s checks, bank-by-mail, ATMs, cash and transaction services, debit cards, wire transfers, electronic funds transfer, utility bill collections, notary public service, personal computer-based cash management services, 24 hour telephone banking, PC Internet banking, mobile banking, and other services tailored for both individuals and businesses.

LCNB Bank considers its primary market area to consist of counties where it has a physical presence and neighboring counties, which includes Southwestern and South Central Ohio. As of the execution of the Merger Agreement, LCNB Bank had 34 bank offices serving 10 southwestern and south-central Ohio counties.

LCNB’s common shares are traded on the NASDAQ Capital Market® under the symbol “LCNB.” LCNB is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, and, therefore, files reports, proxy statements and other information with the SEC. Further important business and financial information about LCNB is incorporated by reference into this joint proxy statement/prospectus. See “Incorporation of Certain Documents by Reference” on page      of this joint proxy statement/prospectus.

Columbus First Bancorp, Inc.

Columbus First Bancorp, Inc.

6877 N. High Street

Columbus, Ohio 43085

Attention: William G. Huddle

Phone: (614) 310-7200

Columbus First Bancorp, Inc., (“CFB”) an Ohio corporation formed in July, 2009, is a bank holding company headquartered in Worthington, Ohio. Substantially all of the assets, liabilities and operations of CFB are attributable to its wholly-owned subsidiary, Columbus First Bank. Columbus First Bank was formed as an Ohio state-chartered bank in 2007. On December 1, 2009, Columbus First Bank became a wholly-owned subsidiary of CFB.

Columbus First Bank is a commercially-focused community bank offering a wide range of commercial banking services and some personal banking products as well. Deposit services include checking accounts, NOW accounts, savings accounts, money market deposit accounts, individual retirement accounts, and certificates of deposit. Additional supportive deposit services include online banking, bill pay, and mobile banking. Commercial customers also have cash management, remote deposit capture products, and ACH origination services as potential options. Deposits of Columbus First Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the FDIC.

Loan products offered include commercial and industrial loans, commercial and residential real estate loans, agricultural loans, construction loans, consumer loans, and Small Business Administration loans. Columbus First Bank’s commercial mortgage lending activities consist primarily of loans secured by properties used for business purposes, such as office buildings, retail facilities, manufacturing facilities or the operation of multi-family properties. Columbus First Bank’s residential mortgage lending activities consist primarily of loans for purchasing or refinancing personal residences, home equity lines of credit, and loans for consumer purposes secured by residential mortgages. Most fixed-rate real estate loans are sold to various secondary market investors with servicing released. Consumer lending activities include automobile, home improvement, and personal loans.

Other services offered include a night depository, cashier’s checks, bank-by-mail, access to ATMs, cash and transaction services, debit cards, wire transfers, and electronic funds transfer.

Columbus First Bank considers its primary market area to consist of Franklin County, where it has a physical presence, and the 10 surrounding counties. These counties consist of Delaware, Fairfield, Knox, Licking, Logan, Madison, Marion, Morrow, Pickaway, and Union counties.

There is no established public trading market for CFB’s common shares.

The Merger (page      )

The Merger Agreement provides that, if all of the conditions are satisfied or waived, CFB will be merged with and into LCNB, with LCNB surviving. Immediately following the holding company merger, Columbus First Bank will be merged with and into LCNB Bank. The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

What CFB Shareholders Will Receive in the Merger (page      )

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of CFB will be entitled to receive 2.00 LCNB common shares for each CFB common share.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of CFB common shares who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all shares of CFB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of LCNB common shares on the NASDAQ Capital Market® for the ten consecutive trading days ending on and including the day immediately preceding the effective date of the Merger.

Immediately prior to the effective time of the Merger, all rights to receive CFB’s common shares pursuant to CFB’s stock option plans will be cancelled in exchange for a cash payment equal to (i) the Initial LCNB Market Value, multiplied by the Exchange Ratio of 2.00, less (ii) the exercise price per share of each CFB stock option. All unvested CFB stock options will be accelerated immediately prior to cancellation in exchange for the cash payment.

In addition, if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, both the market value of LCNB common shares and the NASDAQ Bank Index drop below certain specified thresholds, CFB will have the right to terminate the Merger Agreement, unless LCNB increases the exchange ratio to an extent specified in the Merger Agreement.

Exchange of CFB Common Shares (page      )

Within five business days after the effective time, LCNB will instruct Computershare Limited (the “Exchange Agent”) to send to each CFB shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender CFB common share certificates to the Exchange Agent. Within ten days following receipt of a properly completed letter of transmittal, the Exchange Agent will cause LCNB common shares to be issued in book-entry form and make any necessary cash payments in respect of cash to be paid in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive.

Special Meeting of Shareholders of CFB (page      )

A special meeting of shareholders of CFB will be held at             , local time, on                     , 2018, at Worthington Hills Country Club, 920 Clubview Blvd. S., Columbus, Ohio 43235, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The CFB board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the CFB special meeting if you owned CFB common shares as of the close of business on              , 2018. As of                     , 2018, a total of 1,589,516 CFB common shares were outstanding and eligible to be voted at the CFB special meeting. As of the same date, there were no CFB preferred shares outstanding or eligible to be voted at the CFB special meeting.

Special Meeting of Shareholders of LCNB (page      )

A special meeting of shareholders of LCNB will be held at              , local time, on                     , 2018, at 105 North Broadway, Lebanon, Ohio 45036, for the purpose of considering and voting on the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve the issuance of up to 3,320,000 LCNB common shares to be issued in connection with the Merger;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The LCNB board of directors is presently unaware of any other business to be transacted at the special meeting.

You are entitled to vote at the LCNB special meeting if you owned LCNB common shares as of the close of business on                      , 2018. As of                     , 2018, a total of              LCNB common shares were outstanding and eligible to be voted at the LCNB special meeting. As of the same date, there were no LCNB preferred shares outstanding or eligible to be voted at the LCNB special meeting.

Required Vote (page      )

The adoption and approval of the Merger Agreement by LCNB will require the affirmative vote of the holders of at least              LCNB common shares, which is two-thirds of the LCNB common shares outstanding and entitled to vote at the LCNB special meeting. The issuance of additional LCNB common shares in connection with the Merger requires the affirmative vote of holders of at least a majority of the LCNB common shares outstanding and entitled to vote. The special meetings may be adjourned, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement. For purposes of adopting and approving the Merger Agreement, a quorum will consist of the holders of two-thirds of the outstanding LCNB common shares. For purposes of approving the common share issuance, a quorum will consist of the holders of a majority of the outstanding LCNB common shares. The affirmative vote of the holders of the majority of the LCNB common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

The adoption and approval of the Merger Agreement by CFB will require the affirmative vote of the holders of at least              CFB common shares, which is a majority of the CFB common shares outstanding and entitled to vote at the CFB special meeting. A majority of CFB’s outstanding common shares must be present, in person or by proxy, at the special meeting to constitute a quorum. The affirmative vote of the holders of a majority of the CFB common shares represented, in person or proxy, at the special meeting is required to adjourn the special meeting, if necessary, to solicit additional proxies.

As of                     , 2018, directors of LCNB owned an aggregate of              LCNB common shares, an amount equal to approximately     % of the outstanding LCNB common shares. As of the same date, directors of CFB owned an aggregate of              CFB common shares, an amount equal to approximately     % of the outstanding CFB common shares.

The directors of CFB, who collectively have the power to vote 465,069 CFB common shares, or approximately     % of the outstanding CFB common shares, entered into a voting agreement with LCNB on December 20, 2017, pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. No non-director executive officer of CFB nor any other CFB shareholder included in the table on page      of this joint proxy statement/prospectus has executed a voting agreement with LCNB nor has any such person committed to LCNB or CFB that such person will vote in favor of any of the matters being presented to the CFB shareholders at the special meeting. Excluding such shares held by CFB directors, the adoption and approval of the Merger Agreement will require the affirmative vote of the holders of at least an additional              CFB common shares, or     % of the outstanding shares not previously committed under the voting agreement.

As of the date of this joint proxy statement/prospectus, LCNB and its directors, executive officers and affiliates beneficially owned no CFB common shares, and CFB and its directors, executive officers and affiliates beneficially owned no LCNB common shares.

Recommendation to CFB Shareholders (page      )

The board of directors of CFB unanimously approved the Merger Agreement. The board of directors of CFB believes that the Merger is fair to and in the best interests of CFB and its shareholders, and, as a result, the directors unanimously recommend that CFB shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of CFB considered many factors which are described in the section captioned “THE MERGER—CFB’s Reasons for the Merger and Recommendation of the CFB Board of Directors” beginning on page      of this joint proxy statement/prospectus.

Opinion of CFB’s Financial Advisor (page      )

On December 20, 2017, Boenning & Scattergood, Inc. (“Boenning”) rendered its opinion to the board of directors of CFB that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate Merger Consideration to be received in the Merger was fair, from a financial point of view, to CFB’s shareholders. The full text of Boenning’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex C. CFB shareholders are urged to read the opinion in its entirety. Boenning’s written opinion is addressed to the board of directors of CFB and does not constitute a recommendation as to how any holder of CFB common shares should vote with respect to the Merger or any other matter.

Recommendation to LCNB Shareholders (page      )

The board of directors of LCNB unanimously approved the Merger Agreement. The board of directors of LCNB believes that the Merger is fair to and in the best interests of LCNB and its shareholders, and, as a result, the directors unanimously recommend that LCNB shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the approval of the issuance of up to 3,320,000 common shares in connection with the Merger, and “FOR” the proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

In reaching this decision, the board of directors of LCNB considered many factors which are described in the section captioned “THE MERGER—LCNB’s Reasons for the Merger and Recommendation of the LCNB Board of Directors” beginning on page      of this joint proxy statement/prospectus.

Opinion of LCNB’s Financial Advisor (page      )

On December 20, 2017, ProBank Austin (“ProBank”) rendered its written opinion to the board of directors of LCNB that as of the date of the opinion, and based upon and subject to the factors and assumptions set forth in the opinion, the aggregate Merger Consideration to be paid by LCNB in the Merger pursuant to the Merger Agreement was fair, from a financial point of view, to LCNB. The full text of ProBank’s written opinion, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached to this document as Annex D. LCNB shareholders are urged to read the opinion in its entirety. ProBank’s written opinion is addressed to the board of directors of LCNB and does not constitute a recommendation as to how any holder of LCNB common shares should vote with respect to the Merger or any other matter.

Material U.S. Federal Income Tax Consequences of the Merger (page      )

We intend that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), and that, accordingly, for federal income tax purposes (i) no gain or loss will be recognized by LCNB or CFB as a result of the Merger, and (ii) CFB shareholders will recognize no gain or loss (other than the gain or loss to be recognized as to cash received in lieu of fractional LCNB common shares), and their basis in and holding periods for LCNB common shares received may vary among shares if blocks of CFB common shares were acquired at different times or for different prices.

All CFB shareholders should read carefully the description under the section captioned “THE MERGER—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page      of this joint proxy statement/prospectus and should consult their own tax advisors concerning these matters. All CFB shareholders should consult their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign or other tax laws.

Interests of Directors and Officers of CFB (page      )

The directors and executive officers of CFB have interests in the Merger that are different from, or in addition to, the interests of CFB shareholders generally. These include:

•	upon the consummation of the Merger, and subject to certain other conditions, payments to be paid to certain executive officers pursuant to employment agreements;

•	continued indemnification for events occurring before the Merger;

•	two CFB directors will serve on the board of directors of LCNB, upon LCNB’s election, one of whom will be William G. “Rhett” Huddle;

•	the ability of the directors of CFB, at their discretion, except the two CFB directors elected to the LCNB Board of Directors, to serve on a LCNB advisory board for a period of one year following the Merger; and

•	coverage under a directors’ and officers’ insurance policy for six years following the effective date of the Merger.

Each of LCNB’s and CFB’s board of directors was aware of these interests and considered them in approving the Merger Agreement. See “THE MERGER—Interests of CFB Directors and Officers in the Merger” beginning on page      of this joint proxy statement/prospectus.

Dissenters’ Rights of CFB Shareholders (page      )

Under Ohio law, CFB shareholders who do not vote in favor of the adoption and approval of the Merger Agreement and deliver a written demand for payment for the fair cash value of their CFB common shares prior to the CFB special meeting, will be entitled, if and when the Merger is completed, to receive the fair cash value of their CFB common shares. The right to make this demand is known as “dissenters’ rights.” A CFB shareholders’ right to receive the fair cash value of their CFB common shares, however, is contingent upon strict compliance with the procedures set forth in Section 1701.85 of the OGCL. A CFB shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights, provided that such shareholder does not vote in favor of the Merger Agreement or return an unmarked proxy card.

For additional information regarding CFB shareholders’ dissenters’ rights, see “THE MERGER—Dissenters’ Rights” on page     , of this joint proxy statement/prospectus and the complete text of Section 1701.85 of the OGCL attached to this joint proxy statement/prospectus as Annex B. If you should have any questions regarding your dissenters’ rights, you should consult with your own legal advisers.

LCNB shareholders are not entitled to dissenters’ rights under Ohio law in connection with the Merger.

Certain Differences in Shareholder Rights (page      )

When the Merger is completed, CFB shareholders will receive LCNB common shares and, therefore, will become LCNB shareholders. As LCNB shareholders, your rights will be governed by LCNB’s Amended and Restated Articles of Incorporation and Code of Regulations, as well as Ohio law. Notably, CFB shareholders will own approximately     % of the combined company and as such will have decreased voting power. See “COMPARISON OF CERTAIN RIGHTS OF CFB AND LCNB SHAREHOLDERS” beginning on page      of this joint proxy statement/prospectus.

Regulatory Approvals Required for the Merger (page      )

The Merger cannot be completed until LCNB receives the required regulatory approvals (or waivers of applications), which include the approval of both the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the Office of the Comptroller of the Currency (“OCC”). LCNB intends to file an application with the OCC for the bank merger, as well as a waiver request to the Federal Reserve relating to the approval of the holding company merger.

Conditions to the Merger (page      )

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the completion of the Merger depends on the adoption and approval of the Merger Agreement by LCNB’s and CFB’s shareholders and receipt of the required regulatory approvals, in addition to satisfaction of, or where legally permissible, waiver of, other customary conditions. Although LCNB and CFB anticipate the closing of the Merger will occur in the second quarter of 2018, neither LCNB nor CFB can be certain when, or if, the conditions to the Merger will be satisfied or, where permissible, waived, or that the Merger will be completed. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page      of this joint proxy statement/prospectus.

Termination of the Merger Agreement (page      )

LCNB and CFB may mutually agree to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, whether before or after shareholder approval, if the board of directors of each approves such termination by vote of a majority of the members of its board of directors. In addition, either LCNB or CFB, acting alone, may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective under the following circumstances:

•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach;

•	by a vote of a majority of the members of its board of directors, in the event that the Merger has not been consummated by August 31, 2018, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate;

•	by a vote of a majority of the members of its board of directors, in the event that (i) regulatory approval has been denied, (ii) CFB or LCNB shareholders do not adopt and approve the Merger Agreement at the CFB or LCNB special shareholder meeting, or (iii) the SEC advises that it will not declare this registration statement effective; or

•	if CFB desires to enter into a superior competing transaction (as defined in the Merger Agreement) or CFB’s board changes its recommendation in favor of the transaction, in each case after payment to LCNB of the termination fee described below.

CFB, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to LCNB:

•	if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of LCNB common shares decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank Index; provided, however, that LCNB will have the right to prevent CFB’s termination by increasing the exchange ratio pursuant to a formula set forth in the Merger Agreement.

See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page      for a more complete description of these circumstances.

Acquisition Proposals and Termination Fee (page      )

Because CFB has entered into the Merger Agreement, a binding legal agreement, if CFB desires to terminate the Merger Agreement in favor of entering into a superior competing transaction with any third party, CFB must pay LCNB the sum of $2,500,000. See “THE MERGER AGREEMENT—Acquisition Proposals and Termination Fee” beginning on page      of this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LCNB

The following selected historical consolidated financial data as of and for the twelve months ended December 31, 2016, 2015, 2014, 2013 and 2012 is derived from the audited consolidated financial statements of LCNB. The following selected historical consolidated financial data as of and for the nine months ended September 30, 2017 and 2016, is derived from the unaudited consolidated financial statements of LCNB and has been prepared on the same basis as the selected historical consolidated financial data derived from the audited consolidated financial statements and, in the opinion of LCNB’s management, reflects all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this data for those dates.

The results of operations as of and for the nine months ended September 30, 2017, are not necessarily indicative of the results that may be expected for the twelve months ending December 31, 2017 or any future period. You should read the following selected historical consolidated financial data in conjunction with: (i) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and LCNB audited consolidated financial statements and accompanying notes included in LCNB’s Annual Report on Form 10-K for the twelve months ended December 31, 2016; and (ii) the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and LCNB’s unaudited consolidated financial statements and accompanying notes included in LCNB’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017, both of which are incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION.”

(Dollars in thousands, except per share data)	Nine Months Ended September 30,		At or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Operating Data
Total interest income	$32,853	$32,524	$43,750	$42,659	$39,477	$33,497	$29,938
Total interest expense	2,646	2,617	3,504	3,328	3,590	4,065	4,889

Net interest income	30,207	29,907	40,246	39,331	35,887	29,432	25,049
Provision for loan losses	225	858	913	1,366	930	588	1,351

Net interest income after provision for loan losses	29,982	29,049	39,333	37,965	34,957	28,844	23,698
Non-interest income	7,879	8,238	10,853	10,123	9,142	9,090	9,049
Non-interest expenses	25,251	25,353	33,261	32,392	30,844	26,212	21,682

Income before income taxes	12,610	11,934	16,925	15,696	13,255	11,722	11,065
Provision for income taxes	3,255	3,106	4,443	4,222	3,386	2,942	2,795

Net income	$9,355	$8,828	$12,482	$11,474	$9,869	$8,780	$8,270

Per Common Share Data
Dividends per common share	$0.48	$0.48	$0.64	$0.64	$0.64	$0.64	$0.64
Basic earnings per common share	0.93	0.89	1.26	1.18	1.06	1.12	1.23
Diluted earnings per common share	0.93	0.88	1.25	1.17	1.05	1.10	1.22

(Dollars in thousands, except per share data)	Nine Months Ended September 30,		At or For the Year Ended December 31,
	2017	2016	2016	2015	2014	2013	2012
Balance Sheet Data
Securities	$353,634	$394,798	$368,032	$406,981	$314,074	$279,021	$276,970
Loans, net of deferred fees and costs	830,797	807,864	816,228	767,809	695,835	570,766	450,346
Total assets	1,314,319	1,333,536	1,306,799	1,280,531	1,108,066	932,338	788,637
Total deposits	1,121,523	1,158,921	1,110,905	1,087,160	946,205	785,761	671,471
Short-term borrowings	30,000	16,989	42,040	37,387	16,645	8,655	13,756
Long-term debt	363	662	598	5,947	11,357	12,102	13,705
Total shareholders’ equity	149,713	146,906	142,944	140,108	125,695	118,873	82,006
Selected Financial Ratios and Other Data
Return on average assets	0.95%	0.91%	0.96%	0.94%	0.88%	0.93%	1.02%
Return on average equity	8.48%	8.15%	8.60%	8.43%	8.04%	9.02%	10.22%
Equity-to-assets ratio	11.39%	11.02%	10.94%	10.94%	11.34%	12.75%	10.40%
Dividend payout ratio	51.61%	53.93%	50.79%	54.24%	60.38%	57.14%	52.03%
Net interest margin, fully taxable equivalent	3.53%	3.49%	3.51%	3.64%	3.66%	3.57%	3.52%

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CFB

The following tables set forth selected historical financial and other data of CFB for the periods and at the dates indicated. The financial data as of and for the year ended December 31, 2016 and 2015 has been derived from the audited consolidated financial statements and notes thereto of CFB included elsewhere in this joint proxy statement/prospectus. The information as of and for the years ended December 31, 2014, 2013 and 2012 is derived from CFB’s audited consolidated financial statements which are not included in this joint proxy statement/prospectus. The financial data as of and for the nine months ended September 30, 2017 and 2016 has been derived from CFB’s unaudited condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. In the opinion of management of CFB, all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data presented below for the nine months ended September 30, 2017 and 2016 is not necessarily indicative of the results that may be expected for future periods.

	Nine Months Ended September 30,		At or For the Year Ended December 31,
(in thousands)	2017	2016	2016	2015	2014	2013	2012
Operating Data
Interest earning deposits/ interest on cash equivalents	$365	$295	$415	$267	$203	$180	$185
Interest/dividends on securities / FHLB stock	43	35	46	46	45	44	39
Interest and fee income from loans	9,538	8,811	11,805	11,527	10,922	10,581	10,262

Total interest income	9,946	9,141	12,266	11,840	11,170	10,805	10,486
Interest on deposit accounts	1,780	1,556	2,125	1,908	1,761	1,711	1,835
Interest on borrowed funds	405	322	431	391	396	393	331

Total interest expense	2,185	1,878	2,556	2,299	2,157	2,104	2,166

Net interest income	7,761	7,263	9,710	9,541	9,013	8,701	8,320
Provision for loan losses	185	—	—	—	—	375	640

Net interest income (after provision for loan losses)	7,576	7,263	9,710	9,541	9,013	8,326	7,680
Deposit service charges	65	44	57	64	33	32	29
Other non-interest income	1,012	525	677	1,335	994	233	146

Total non-interest income	1,077	569	734	1,399	1,027	265	175
Salaries and employee benefits	3,911	3,394	4,605	4,768	4,218	3,605	3,214
Premises and fixed assets	382	489	649	632	525	467	397
Other non-interest expense	1,659	1,469	2,021	1,816	1,832	1,668	1,680

Total non-interest expense	5,952	5,352	7,275	7,216	6,575	5,740	5,291

Net income/loss before taxes	2,701	2,480	3,169	3,724	3,465	2,851	2,564
Federal income taxes	422	852	1,091	1,280	1,193	1,000	908

Net income	$2,279	$1,628	$2,078	$2,444	$2,272	$1,851	$1,656

Preferred stock dividends	—	—	—	61	62	62	62
Net income available to common shareholders	$2,279	$1,628	$2,078	$2,383	$2,210	$1,789	$1,594

	Nine Months Ended September 30,		At or For the Year Ended December 31,
(Dollars in thousands)	2017	2016	2016	2015	2014	2013	2012
Balance Sheet Data
Cash and cash equivalents	$22,881	$26,509	$17,060	$23,414	$9,645	$9,778	$17,511
Interest-earning deposits	19,372	27,692	36,403	28,928	29,263	23,231	20,909
Securities	—	—	—	—	—	—	—
Gross loans	290,016	254,653	267,628	245,651	241,060	220,480	197,263
Allowance for loan losses	(3,342)	(3,243)	(3,173)	(3,452)	(3,452)	(3,753)	(3,484)

Total net loans	286,674	251,410	264,455	242,199	237,608	216,727	193,779
Loans held for sale	532	830	363	264	201	1,011	865
Premises and equipment, net and other assets	3,967	4,061	3,977	4,098	4,250	4,099	4,012

Total assets	$333,426	$310,502	$322,258	$298,903	$280,967	$254,846	$237,076

Demand deposit accounts	44,822	42,008	45,054	45,386	33,290	22,616	22,396
Total interest bearing	224,902	210,931	212,759	197,526	183,334	167,762	161,167

Total deposits	269,724	252,939	257,813	242,912	216,624	190,378	183,563
Borrowed money	30,500	29,000	35,500	29,000	33,750	36,250	27,250
Accrued expenses and other liabilities	883	783	715	846	765	626	556

Total other liabilities	31,384	29,783	36,215	29,846	34,515	36,876	27,806

Total liabilities	$301,107	$282,722	$294,028	$272,758	$251,139	$227,254	$211,369

Preferred stock	—	—	—	—	6,150	6,150	6,150
Common shareholders’ equity	32,319	27,780	28,230	26,145	23,678	21,442	19,557

Total liabilities and shareholders’ equity	$333,426	$310,502	$322,258	$298,903	$280,967	$254,846	$237,076

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial data is based on the historical financial data of LCNB and CFB, and has been prepared to illustrate the effects of the Merger. It is also based on certain assumptions that management of LCNB believe are reasonable, which are described in the notes to the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. The unaudited pro forma condensed combined financial data does not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Merger. The unaudited pro forma condensed combined income statement also does not include any integration costs the companies may incur related to the Merger as part of combining the operations of the companies.

The income statement data below is presented using the acquisition method of accounting as if the Merger was completed on January 1, 2016 and the balance sheet data below is presented as if the Merger was completed on September 30, 2017.

Certain reclassifications were made to CFB’s historical financial information to conform to LCNB’s presentation of financial information. This data should be read in conjunction with the LCNB historical consolidated financial statements and accompanying notes in LCNB’s Annual Report on Form 10-K, as of and for the year ended December 31, 2016 and the CFB historical financial statements and accompanying notes included in this joint proxy statement/prospectus.

LCNB has not performed the detailed valuation analysis necessary to determine the fair market values of CFB’s assets to be acquired and liabilities to be assumed. Accordingly, the unaudited pro forma condensed combined financial data does not include an allocation of the purchase price, unless otherwise specified. The pro forma adjustments included in this joint proxy statement/prospectus are subject to change depending on changes in interest rates and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price will be determined after the merger is completed and after completion of thorough analyses to determine the fair value of CFB’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined financial data may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact LCNB’s statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to CFB’s shareholders’ equity, including results of operations and certain balance sheet changes from September 30, 2017 through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented in this joint proxy statement/prospectus.

LCNB anticipates that the Merger with CFB will provide financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical benefits would have been had the two companies been combined during these periods.

The unaudited pro forma shareholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of LCNB common shares or the actual or future results of operations of LCNB for any period. Actual results may be materially different than the pro forma information presented.

LCNB CORP. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Balance Sheet

As of September 30, 2017

(Dollars in thousands)	LCNB Corp.	Columbus First Bancorp	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined
Assets
Cash and due from banks	$15,393	$2,650	$—		$18,043
Interest-bearing demand deposits	5,810	20,231	—		26,041

Total cash and cash equivalents	21,203	22,881	—		44,084
Interest earning deposits	—	19,372	—		19,372
Investment securities:
Available-for-sale securities, at fair value	310,404	—	—		310,404
Held-to-maturity securities, at amortized cost	36,860	—			36,860
Federal Reserve Bank stock, at cost	2,732	—	—		2,732
Federal Home Loan Bank stock, at cost	3,638	—	—		3,638
Loans and lease financings receivables:
Loans and leases held for sale	—	532	—		532
Loans and leases, net of unearned income	834,204	290,016	(2,439)	b	1,121,781
Allowance for loan losses and lease losses	(3,407)	(3,342)	3,342		(3,407)
Premises and equipment, net	34,897	114	—		35,011
Goodwill	30,183	—	30,367	c	60,820
Core deposit and other intangibles	4,003	—	1,998	d	6,001
Bank owned life insurance	27,795	—	—		27,795
Other assets	11,807	3,853	(1,015)	e	14,645

Total assets	$1,314,319	$333,426	$32,523		$1,680,268

Liabilities
Deposits:
Noninterest bearing	$278,773	$44,822	$—		$323,595
Interest-bearing	842,750	224,902	—		1,067,652

Total deposits	1,121,523	269,724	—		1,391,247
Short-term borrowings	30,000	—	—		30,000
Long-term debt	363	30,500	—		30,863
Accrued interest and other liabilities	12,720	883	5,067	a	18,670

Total liabilities	1,164,606	301,107	5,067		1,470,780

Shareholders’ Equity
Preferred shares	—	—	—		—
Common shares	76,877	17,873	64,842	f
			(17,873)	g	141,719
Retained earnings	85,287	14,446	(5,067)	a
			(14,446)	g	80,220
Treasury shares, at cost	(11,665)	—	—		(11,665)
Accumulated other comprehensive income	(786)	—	—		(786)

Total shareholders’ equity	149,713	32,319	27,456		209,488

Total liabilities and shareholders’ equity	$1,314,319	$333,426	$32,253		$1,680,268

Common shares outstanding	10,018,507	1,576,016	—		13,181,539

LCNB CORP. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Income Statement

For the Nine Months Ended September 30, 2017

(Dollars in thousands, except per share data)	LCNB Corp.	Columbus First Bancorp	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined
Interest income:
Interest and fees on loans	$26,833	$9,538	$229	h	$36,600
Interest on investment securities:
Taxable	3,350	—	—		3,350
Non-taxable	2,377	—	—		2,377
Other investments	293	408	—		701

Total interest income	32,853	9,946	229		43,028

Interest expense:
Interest on deposits	2,539	1,780	—		4,319
Interest on short-term borrowings	97	—	—		97
Interest on long-term debt	10	405	—		415

Total interest expense	2,646	2,185	—		4,831

Net interest income	30,207	7,761	229		38,197
Provision for loan losses	225	185	—		410

Net interest income after provision for loan losses	29,982	7,576	229		37,787

Non-interest income:
Trust income	2,604	—	—		2,604
Service charges and fees on deposit accounts	3,886	65	—		3,951
Net gains on sales of securities	218	—	—		218
Bank owned life insurance income	676	—	—		676
Net gains from sales of loans	136	512	—		648
Other operating income	359	500	—		859

Total non-interest income	7,879	1,077	—		8,956

Non-interest expense:
Salaries and employee benefits	13,907	3,911	—		17,818
Equipment expenses	836	221	—		1,057
Occupancy expense, net	1,889	161	—		2,050
State franchise tax	851	170	—		851
Marketing	641	91	—		641
Amortization of intangibles	562	—	150	i	712
FDIC insurance premiums	320	136	—		320
ATM expense	423	—	—		423
Computer maintenance and supplies	657	254	—		657
Telephone expense	578	—	—		578
Contracted services	930	507	—		930
Other real estate owned	8	—	—		8
Other non-interest expense	3,649	501	—		5,308

Total non-interest expense	25,251	5,952	150		31,353

Income before income taxes	12,610	2,701	79		15,390
Provision for income taxes	3,255	422	28		3,705

Net income	$9,355	$2,279	$51		$11,685

Earnings per share—basic	$0.93	$1.53			$0.89
Earnings per share—diluted	$0.93	$1.44			$0.89
Weighted-average number of shares outstanding—basic	10,002,812	1,492,975			13,165,844
Weighted-average number of shares outstanding—diluted	10,009,942	1,588,237			13,172,974

LCNB CORP. AND SUBSIDIARIES

Unaudited Pro Forma Condensed Combined Income Statement

For the Year Ended December 31, 2016

(Dollars in thousands, except per share data)	LCNB Corp.	Columbus First Bancorp	Pro Forma Adjustments	Pro Forma Adjustment Note Reference	Pro Forma Combined
Interest income:
Interest and fees on loans	$35,600	$11,805	$305	h	$47,710
Interest on investment securities:
Taxable	4,580	—	—		4,582
Non-taxable	3,199	—	—		3,199
Other investments	369	461	—		830
Total interest income	43,750	12,266	305		56,321

Interest expense:
Interest on deposits	3,440	2,125	—		5,565
Interest on short-term borrowings	38	—	—		38
Interest on long-term debt	26	431	—		457
Total interest expense	3,504	2,556	—		6,060

Net interest income	40,246	9,710	305		50,261
Provision for loan losses	913	—	—		913

Net interest income after provision for loan losses	39,333	9,710	305		49,348

Non-interest income:
Trust income	3,286	—	—		3,286
Service charges and fees on deposit accounts	5,008	57	—		5,065
Net gains on sales of securities	1,082	—	—		1,082
Bank owned life insurance income	746	—	—		746
Net gains from sales of loans	244	616	—		860
Other operating income	487	61	—		548
Total non-interest income	10,853	734	—		11,587
Non-interest expense:
Salaries and employee benefits	18,215	4,605	—		22,820
Equipment expenses	1,048	312	—		1,360
Occupancy expense, net	2,271	337	—		2,608
State franchise tax	1,114	209	—		1,323
Marketing	696	179	—		875
Amortization of intangibles	753	—	200	i	953
FDIC insurance premiums	547	159	—		706
ATM expense	721	—	—		721
Computer maintenance and supplies	790	306	—		1,096
Telephone expense	746	—	—		746
Contracted services	1,033	727	—		1,760
Other real estate owned	624	—	—		624
Other non-interest expense	4,703	441	—		5,144
Total non-interest expense	33,261	7,275	200		40,736

Income before income taxes	16,925	3,169	105		20,199
Provision for income taxes	4,443	1,091	37		5,571

Net income	$12,482	$2,078	$68		$14,628

Earnings per share—basic	$1.26	$1.48			$1.12
Earnings per share—diluted	$1.25	$1.37			$1.11
Weighted-average number of shares outstanding—basic	9,948,057	1,404,933			13,111,089
Weighted-average number of shares outstanding—diluted	9,976,730	1,511,682			13,139,402

Note 1. Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current assumptions and/or valuations, which are subject to change.

a.	Accrued interest and other liabilities and retained earnings were adjusted to reflect estimated acquisition costs, cancellation of stock options, net of taxes, and change in control payments.
b.	Loans and leases, net of unearned income, was adjusted by eliminating allowance for loan losses less estimated loans fair value adjustment.
c.	Goodwill was adjusted to record the estimated goodwill generated as a result of the transaction.
d.	Core deposit and other intangibles were adjusted to record the estimated core deposit intangible asset resulting from the transaction.
e.	Other assets were adjusted to record the estimated deferred tax asset resulting from the transaction.
f.	Common shares was adjusted to reflect the issuance of LCNB common shares in connection with the purchase of CFB.
g.	Common shares and retained earnings were adjusted to eliminate CFB common shares, retained earnings and other comprehensive income, respectively.
h.	Interest and fees on loans was adjusted to record the estimated accretion of the fair value adjustment for loans and leases, net.
i.	Amortization of intangibles was adjusted to record the estimated core deposit intangible asset resulting from the transaction.

UNAUDITED COMPARATIVE PER SHARE DATA

The following table sets forth for LCNB and CFB certain historical, pro forma and pro forma-equivalent per share financial information as of and for the year ended December 31, 2016, and as of and for the nine months ended September 30, 2017. The information in the table below, in part, is derived from and should be read together with the historical consolidated financial statements of LCNB and CFB incorporated by reference into and included in this joint proxy statement/prospectus. The unaudited pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect certain anticipated costs and benefits of the Merger and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the Merger been consummated at the beginning of the periods presented. The pro forma data gives effect to the Merger and is based on numerous assumptions and estimates. The pro forma combined per share data and CFB equivalent pro forma per share data are prepared assuming a maximum of 3,310,480 common shares will be issued in the Merger. See “THE MERGER AGREEMENT—Merger Consideration” on page     .

	As of and for the Year Ended December 31, 2016	As of and for the Nine Months Ended September 30, 2017
Earnings per common share: Basic
LCNB total historical	$1.26	$0.93
CFB historical	1.48	1.53
Pro forma total combined	1.12	0.89
Equivalent pro forma for one share of CFB common stock	2.24	1.78

Earnings per common share: Diluted
LCNB total historical	1.25	0.93
CFB historical	1.37	1.44
Pro forma combined	1.11	0.89
Equivalent pro forma for one share of CFB common stock	2.22	1.78

Cash dividends declared per common share
LCNB historical	0.64	0.48
CFB historical	0.00	0.00
Pro forma combined	0.64	0.48
Equivalent pro forma for one share of CFB common stock	1.28	0.96

Book value per common share:
LCNB historical	14.30	14.94
CFB historical	20.09	20.51
Pro forma combined	15.40	15.89
Equivalent pro forma for one share of CFB common stock	30.80	31.78

MARKET PRICE AND DIVIDEND INFORMATION

LCNB’s common shares are listed and trade on the NASDAQ Capital Market® under the symbol “LCNB.” As of                     , 2018, there were              LCNB common shares outstanding. LCNB has approximately              shareholders of record.

There is no established trading market for CFB’s common shares. As of                     , 2018, there were 1,589,516 CFB common shares outstanding, which were held by approximately              holders of record.

The information presented in the following table reflects the last reported sale prices per share of LCNB common shares and CFB common shares as of December 20, 2017, the last trading day preceding our public announcement of the Merger, and on                     , 2018, the last practicable day for which information was available prior to the date of this joint proxy statement/prospectus. The table also presents the equivalent market value per CFB common share as of such dates.

	LCNB’s Common Shares		CFB’s Common Shares			Equivalent Market Value Per CFB Common Share
December 20, 2017		$20.50		$—	(2)		$41.00
, 2018	$		$			$

	LCNB Common Shares						CFB Common Shares(1)
	High		Low		Dividends		High			Low			Dividends
2018
First Quarter	$		$		$		$			$			$
(through , 2018)

2017
First Quarter		$24.35		$20.80		$0.16		$—	(2)		$—	(2)		$—
Second Quarter		$23.90		$19.00		$0.16		$—	(2)		$—	(2)		$—
Third Quarter		$21.85		$18.05		$0.16		$—	(2)		$—	(2)		$—
Fourth Quarter		$22.84		$19.40		$0.16		$—	(2)		$—	(2)		$—

2016
First Quarter		$17.75		$15.51		$0.16		$24.00			$24.00			$—
Second Quarter		$17.24		$15.69		$0.16		$24.00			$24.00			$—
Third Quarter		$18.63		$15.73		$0.16		$—	(2)		$—	(2)		$—
Fourth Quarter		$25.00		$16.55		$0.16		$24.95			$24.95			$—

(1)	There is no established public trading market for CFB’s common shares. The share prices above were prices reported to CFB by buyers and/or sellers of CFB common shares at the time transfers of record ownership were requested. While CFB has no knowledge that pricing information reported to it and described above is inaccurate, CFB has no way of independently assuring the accuracy of the price information so reported to it and the buyers and sellers do not have a specific legal obligation to accurately report sale prices to CFB. CFB believes that there were a total of 17 transactions involving CFB common shares during the periods reported above, and the pricing information for one of those transactions was not reported to CFB. The pricing of the unreported transactions may have been above the High or below the Low prices reported in the relevant period.
(2)	No pricing information reported.

The market value of LCNB common shares to be issued in exchange for CFB common shares upon the completion of the Merger will not be known at the time of the LCNB or CFB shareholder meeting. The above tables show only historical comparisons. Because the market prices of LCNB common shares and CFB common shares will likely fluctuate prior to the Merger, these comparisons may not provide meaningful information to LCNB and CFB shareholders in determining whether to adopt and approve the Merger Agreement. Shareholders are encouraged to obtain current market quotations for LCNB common shares and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page                .

RISK FACTORS

In addition to general investment risks and the other information contained in or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed under the heading “CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS” commencing on page      and the matters discussed under the caption “Risk Factors” in the Annual Report on Form 10-K filed by LCNB for the year ended December 31, 2016 and other reports filed with the SEC, you should carefully consider the following risk factors in deciding how to vote on adoption and approval of the Merger Agreement.

Risks Related to the Merger

The market value of LCNB common shares you receive in the Merger may decrease if there are fluctuations in the market price of LCNB common shares following the Merger.

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of CFB will be entitled to receive for each CFB common share 2.00 LCNB common shares, subject to adjustment under certain circumstances set forth in the Merger Agreement.

CFB does not have a right to terminate the Merger Agreement based upon changes in the market price of LCNB common shares, subject to the limited exception described below. Accordingly, the dollar value of LCNB common shares to CFB shareholders who receive stock upon completion of the Merger will depend upon the market value of LCNB common shares at the time of completion of the Merger, which may be lower or higher than the closing price of LCNB common shares on the last full trading day preceding public announcement that LCNB and CFB entered into the Merger Agreement, the last full trading day before the date this joint proxy statement/prospectus was mailed or the date of the LCNB or CFB special meeting. The market values of LCNB common shares and CFB common shares have varied since LCNB and CFB entered into the Merger Agreement and will continue to vary in the future due to changes in the business, operations or prospects of LCNB and CFB, market assessments of the Merger, regulatory considerations, market and economic considerations, and other factors, most of which are beyond LCNB’s and CFB’s control. Accordingly, at the time of the CFB special meeting, CFB shareholders will not know or be able to calculate the precise market value of the stock consideration they would be entitled to receive upon completion of the Merger if they receive LCNB common shares. CFB shareholders should obtain current market quotations for LCNB common shares. See “MARKET PRICE AND DIVIDEND INFORMATION” on page      for ranges of historic market prices of LCNB common shares.

CFB has the right to terminate the Merger Agreement if, prior to the effective time of the Merger and during the time period specified in the Merger Agreement, the market value of LCNB common shares decreases by a certain percentage and also decreases by a certain percentage relative to the NASDAQ Bank Index; provided, however, that LCNB will have the right to prevent CFB’s termination by increasing the exchange ratio pursuant to a formula set forth in the Merger Agreement.

LCNB could experience difficulties in managing its growth and effectively integrating the operations of CFB.

The earnings, financial condition and prospects of LCNB after the Merger will depend in part on LCNB’s ability to integrate successfully the operations of CFB and to continue to implement its own business plan. LCNB may not be able to fully achieve the strategic objectives and projected operating efficiencies anticipated in the Merger. The costs or difficulties relating to the integration of CFB with the LCNB organization may be greater than expected or the cost savings from any anticipated economies of scale of the combined organization may be lower or take longer to realize than expected. Inherent uncertainties exist in integrating the operations of any acquired entity, and LCNB may encounter difficulties, including, without limitation, loss of key employees and customers, and the disruption of its ongoing business or possible inconsistencies in standards, controls, procedures and policies. These factors could contribute to LCNB not fully achieving the expected benefits from the Merger.

The Merger Agreement limits CFB’s ability to pursue alternatives to the Merger with LCNB, may discourage other acquirers from offering a higher valued transaction to CFB and may, therefore, result in less value for the CFB shareholders.

The Merger Agreement contains a provision that, subject to certain limited exceptions, prohibits CFB from maintaining, initiating, soliciting or encouraging any inquiries or the making of any proposal that could reasonably be expected to lead to a competing proposal to acquire CFB. If CFB desires to terminate the Merger Agreement in favor of a superior competing transaction, the Merger Agreement provides that CFB must pay a $2,500,000 termination fee to LCNB. These provisions of the Merger Agreement could discourage other companies from trying to acquire CFB even though such other companies might be willing to offer greater value to CFB’s shareholders than LCNB has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on CFB’s financial condition.

The fairness opinions of LCNB’s and CFB’s respective financial advisors do not reflect changes in circumstances subsequent to the date of such opinions.

Boenning & Scattergood, Inc., the financial advisor to CFB, delivered a written fairness opinion to the board of directors of CFB dated December 20, 2017. ProBank Austin, the financial advisor to LCNB, delivered a written fairness opinion to the board of directors of LCNB dated December 20, 2017. Subsequent changes in the operation and prospects of CFB or LCNB, general market and economic conditions and other factors that may be beyond the control of CFB or LCNB may significantly alter the value of CFB or LCNB or the prices of the CFB common shares or LCNB common shares by the time the Merger is completed. The opinions do not address the fairness of the Merger Consideration from a financial point of view at the time the Merger is completed, or as of any other date other than the date of such opinions.

CFB shareholders will have a reduced ownership and voting interest in the combined company after the Merger and will exercise significantly less influence over management of the combined organization.

The Merger will result in CFB’s shareholders having an ownership stake in the combined company that is smaller than their current stake in CFB. Upon completion of the Merger, we estimate that continuing LCNB shareholders will own approximately     % of the issued and outstanding common shares of the combined company assuming options are cashed out and not exercised, and former CFB shareholders will own approximately     % of the issued and outstanding common shares of the combined company. Consequently, CFB shareholders, as a general matter, will have less influence over the management and policies of the combined company after the effective time of the Merger than they currently exercise over the management and policies of CFB.

Failure to complete the Merger could negatively impact the value of CFB common shares and future businesses and financial results of LCNB and CFB.

If the Merger is not completed, the ongoing businesses of LCNB and CFB may be adversely affected and LCNB and CFB will be subject to several risks, including the following:

•	CFB may be required, under certain circumstances, to pay LCNB a termination fee of $2,500,000 under the Merger Agreement;

•	LCNB and CFB will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;

•	under the Merger Agreement, CFB is subject to certain restrictions regarding the conduct of its business before completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the Merger may require substantial commitments of time and resources by LCNB and CFB management, which could otherwise have been devoted to other opportunities that may have been beneficial to LCNB and CFB as independent companies, as the case may be.

In addition, if the Merger is not completed, CFB may experience negative reactions from its customers and employees. It is anticipated that, prior to the closing, a certain number of CFB operational employees will be informed that their employment will be terminated in connection with the Merger and such employees, as well as others, might resign and obtain other employment as a result of the potential Merger. CFB also could be subject to litigation related to any failure to complete the Merger.

The LCNB common shares to be received by CFB shareholders upon completion of the Merger will have different rights from CFB shares.

Upon completion of the Merger, CFB shareholders will no longer be shareholders of CFB but will instead become shareholders of LCNB, and their rights as shareholders of LCNB will continue to be governed by the Ohio Revised Code and by its Amended Articles of Incorporation and Regulations. The terms of LCNB’s Amended and Restated Articles of Incorporation, and Code of Regulations are in some respects materially different than the terms of CFB’s Articles of Incorporation, as amended, and Regulations. See “COMPARISON OF CERTAIN RIGHTS OF CFB AND LCNB SHAREHOLDERS” on page      of this joint proxy statement/prospectus.

Completion of the Merger is subject to many conditions and if these conditions are not satisfied or waived, the Merger will not be completed.

The respective obligations of LCNB and CFB to complete the Merger are subject to the fulfillment or written waiver of many conditions, including approval by the requisite vote of the CFB and LCNB shareholders, receipt of requisite regulatory approvals, absence of orders prohibiting completion of the Merger, effectiveness of the registration statement of which this document is a part, the continued accuracy of the representations and warranties by both parties, and the performance by both parties of their covenants and agreements. See “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” on page      of this joint proxy statement/prospectus. These conditions to the consummation of the Merger may not be fulfilled and, accordingly, the Merger may not be completed. In addition, if the Merger is not completed by August 31, 2018, either LCNB or CFB, by a vote of a majority of the members of its entire board, may choose not to proceed with the Merger, or the parties can mutually decide to terminate the Merger Agreement at any time, before or after approval by the requisite vote of the CFB shareholders. In addition, LCNB or CFB may elect to terminate the Merger Agreement in certain other circumstances. See “THE MERGER AGREEMENT—Termination of the Merger Agreement” on page      of this joint proxy statement/prospectus for a more complete description of these circumstances.

CFB will be subject to business uncertainties and contractual restrictions while the Merger is pending.

Uncertainty about the effect of the Merger on employees, customers, suppliers and vendors may have an adverse effect on the business, financial condition and results of operations of CFB, which could negatively affect LCNB’s and CFB’s combined business operations. These uncertainties may impair CFB’s ability to attract, retain and motivate key personnel, depositors and borrowers pending the consummation of the merger, as such personnel, depositors and borrowers may experience uncertainty about their future roles following the consummation of the Merger. Additionally, these uncertainties could cause customers (including depositors and borrowers), suppliers, vendors and others who deal with CFB to seek to change existing business relationships with CFB or fail to extend an existing relationship with CFB. In addition, competitors may target each party’s existing customers by highlighting potential uncertainties and integration difficulties that may result from the merger.

The pursuit of the Merger and the preparation for the integration may place a burden on each company’s management and internal resources. Any significant diversion of management attention away from ongoing business concerns and any difficulties encountered in the transition and integration process could have a material adverse effect on each company’s business, financial condition and results of operations. Retention of certain employees by CFB also may be challenging while the Merger is pending, as certain employees may experience uncertainty about their future roles with LCNB after the Merger. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with CFB, CFB’s business could be harmed.

In addition, in the Merger Agreement CFB has agreed to operate its business in the ordinary course prior to closing and is restricted from taking certain actions without LCNB’s consent while the Merger is pending. These restrictions may, among other matters, prevent CFB from pursuing otherwise attractive business opportunities, selling assets, incurring indebtedness, engaging in significant capital expenditures in excess of certain limits set forth in the merger agreement, entering into other transactions or making other changes to CFB’s business prior to consummation of the merger or termination of the merger agreement. These restrictions could have a material adverse effect on CFB’s business, financial condition and results of operations. Please see the section entitled “THE MERGER AGREEMENT—Conditions to Consummation of the Merger” beginning on page      for a description of the restrictive covenants applicable to CFB.

Risks Related to the Combined Company if the Merger is Completed

The integration of the banks will present significant challenges that may result in the combined business not operating as effectively as expected or in the failure to achieve some or all of the anticipated benefits of the transaction.

The benefits and synergies expected to result from the proposed transaction will depend in part on whether the operations of Columbus First Bank can be integrated in a timely and efficient manner with those of LCNB Bank. LCNB Bank may face challenges in consolidating its functions with those of Columbus First Bank, and integrating the organizations, procedures and operations of the two businesses. The integration of LCNB Bank and Columbus First Bank will be complex and time-consuming, and the management of both companies will have to dedicate substantial time and resources to it. These efforts could divert management’s focus and resources from other strategic opportunities and from day-to-day operational matters during the integration process. Failure to successfully integrate the operations of LCNB Bank and Columbus First Bank could result in the failure to fully achieve some of the anticipated benefits from the transaction, including cost savings and other operating efficiencies, and LCNB Bank may not be able to capitalize on the existing relationships of Columbus First Bank to the extent anticipated, or it may take longer, or be more difficult or expensive than expected to achieve these goals. This could have an adverse effect on the business, results of operations, financial condition or prospects of LCNB and/or LCNB Bank after the transaction.

Unanticipated costs relating to the Merger could reduce LCNB’s future earnings per share.

LCNB and LCNB Bank believe that each has reasonably estimated the likely costs of integrating the operations of LCNB Bank and Columbus First Bank, and the incremental costs of operating as a combined company. However, it is possible that unexpected transaction costs such as taxes, fees or professional expenses or unexpected future operating expenses such as increased personnel costs or increased taxes, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of the combined company. If unexpected costs are incurred, the Merger could have a dilutive effect on LCNB’s earnings per share. In other words, if the Merger is completed, the earnings per share of LCNB common shares could be less than anticipated or even less than they would have been if the Merger had not been completed.

Estimates as to the future value of the combined company are inherently uncertain. You should not rely on such estimates without considering all of the information contained or incorporated by reference into this joint proxy statement/prospectus.

Any estimates as to the future value of the combined company, including estimates regarding the earnings per share of the combined company, are inherently uncertain. The future value of the combined company will depend upon, among other factors, the combined company’s ability to achieve projected revenue and earnings expectations and to realize the anticipated synergies described in this joint proxy statement/prospectus, all of which are subject to the risks and uncertainties described in this joint proxy statement/prospectus, including these risk factors. Accordingly, you should not rely upon any estimates as to the future value of the combined company, whether made before or after the date of this joint proxy statement/prospectus by LCNB’s and CFB’s respective management or affiliates or others, without considering all of the information contained or incorporated by reference into this joint proxy statement/prospectus.

Following the Merger, a high percentage of the combined company’s loan portfolio will remain in Ohio and in commercial and residential real estate. Deteriorations in economic conditions in this area or in the real estate market generally could be more harmful to the combined company compared to more diversified institutions.

As of September 30, 2017 approximately $148.7 million, or 51.2%, of CFB’s loan portfolio was comprised of commercial real estate loans, and approximately $94.6 million, or 32.6%, of CFB’s loan portfolio was comprised of residential real estate loans. As of September 30, 2017, approximately $253.5 million, or 30.4%, of LCNB’s loan portfolio was comprised of residential real estate loans, and $546.2 million, or 65.5%, of LCNB’s loan portfolio was comprised of commercial real estate loans. As a result of the Merger, the combined company’s loan portfolio, as of September 30, 2017, would have consisted of $348.1 million, or 30.9%, of residential real estate loans and $694.9 million, or 61.8%, of commercial real estate loans.

Inherent risks of commercial real estate (“CRE”) lending include the cyclical nature of the real estate market, construction risk and interest rate risk. The cyclical nature of the economy can cause CRE loans to suffer considerable distress. During these times of distress, a property’s performance can be negatively affected by tenants’ deteriorating credit strength and lease expirations in times of softening demand caused by economic deterioration or over-supply conditions. Even if borrowers are able to meet their payment obligations, they may find it difficult to refinance their full loan amounts at maturity due to declines in property value. Other risks associated with CRE lending include regulatory changes and environmental liability. Regulatory changes in tax legislation, zoning, environmental regulation, or similar external conditions that may affect property values and the economic feasibility of existing and proposed real estate projects. Environmental liability as a result of contamination may decrease the real estate collateral’s value or render the collateral worthless. Furthermore, the cost that may be imposed on a responsible borrower for the remediation of a contaminated property may severely impair the borrower’s ability to repay the loan.

The combined company’s CRE loan portfolio will continue to be concentrated in Ohio. There are a wide variety of economic conditions within the local markets of Ohio in which most of the combined company’s CRE loan portfolio will be situated. Rates of employment, consumer loan demand, household formation, and the level of economic activity can vary widely from state to state and among metropolitan areas, cities and towns. Metropolitan markets comprise various submarkets where property values and demand can be affected by many factors, such as demographic makeup, geographic features, transportation, recreation, local government, school systems, utility infrastructure, tax burden, building-stock age, zoning and building codes, and available land for development. Despite the Merger, as a result of the continued high concentration of the combined company’s loan portfolio, the combined company may be more sensitive, compared to more diversified institutions, to future disruptions in, and deterioration of, this market, which could lead to losses which could have a material adverse effect on the business, financial condition and results of operations of the combined company.

Risks Related to LCNB’s Business

You should read and consider risk factors specific to LCNB’s business that will also affect the combined company after the Merger, described in LCNB’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as updated by subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed by LCNB with the SEC and incorporated by reference into this document. See “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” on page      of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this joint proxy statement/prospectus, including statements included or incorporated by reference in this joint proxy statement/prospectus, are not statements of historical fact and constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be protected by the safe harbor provided by the same. These statements are subject to risks and uncertainties, and include information about possible or assumed future results of operations of LCNB after the merger is completed as well as information about the merger. Words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “would,” “continue,” “should,” “may,” or similar expressions, or the negatives thereof, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Many possible events or factors could affect the future financial results and performance of each of LCNB and CFB before the Merger or LCNB after the Merger, and could cause those results or performance to differ materially from those expressed in the forward-looking statements.

The ability to predict results or the actual effects of the combined company’s plans and strategies is inherently uncertain. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those identified in the section of this joint proxy statement/prospectus titled “RISK FACTORS” beginning on page     , as well as the following:

•	the parties’ ability to promptly and effectively integrate the businesses of LCNB and CFB, including unexpected transaction costs, including the costs of integrating operations, severance, professional fees and other expense;

•	the risk that the expected cost savings, synergies and other financial benefits from the Merger may not be realized or take longer than anticipated to be realized;

•	revenues or earnings following the Merger may be lower than expected;

•	higher than expected loan losses following the Merger;

•	the diversion of management time on issues related to the Merger;

•	deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

•	the risk that a regulatory approval that may be required for the proposed Merger is obtained subject to non-standard conditions that are not anticipated;

•	general economic conditions, either nationally, in Ohio or in certain MSAs in Ohio that are less favorable than expected resulting in, among other things, a deterioration of the quality of the combined company’s loan portfolio and the demand for its products and services;

•	changes in interest rates, deposit flows, loan demand and real estate values;

•	material changes in the value of LCNB common shares;

•	changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

•	the risk that LCNB’s or CFB’s management’s assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

•	the sale price of LCNB common shares could decline before the completion of the Merger, including as a result of the financial performance of LCNB, or of CFB, or more generally due to broader stock market movements and the performance of financial companies and peer group companies;

•	inflation and, interest rate, securities market and monetary fluctuations;

•	changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

•	competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

•	adverse changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which LCNB and CFB must comply;

•	the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve;

•	legislation affecting the financial services industry as a whole, and/or LCNB and its subsidiaries, individually or collectively;

•	governmental and public policy changes;

•	LCNB’s ability to integrate the CFB acquisition and any future acquisition targets may be unsuccessful, or may be more difficult, time-consuming or costly than expected; and

•	the impact on LCNB’s businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

Additional factors that may cause actual results or earnings to differ materially from those contemplated by the forward-looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in the filings of LCNB with the SEC that are incorporated by reference into this joint proxy statement/prospectus, which are available online at www.sec.gov. See “WHERE YOU CAN FIND MORE INFORMATION” at the beginning of this document.

Because these forward-looking statements are subject to assumptions and uncertainties, LCNB’s and CFB’s actual results may differ materially from those expressed or implied by these forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus or the date of any document incorporated by reference into this joint proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this joint proxy statement/prospectus, and attributable to LCNB or CFB or any person acting on their behalf, are expressly qualified in their entirety by the cautionary statements contained or referred to in this “Forward-Looking Statements.” LCNB and CFB undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events, unless obligated to do so under the federal securities laws.

CERTAIN INFORMATION ABOUT CFB

Description of Business

Columbus First Bancorp, Inc., (“CFB”) an Ohio corporation formed in July, 2009, is a bank holding company headquartered in Worthington, Ohio. Substantially all of the assets, liabilities and operations of CFB are attributable to its wholly-owned subsidiary, Columbus First Bank. Columbus First Bank was formed as an Ohio state-chartered bank in 2007. On December 1, 2009, Columbus First Bank became a wholly-owned subsidiary of CFB.

Columbus First Bank is a commercially-focused community bank offering a wide range of commercial banking services and some personal banking products as well. Deposit services include checking accounts, NOW accounts, savings accounts, money market deposit accounts, individual retirement accounts, and certificates of deposit. Additional supportive deposit services include online banking, bill pay, and mobile banking. Commercial customers also have cash management, remote deposit capture products, and ACH origination services as potential options. Deposits of Columbus First Bank are insured up to applicable limits by the Deposit Insurance Fund, which is administered by the FDIC.

Loan products offered include commercial and industrial loans, commercial and residential real estate loans, agricultural loans, construction loans, consumer loans, and Small Business Administration loans. Columbus First Bank’s commercial mortgage lending activities consist primarily of loans secured by properties used for business purposes, such as office buildings, retail facilities, manufacturing facilities or the operation of multi-family properties. Columbus First Bank’s residential mortgage lending activities consist primarily of loans for purchasing or refinancing personal residences, home equity lines of credit, and loans for consumer purposes secured by residential mortgages. Most fixed-rate real estate loans are sold to various secondary market investors with servicing released. Consumer lending activities include automobile, home improvement, and personal loans.

Other services offered include a night depository, cashier’s checks, bank-by-mail, access to ATMs, cash and transaction services, debit cards, wire transfers, and electronic funds transfer.

Columbus First Bank considers its primary market area to consist of Franklin County, where it has a physical presence, and the 10 surrounding counties. These counties consist of Delaware, Fairfield, Knox, Licking, Logan, Madison, Marion, Morrow, Pickaway, and Union counties.

There is no established public trading market for CFB’s common shares.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Columbus First Bancorp as of and for the Period Ended September 30, 2017

Growth

Total assets of $333.4 million as of September 30, 2017 increased $11.2 million, or 4.6% on an annualized basis, from December 31, 2016. The increase in assets was primarily driven by an increase in gross loans.

Total loans and leases of $290.0 million as of September 30, 2017 increased $22.4 million, or 11.1% on an annualized basis, from December 31, 2016. Columbus First Bank’s commercial loan portfolios, which are comprised of commercial real estate loans and commercial loans and leases, totaled $166.9 million, or 58% of total loans and leases, as of September 30, 2017, an increase of $15.0 million, or 13.2% on an annualized basis, from $151.8 million, or 57% of total loans and leases, as of December 31, 2016.

Total deposits of $269.7 million as of September 30, 2017 increased $11.9 million, or 6.2% on an annualized basis, from $257.8 million as of December 31, 2016. Core deposits, which include demand checking, money market, savings accounts, and certificates of deposits of $250,000 or less, totaled $235 million, or 87.1% of total deposits as of September 30, 2017, an increase of $8 million, or 4.6% on an annualized basis, from $227 million, or 88.0% of total deposits, as of December 31, 2016. Transaction and savings accounts totaled $128 million, or 47.4% of total deposits at September 30, 2017, an increase of $16 million or 14.4% from $112 million, or 43.4% of total deposits at December 31, 2016.

Asset Quality

Nonperforming assets as of September 30, 2017 totaled $103,000, or 0.03% of total assets, compared to $291,000, or 0.09% of total assets, as of December 31, 2016. Net charge-offs for the nine months ended September 30, 2017 were $16,000, or 0.01% of average loans and leases on an annualized basis, compared to $279,000, or 0.10% of average loans and leases on an annualized basis, for the twelve months ended December 31, 2016.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.15% as of September 30, 2017, compared to 1.19% as of December 31, 2016. Columbus First Bancorp continued to employ its historical underwriting methodology throughout the nine-month period ended September 30, 2017.

Capital Strength

Columbus First Bank is a “well-capitalized” bank as defined in the FDIC regulations (12 C.F.R. Part 324). Columbus First Bank’s common equity Tier 1 Capital Ratio was 11.6% as of September 30, 2017, compared to 11.9% as of December 31, 2016. Columbus First Bank’s Tier 1 Leverage Ratio was 9.9% as of September 30, 2017, compared to 9.5% as of December 31, 2016. As of September 30, 2017, Columbus First Bank’s Tier 1 Risk-Based Ratio was 11.6%, compared to 11.9% as of December 31, 2016. Columbus First Bank’s Total Risk-Based Ratio was 12.8% as of September 30, 2017, compared to 13.2% as of December 31, 2016.

Columbus First Bancorp’s ratio of stockholders’ equity to total assets was 9.7% and 8.8% as of September 30, 2017 and December 31, 2016, respectively. Columbus First Bancorp’s tangible equity ratio was 9.7% and 8.8% as of September 30, 2017 and December 31, 2016, respectively.

Net Income

For the nine months ended September 30, 2017, Columbus First Bancorp reported net income of $2.3 million, or $1.53 per basic and $1.44 diluted share, an increase of $651,000 or 53.4% on an annualized basis, from $1.6 million, or $1.16 per basic and $1.08 diluted share for the nine months ended September 30, 2016. The increase in net income is primarily the result of an increase in net interest income, an increase in other non-interest income due to proceeds from an insurance policy claim, and reduction in federal income taxes due to the tax effect of the exercise of certain non-qualified stock options.

The annualized return on average assets was 0.93% for the nine months ended September 30, 2017, compared to 0.71% for the nine months ended September 30, 2016. The annualized return on average stockholders’ equity was 10.06% for the nine months ended September 30, 2017, compared to 8.05% for the nine months ended September 30, 2016.

The annualized net interest margin was 3.18% for the nine months ended September 30, 2017, up from 3.17% for the nine months ended September 30, 2016. The increase in the net interest margin is a result of a increase in the yield on interest-earning assets by nine basis points to 4.08% for the nine months ended September 30, 2017 from 3.99% for the nine months ended September 30, 2016, offset by an increase of eight basis points in Columbus First Bancorp’s overall cost of funds to 0.90% for the nine months ended September 30, 2017 from 0.82% for the nine months ended September 30, 2016.

Management’s Discussion and Analysis of Financial Condition and Results of Operations of Columbus First Bancorp as of and for the Year Ended December 31, 2016

Growth

Total assets of $322 million as of December 31, 2016 increased $23 million, or 7.8% from December 31, 2015. The increase was primarily driven by increases in interest bearing deposits as a result of increased loans.

Total loans and leases of $268 million as of December 31, 2016 increased $22 million, or 8.9% from December 31, 2015. Columbus First Bank’s commercial loan portfolios, which are comprised of commercial real estate loans and commercial loans and leases, totaled $151.8 million, or 56.7% of total loans and leases, as of December 31, 2016, an increase of $23 million, or 18.3% from $128 million, or 52.3% of total loans and leases, as of December 31, 2015.

Total deposits of $258 million as of December 31, 2016 increased $15 million, or 6.1% from $243 million as of December 31, 2015. Core deposits, which include demand checking, money market, savings accounts, and certificate of deposits of $250,000 or less totaled $227 million, or 88.0% of total deposits as of December 31, 2016, an increase of $2 million, or 0.88% on an annualized basis, from $225 million, or 92.6% of total deposits, as of December 31, 2015. Transaction and savings accounts totaled $112 million, or 43.4% of total deposits at December 31, 2016, a decrease of $21 million or -15.7% of the $133 million or 54.6% of total deposits at December 31, 2015.

Asset Quality

Nonperforming assets as of December 31, 2016 totaled $291,000, or 0.09% of total assets, compared to $1.1 million or 0.37% of total assets, as of December 31, 2015. Net charge-offs for the year ended December 31, 2016 were $279,000, or 0.10% of average loans and leases compared to $0.00 million, or 0.00% of average loans and leases for the year ended December 31, 2015. The decrease in nonperforming loans and leases and nonperforming assets was primarily driven by the resolution of one large residential relationship.

The ratio of the allowance for loan and lease losses to total loans and leases was 1.19 % as of December 31, 2016, compared to 1.41% as of December 31, 2015. Columbus First Bancorp continued to employ its historical underwriting methodology throughout the year ended December 31, 2016.

Capital Strength

Columbus First Bank is a “well-capitalized” bank as defined in the FDIC regulations (12 C.F.R. Part 324). Columbus First Bank’s common equity Tier 1 Capital Ratio was 11.98% as of December 31, 2016, compared to 11.11% as of December 31, 2015. Columbus First Bank’s Tier 1 Leverage Ratio was 9.50% as of December 31, 2016 compared to 8.16% as of December 31, 2015. As of December 31, 2016, Columbus First Bank’s Tier 1 Risk-Based Ratio was 11.98%, compared to 11.11% as of December 31, 2015. Columbus First Bank’s Total Risk-Based Ratio was 13.23% as of December 31, 2016, compared to 12.37% as of December 31, 2015.

Columbus First Bancorp’s ratio of stockholders’ equity to total assets was 8.8% and 8.7% as of December 31, 2016 and 2015, respectively. Columbus First Bancorp’s tangible equity ratio was 8.8% and 8.7% as of December 31, 2016 and 2015, respectively.

Net Income

For the year ended December 31, 2016, Columbus First Bancorp reported net income of $2.1 million, or $1.48 per basic and $1.37 diluted share, a decrease of $0.4 million, or 15%, from $2.4 million, or $1.70 per basic and $1.59 diluted share for the year ended December 31, 2015. The decrease in net income is primarily the result of a decrease in non-interest income.

The return on average assets was 0.89% for the year ended December 31, 2016, compared to 1.10% for the year ended December 31, 2015. The return on average stockholders’ equity was 10.18% for the year ended December 31, 2016, compared to 13.14% for the year ended December 31, 2015.

The net interest margin was 3.10% for the year ended December 31, 2016, down from 3.25% for the year ended December 31, 2015. The decrease in the net interest margin is a result of a decrease in the yield on interest-earning assets by 15 basis points to 3.10% for the year ended December 31, 2016 from 3.25% for the year ended December 31, 2015, in addition to an increase of four basis points in Columbus First Bancorp’s overall cost of funds to 0.82% for the year ended December 31, 2016 from 0.78% for the year ended December 31, 2015.

THE SPECIAL MEETING OF SHAREHOLDERS OF CFB

This section contains information about the CFB special meeting at which CFB shareholders will have the opportunity to vote on the adoption and approval of the Merger Agreement. The CFB board of directors is mailing this joint proxy statement/prospectus to you, as a CFB shareholder, on or about                     , 2018. Together with this joint proxy statement/prospectus, the CFB board of directors also is sending to you a notice of the CFB special meeting and a form of proxy that the CFB board of directors is soliciting for use at the CFB special meeting and at any adjournments or postponements of the CFB special meeting.

Time, Date and Place

The CFB special meeting of shareholders is scheduled to be held at             , local time, on                     , 2018, at Worthington Hills Country Club, 920 Clubview Blvd. South, Columbus, Ohio 43235, including any adjournments of the special meeting.

Matters to be Considered

At the special meeting, the shareholders of CFB will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of CFB is unaware of any other business to be transacted at the special meeting.

Recommendation of the CFB Board of Directors

The board of directors of CFB believes that the Merger with LCNB is in the best interests of CFB shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement and (2) “FOR” the proposal to adjourn the special meeting of CFB shareholders, if necessary, to solicit additional proxies. See “THE MERGER—CFB’s Reasons for the Merger and Recommendation of the CFB Board of Directors.”

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of CFB has fixed the close of business on                     , 2018, as the record date for determining the CFB shareholders who are entitled to notice of and to vote at the CFB special meeting of shareholders. Only holders of CFB common shares at the close of business on the record date will be entitled to notice of and to vote at the CFB special meeting.

As of the close of business on                     , 2018, there were 1,589,516 CFB common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of CFB preferred stock outstanding. The CFB common shares were held of record by approximately              shareholders. Each CFB common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Your vote is important. CFB’s Articles of Incorporation, as amended, require the affirmative vote of the holders of at least a majority of the CFB common shares outstanding and entitled to vote at the CFB special meeting in order to adopt and approve the Merger Agreement. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of CFB common shares represented, in person or by proxy, at the special meeting.

Brokers who hold CFB common shares in “street name” for the beneficial owners cannot vote these CFB common shares for or against the adoption and approval of the Merger Agreement without specific instructions from the beneficial owners. If you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your CFB common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

A quorum, consisting of the holders of a majority of the outstanding CFB common shares, must be present in person or by proxy at the CFB special meeting before any action, other than the adjournment of the special meeting, can be taken. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The CFB board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the CFB special meeting. If any other matters are properly brought before the special meeting for consideration, CFB common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Share Ownership of Directors and Officers; Voting Agreement

As of the record date, the directors and executive officers of CFB collectively owned 465,069 CFB common shares, or approximately     % of CFB’s outstanding shares.

On the date of the execution of the Merger Agreement, all of the directors of CFB entered into a voting agreement with LCNB pursuant to which they agreed, subject to certain terms and conditions, to vote all of their shares in favor of the adoption and approval of the Merger Agreement. As of                     , 2018, these directors owned an aggregate of 465,069 CFB common shares, an amount equal to approximately     % of the outstanding CFB common shares.

When considering the CFB board of directors’ recommendation that you vote in favor of the approval of the Merger Agreement, you should be aware that the directors and executive officers of CFB have financial interests in the Merger that may be different from, or in addition to, the interests of shareholders of CFB. See “THE MERGER—Interests of CFB’s Directors and Officers in the Merger” beginning on page     .

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to CFB shareholders. Your proxy is being solicited by the board of directors of CFB. Whether or not you attend the special meeting, the CFB board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the CFB common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. CFB common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before it is voted at the special meeting by:

•	filing a written notice of revocation with the Chief Executive Officer of CFB, at 6877 N. High Street, Columbus, Ohio 43085;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person, and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your CFB common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares) with instructions on how to vote your shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to later change or revoke your voting instructions.

CFB will bear its own cost of solicitation of proxies on behalf of the CFB board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of CFB, none of whom will receive additional compensation for their solicitation activities. CFB will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of CFB common shares not beneficially owned by them, for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of CFB common shares entitled to vote at the special meeting.

PROPOSALS SUBMITTED TO CFB SHAREHOLDERS

CFB Merger Proposal

As discussed throughout this joint proxy statement/prospectus, CFB is asking its shareholders to adopt and approve the Merger Agreement. CFB shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

Vote Required for Approval

The affirmative vote of holders of at least a majority of the CFB common shares outstanding and entitled to vote at the special meeting is required to approve the Merger Agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the Merger Agreement.

Recommendation of the CFB Board of Directors

THE CFB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

CFB Adjournment Proposal

The CFB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the CFB special meeting to approve and adopt the Merger Agreement. If, at the time of the CFB special meeting, the number of common shares of CFB present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, CFB intends to move to adjourn the CFB special meeting in order to enable the CFB board of directors to solicit additional proxies for approval of the proposal. In that event, CFB will ask the CFB shareholders to vote only upon the adjournment proposal and not the merger proposal.

In the CFB adjournment proposal, CFB is asking its shareholders to authorize the holder of any proxy solicited by the CFB board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the CFB special meeting to another time and place for the purpose of soliciting additional proxies. If the CFB shareholders approve the adjournment proposal, CFB could adjourn the CFB special meeting and any adjourned session of the CFB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from CFB shareholders who have previously voted. If, after the adjournment, a new record date is fixed for the adjourned special meeting, notice of the adjourned special meeting will be given to each shareholder of record entitled to vote at the special meeting.

Vote Required for Approval

The affirmative vote of holders of at least a majority of votes cast at the CFB special meeting is required to approve the proposal to adjourn the special meeting. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the CFB Board of Directors

THE CFB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

Other Matters to Come Before the CFB Special Meeting

No other matters are intended to be brought before the CFB special meeting by CFB, and CFB does not know of any matters to be brought before the CFB special meeting by others. If, however, any other matters properly come before the CFB special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE SPECIAL MEETING OF SHAREHOLDERS OF LCNB

This section contains information about the LCNB special meeting at which LCNB shareholders will have the opportunity to vote on the adoption and approval of the Merger Agreement. The LCNB board of directors is mailing this joint proxy statement/prospectus to you, as a LCNB shareholder, on or about                     , 2018. Together with this joint proxy statement/prospectus, the LCNB board of directors also is sending to you a notice of the LCNB special meeting and a form of proxy that the LCNB board of directors is soliciting for use at the LCNB special meeting and at any adjournments or postponements of the LCNB special meeting.

Time, Date and Place

The LCNB special meeting of shareholders is scheduled to be held at             , local time, on                     , 2018, at 105 North Broadway, Lebanon, Ohio 45036, including any adjournments of the special meeting.

Matters to be Considered

At the special meeting, the shareholders of LCNB will be asked to consider and vote upon the following matters:

•	a proposal to adopt and approve the Merger Agreement;

•	a proposal to approve the issuance of up to 3,320,000 LCNB common shares to be issued in connection with the Merger;

•	a proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies, in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement; and

•	any other business which properly comes before the special meeting or any adjournment or postponement of the special meeting. The board of directors of LCNB is unaware of any other business to be transacted at the special meeting.

Recommendation of the LCNB Board of Directors

The board of directors of LCNB believes that the Merger with CFB is in the best interests of LCNB shareholders and recommends that you vote (1) “FOR” the adoption and approval of the Merger Agreement, (2) “FOR” the proposal to approve the issuance of common shares, and (3) “FOR” the proposal to adjourn the special meeting of LCNB shareholders, if necessary, to solicit additional proxies. See “THE MERGER—LCNB’s Reasons for the Merger and Recommendation of the LCNB Board of Directors.”

Record Date; Shares Outstanding and Entitled to Vote

The board of directors of LCNB has fixed the close of business on                     , 2018, as the record date for determining the LCNB shareholders who are entitled to notice of and to vote at the LCNB special meeting of shareholders. Only holders of LCNB common shares at the close of business on the record date will be entitled to notice of and to vote at the LCNB special meeting.

As of the close of business on                     , 2018, there were              LCNB common shares outstanding and entitled to vote at the special meeting. As of the same date, there were no shares of LCNB preferred stock outstanding. The LCNB common shares were held of record by approximately              shareholders. Each LCNB common share entitles the holder to one vote on all matters properly presented at the special meeting.

Votes Required; Quorum

Your vote is important. The Ohio General Corporation Law requires the affirmative vote of the holders of at least two-thirds of the LCNB common shares outstanding and entitled to vote at the LCNB special meeting in order to adopt and approve the Merger Agreement. The NASDAQ listing rules require the affirmative vote of the holders of at least a majority of the LCNB common shares outstanding and entitled to vote at the LCNB special meeting in order to adopt and approve the issuance of up to 3,320,000 LCNB common shares to be issued in connection with the Merger. Approval of an adjournment of the special meeting requires the affirmative vote of the holders of a majority of LCNB common shares represented, in person or by proxy, at the special meeting.

Brokers who hold LCNB common shares in “street name” for the beneficial owners cannot vote these LCNB common shares for or against the adoption and approval of the Merger Agreement without specific instructions from the beneficial owners. If you fail to vote or if you mark “ABSTAIN” on your proxy card, or if your LCNB common shares are held in “street name” and you fail to instruct your broker how to vote, it will have the same effect as a vote “AGAINST” the adoption and approval of the Merger Agreement.

A quorum must be present in person or by proxy at the LCNB special meeting before any action, other than the adjournment of the special meeting, can be taken. For purposes of adopting and approving the Merger Agreement, a quorum will consist of the holders of two-thirds of the outstanding LCNB common shares. For purposes of approving the common share issuance, a quorum will consist of the holders of a majority of the outstanding LCNB common shares. A properly executed proxy card marked “ABSTAIN” will be counted for purposes of determining whether a quorum is present.

The LCNB board of directors does not expect any matter other than the adoption and approval of the Merger Agreement and, if necessary, the approval of the adjournment of the special meeting to solicit additional proxies, to be brought before the LCNB special meeting. If any other matters are properly brought before the special meeting for consideration, LCNB common shares represented by properly executed proxy cards will be voted, to the extent permitted by applicable law, in the discretion of the persons named in the proxy card in accordance with their best judgment.

Solicitation and Revocation of Proxies

A proxy card accompanies each copy of this joint proxy statement/prospectus mailed to LCNB shareholders. Your proxy is being solicited by the board of directors of LCNB. Whether or not you attend the special meeting, the LCNB board of directors urges you to return your properly executed proxy card as soon as possible. If you return your properly executed proxy card prior to the special meeting and do not revoke it prior to its use, the LCNB common shares represented by that proxy card will be voted at the special meeting or, if appropriate, at any adjournment of the special meeting. LCNB common shares will be voted as specified on the proxy card or, in the absence of specific instructions to the contrary, will be voted “FOR” the adoption and approval of the Merger Agreement and, if necessary, “FOR” the approval of the adjournment of the special meeting, to solicit additional proxies.

If you have returned a properly executed proxy card, you may revoke it at any time before it is voted at the special meeting by:

•	filing a written notice of revocation with the President of LCNB, at 2 North Broadway, Lebanon, Ohio 45036;

•	executing and returning another proxy card with a later date; or

•	attending the special meeting and giving notice of revocation in person, and voting by ballot at the special meeting.

Your attendance at the special meeting will not, by itself, revoke your proxy.

If you hold your LCNB common shares in “street name” through a broker, bank or other nominee, you must provide your broker, bank or nominee (the record holder of your shares) with instructions on how to vote your shares. Your broker, bank or other nominee will provide you with a proxy card and voting instructions. If you have instructed your broker, bank or other nominee to vote your common shares, you must follow the directions received from your broker, bank or other nominee to later change or revoke your voting instructions.

LCNB will bear its own cost of solicitation of proxies on behalf of the LCNB board of directors. Proxies will be solicited by mail, and may be further solicited by additional mailings, personal contact, telephone, facsimile or electronic mail, by directors, officers and employees of LCNB, none of whom will receive additional compensation for their solicitation activities. LCNB will also pay the standard charges and expenses of brokerage houses, voting trustees, banks, associations and other custodians, nominees and fiduciaries, who are record holders of LCNB common shares not beneficially owned by them, for forwarding this joint proxy statement/prospectus and other proxy solicitation materials to, and obtaining proxies from, the beneficial owners of LCNB common shares entitled to vote at the special meeting.

PROPOSALS SUBMITTED TO LCNB SHAREHOLDERS

LCNB Merger Proposal

As discussed throughout this joint proxy statement/prospectus, LCNB is asking its shareholders to adopt and approve the Merger Agreement. LCNB shareholders should carefully read this document in its entirety for more detailed information regarding the Merger Agreement and the Merger. In particular, shareholders are directed to the copy of the Merger Agreement attached as Annex A to this joint proxy statement/prospectus.

Shareholder Vote Required By Section 1701.78 of the Ohio Revised Code. Under Section 1701.78(D) of the Ohio Revised Code, a merger that involves the issuance or transfer by the surviving corporation to the shareholders of the target corporation of shares of the surviving corporation that will entitle the holders of the shares immediately after the consummation of the merger to exercise one-sixth or more of the voting power of the surviving corporation, must be adopted by the shareholders of the surviving corporation at a meeting held for the purpose. In order to complete the Merger, LCNB will need to issue approximately 3,320,000 LCNB common shares. For this reason, LCNB must obtain shareholder approval of the Merger Agreement and Merger.

Vote Required for Approval

The affirmative vote of holders of at least two-thirds of the LCNB common shares outstanding and entitled to vote at the special meeting is required to approve the Merger Agreement. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the Merger Agreement.

Recommendation of the LCNB Board of Directors

THE LCNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE MERGER PROPOSAL.

LCNB Common Shares Issuance Proposal

LCNB is also asking its shareholders to consider and vote on the proposal to issue up to 3,320,000 LCNB common shares in connection with the Merger. If LCNB shareholders fail to approve the issuance of LCNB common shares, the Merger cannot be completed. LCNB shareholders should carefully read this joint proxy statement/prospectus in its entirety, including the annexes, for more detailed information concerning the Merger Agreement and the Merger.

NASDAQ Shareholder Voting Rules. Under the NASDAQ Stock Market Rules, a company listed on the NASDAQ is required to obtain shareholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if the number of common shares to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of common shares outstanding before the issuance of the common shares. In order to complete the Merger, LCNB will need to issue approximately 3,320,000 LCNB common shares, which is approximately     % of its outstanding common shares as of the date of this joint proxy statement/prospectus. For this reason, LCNB must obtain the approval of its shareholders for the issuance of LCNB common shares in order to complete the Merger.

Vote Required for Approval

The affirmative vote of holders of at least a majority of the LCNB common shares voting on the proposal, provided that a quorum is present at the LCNB special meeting. Assuming a quorum is present, abstentions and broker non-votes will have no effect on the approval of the share issuance proposal.

Recommendation of the LCNB Board of Directors

THE LCNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ISSUANCE OF UP TO 3,320,000 LCNB COMMON SHARES.

LCNB Adjournment Proposal

The LCNB special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, the solicitation of additional proxies if there are insufficient votes at the time of the LCNB special meeting to approve and adopt the Merger Agreement. If, at the time of the LCNB special meeting, the number of common shares of LCNB present or represented and voting in favor of the Merger Agreement proposal is insufficient to approve and adopt the Merger Agreement, LCNB intends to move to adjourn the LCNB special meeting in order to enable the LCNB board of directors to solicit additional proxies for approval of the proposal. In that event, LCNB will ask the LCNB shareholders to vote only upon the adjournment proposal and not the merger proposal.

In the LCNB adjournment proposal, LCNB is asking its shareholders to authorize the holder of any proxy solicited by the LCNB board of directors to vote in favor of granting discretionary authority to the proxy holders to adjourn the LCNB special meeting to another time and place for the purpose of soliciting additional proxies. If the LCNB shareholders approve the adjournment proposal, LCNB could adjourn the LCNB special meeting and any adjourned session of the LCNB special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from LCNB shareholders who have previously voted. If, after the adjournment, a new record date is fixed for the adjourned special meeting, notice of the adjourned special meeting will be given to each shareholder of record entitled to vote at the special meeting.

Vote Required for Approval

The affirmative vote of holders of at least a majority of votes cast at the LCNB special meeting is required to approve the proposal to adjourn the special meeting. Abstentions and broker non-votes are not counted as votes cast and will not affect the outcome of this proposal.

Recommendation of the LCNB Board of Directors

THE LCNB BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL OF THE ADJOURNMENT PROPOSAL.

Other Matters to Come Before the LCNB Special Meeting

No other matters are intended to be brought before the LCNB special meeting by LCNB, and LCNB does not know of any matters to be brought before the LCNB special meeting by others. If, however, any other matters properly come before the LCNB special meeting, the persons named in the proxy will vote the shares represented thereby in accordance with their best judgment on any such matter.

THE MERGER

The Proposed Merger

The Merger Agreement provides for the merger of CFB with and into LCNB, with LCNB surviving (the “Parent Merger”). Immediately following the Merger, and upon receipt of the required shareholder and regulatory approvals, Columbus First Bank will be merged with and into LCNB Bank, with LCNB Bank surviving the subsidiary bank merger (the “Subsidiary Merger”, and collectively with the Parent Merger, the “Merger”). The Merger Agreement is attached to this joint proxy statement/prospectus as Annex A and is incorporated in this joint proxy statement/prospectus by reference. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

Consideration to be Received in the Merger

Upon completion of the Parent Merger, the holders of common shares of CFB will be entitled to receive 2.00 LCNB common shares for each CFB common share.

Background of the Merger

As part of its consideration and assessment of CFB’s long-term alternatives, prospects and strategies, the board of directors of CFB has periodically discussed and reviewed strategic opportunities to maximize value for its shareholders. These opportunities have included, among other alternatives, continuing as an independent institution, growing internally and through acquisitions, or affiliating with another institution.

While CFB remained very profitable, the future growth of that profit was tied to deposit and asset growth and absorption of the costs of regulatory compliance. The Ohio (and in particular, Columbus) economy was attracting out-of-market financial institutions to the area, resulting in increasing market competition. Facing challenges of generating continued increased earnings through organic growth and increased cost of deposits, management and the board of directors of CFB continued to evaluate strategic options, including a possible merger or other strategic combination with another financial institution to achieve economies of scale to absorb increased regulatory compliance costs and additional operating and regulatory costs. The board of directors also discussed the lack of liquidity in CFB shares and the fact that CFB did not pay a dividend as it believed that it was appropriate to retain its earnings to supported continued growth.

To assist the board of directors in its review of strategic alternatives for CFB, CFB interviewed two investment banking firms for consideration in providing assistance and financial advice to CFB and its board of directors in June, 2017. At a special meeting of the board of directors of CFB held on June 26, 2017, management was authorized by the board of directors to retain Boenning and an agreement to retain Boenning was entered into between CFB and Boenning on August 3, 2017. Boenning was selected because of its reputation and experience with banking institutions such as CFB.

The agreement with Boenning provided, among other things, for a review of strategic alternatives available to CFB which could include, among other options, a strategic combination with another institution. The agreement with Boenning also included issuance of a “fairness opinion” by Boenning in the event that a potential sale, merger or other strategic transaction was entered into by CFB.

During discussions with CFB’s board of directors, Boenning identified a possible universe of financial institutions that could be potential candidates for a strategic transaction with CFB. Following that discussion, Boenning was instructed to contact 30 financial institutions, including LCNB. Of those initial 30 institutions, 19 candidates, including LCNB, entered into confidentiality agreements and then obtained access to a virtual data room containing extensive financial and operating information on CFB. LCNB executed a confidentiality agreement on September 6, 2017, and began its due diligence process. Of the 19 candidates reviewing the information, 11 submitted official non-binding indications of interest on October 2, 2017. Those submitting formal indications of interest included LCNB.

The board of directors held special meetings on October 5, 2017, and October 11, 2017, to review the indications of interest with Boenning. Because the board of directors felt that the indications of interest submitted by four of the potential candidates presented the best alternatives for CFB and its shareholders, those four potential candidates (including LCNB) were then invited to perform a more detailed and comprehensive due diligence process on CFB.

From October 12, 2017 to November 13, 2017, LCNB and the other candidates conducted comprehensive due diligence reviews of CFB and, on October 25, 2017, LCNB made a presentation to the CFB’s board of directors. From October 23, 2017 to November 2, 2017, the other finalists made presentations to the CFB’s board of directors. Senior management of CFB met during the same period with senior management of each of the candidates.

On November 13, 2017, the four remaining candidates submitted revised indications of interest to CFB. Among those was LCNB.

A special meeting of the board of directors of CFB was held on November 16, 2017, with representatives of Boenning present in person and telephonically, and with a representative from the law firm of Vorys, Sater, Seymour and Pease LLP (“Vorys”), legal counsel for CFB, also present in person. The board of directors reviewed the four proposals, including the proposal from LCNB. One of the proposals was for an all-cash bid at a level that the board of directors of CFB did not believe to be adequate. The other three proposals, which were mostly stock or all-stock, were reviewed in detail with extensive discussion regarding the history of LCNB and the other parties with respect to their stock performance, pro-forma analysis of the combined companies and opportunities as well as risks for CFB shareholders under each of the proposals.

After extensive discussion of the proposals, after considering the potential benefits and potential adverse consequences of each proposal, the board of directors elected to proceed with the LCNB proposal. Boenning, Vorys and management of CFB were directed by the board of directors to proceed to negotiate a definitive agreement with LCNB consistent with the terms of the proposal contained in the letter of intent submitted by LCNB.

On November 22, 2017, the law firm of Dinsmore & Shohl, LLP, legal counsel for LCNB, presented a draft Merger Agreement to CFB and Vorys.

Through December 20, 2017, the parties and their legal counsel exchanged comments and negotiated changes to the draft merger agreement. During this time, management of the parties continued discussions and additional due diligence was performed. The parties also provided drafts of their respective disclosure schedules to the merger agreement and discussed other aspects of the proposed transaction and merger integration issues.

On the evening of December 20, 2017, the board of directors of CFB held a special meeting to discuss the draft merger agreement and related issues. Also present in addition to the directors were representatives of Boenning and Vorys. The Vorys representative discussed the purpose for the meeting and the legal standards and responsibilities of the directors with regard to matters before them. Boenning representatives reviewed with the board of directors the background of the process which had been undertaken to that point, and presented a financial analysis of LCNB and of the proposed Merger Consideration. Boenning then delivered to the board of directors an oral opinion, which was subsequently confirmed in writing that, based on and subject to the assumptions, limitations, qualifications and conditions set forth in Boenning’s written opinion, as of the date of the special meeting the exchange ratio to be received in the Merger by the holders of CFB common shares was fair, from a financial point of view, to such holders. The Vorys representative then requested and received confirmation from the directors that each of the directors present had reviewed the draft merger agreement, resolutions and other ancillary material provided to the directors prior to the special meeting and addressed questions. The Vorys representative also reiterated that the directors would need to sign voting agreements, which would require them to vote their shares in favor of the merger.

Thereafter, the board reviewed and considered resolutions concerning the transaction. The members of the board unanimously approved the merger agreement and transactions set forth therein and authorized Mr. William G. Huddle, Chairman and CEO, to execute and deliver the merger agreement and take the other actions necessary to effect the transaction. CFB and LCNB executed the merger agreement on December 20, 2017, and announced the transaction on December  21, 2017.

CFB’s Reasons for the Merger and Recommendation of the CFB Board of Directors

In reaching its decision to adopt and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and to recommend that its shareholders approve the Merger Agreement, CFB’s Board of Directors consulted with CFB management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

•	the review undertaken by the CFB Board of Directors and management with respect to the strategic alternatives available to CFB;

•	the business strategy and strategic plan of CFB and its prospects for the future as an independent institution, including the risks inherent in successful execution of its strategic plan, its projected financial results, and expectations relating to the proposed Merger with LCNB;

•	a review of the challenges facing CFB in the current competitive, economic, financial and regulatory climate, and the potential benefits of aligning CFB with a larger organization;

•	the consistency of the Merger with CFB’s long-term strategic plan to seek profitable future expansion, leading to continued growth in overall shareholder value and enhanced liquidity and dividend opportunities for CFB shareholders;

•	a review of the historical financial statements and condition of CFB and certain other internal information, primarily financial in nature, relating to the business, earnings and balance sheet of CFB;

•	a review of the historical financial statements and condition of LCNB and certain other information, primarily financial in nature, relating to the business, earnings and financial condition of LCNB;

•	its review and discussions with CFB management and its advisors concerning the due diligence examination of LCNB;

•	the fact that the Merger would combine two established banking franchises to create a bank with over $1.6 billion in assets;

•	the complementary nature of the businesses and markets of CFB and LCNB and the anticipated improved stability of the combined company’s business and earnings in varying economic and market climates;

•	the belief of CFB senior management that the management teams and employees of CFB and LCNB possess complementary skills and expertise and the potential advantages of a larger institution when pursuing, or seeking to retain, talent;

•	the financial strength of LCNB based on LCNB’s historical earnings and profitability expectations over the near and long term;

•	the strength, recent performance and liquidity of LCNB’s common shares as well as the history and expected availability of LCNB dividends upon consummation of the transaction;

•	the financial and other terms of the Merger Agreement, including the fixed exchange ratio, tax treatment and deal protection and termination fee provisions, which it reviewed with its outside financial and legal advisors;

•	the fact that, based on the closing price of LCNB’s common stock on December 20, 2017, of $20.50, the transaction value would be approximately $66.9 million, with an implied price per share of CFB common shares of $41.00;

•	the ability of CFB’s shareholders to benefit from LCNB’s potential growth and stock appreciation over time since it is more likely that the combined entity will have superior future earnings and prospects compared to CFB’s earnings and prospects on an independent basis as the result of greater operating efficiencies and better penetration of commercial and consumer banking markets;

•	the ability of LCNB to complete a merger transaction from a financial, shareholder and regulatory perspective;

•	the regulatory, shareholder and other approvals required in connection with the Merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•	the complementary geographic fit and customer convenience of the branch networks of the combined banks;

•	the potential continued representation of certain of CFB’s management and directors on the management team and board of directors of the combined entity;

•	the nature and amount of payments and other benefits to be received by CFB management in connection with the Merger pursuant to existing CFB plans, as well as compensation arrangements contemplated in connection with the Merger;

•	the anticipated effect of the acquisition on CFB’s employees;

•	the anticipated effect on CFB’s customers and the communities served by CFB including the benefit of having a significantly larger lending limit with which to serve CFB customers;

•	the belief that, while no assurances could be given, the business and financial advantages contemplated in connection with the Merger were likely to be achieved within a reasonable time frame, particularly in light of the fact that LCNB has transition experience due to successfully completed acquisitions in the past; and

•	the opinion of Boenning orally delivered to the CFB Board of Directors on December 20, 2017, and subsequently confirmed in writing, that, as of that date, and based upon and subject to the conditions, limitations, qualifications and assumptions set forth in the opinion, the Exchange Ratio to be received in the Merger by the holders of CFB common shares was fair, from a financial point of view, to such holders of CFB common shares.

The foregoing discussion of the information and factors considered by the CFB Board of Directors is not intended to be exhaustive, but includes the material factors considered by the CFB Board of Directors. In reaching its decision to approve and adopt the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the CFB Board of Directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The CFB Board of Directors considered all these factors as a whole, including discussions with, and questioning of, CFB’s management and CFB’s financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

CFB shareholders should be aware that CFB’s directors and executive officers have interests in the Merger that are different from, or in addition to, those of other CFB shareholders. The Board of Directors of CFB was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending that the merger proposal be approved by the shareholders of CFB. See “THE MERGER—Interests of Certain Persons in the Merger.”

This summary of the reasoning of the Board of Directors of CFB and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS.”

For the reasons set forth above, the board of directors of CFB believes that the Merger is fair to and in the best interests of CFB and its shareholders, and, as a result, the directors of CFB unanimously recommend that CFB shareholders vote “FOR” the adoption and approval of the Merger Agreement and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Opinion of CFB’s Financial Advisor

Boenning is acting as financial advisor to CFB in connection with the Merger. Boenning is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the Merger. As part of its investment banking activities, Boenning is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, private placements and valuations for estate, corporate and other purposes.

On December 20, 2017, Boenning rendered its oral opinion, which was subsequently confirmed in writing, to the CFB Board of Directors that, as of such date and subject to the assumptions made, matters considered and limitations of the review undertaken by Boenning, the Merger Consideration to be received by the holders of CFB common shares pursuant to the Merger Agreement was fair, from a financial point of view, to such holders.

The full text of Boenning’s written opinion dated December 20, 2017, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. You are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of Boenning’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Boenning’s opinion speaks only as of the date of the opinion and does not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the Merger.

No limitations were imposed by CFB on the scope of Boenning’s investigation or the procedures to be followed by Boenning in rendering its opinion. Boenning was not asked to, and did not, make any recommendation to the CFB Board of Directors as to the form or amount of the consideration to be paid to the CFB shareholders, which was determined through arm’s length negotiations between the parties. In arriving at its opinion, Boenning did not ascribe a specific range of values to CFB. Boenning’s opinion is based on the financial and comparative analyses described below.

In connection with its opinion, Boenning, among other things:

(i)	reviewed the historical financial performance, current financial position and general prospects of each of CFB and LCNB and reviewed certain financial records of CFB and LCNB as well as had discussions with the respective management teams of CFB and LCNB

(ii)	reviewed the Merger Agreement;

(iii)	reviewed and analyzed the stock performance and trading history of LCNB;

(iv)	studied and analyzed the consolidated financial and operating data of CFB and LCNB;

(v)	prepared and reviewed a pro forma financial analysis of the impact of the Merger on LCNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined based by the respective management teams of CFB and LCNB;

(vi)	considered the financial terms of the Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;

(vii)	met and communicated with certain members of each of CFB’s and LCNB’s senior management to discuss their respective operations, historical financial statements and future prospects; and

(viii)	conducted such other financial analyses and considered such other factors as Boenning deemed appropriate.

Boenning’s opinion was given in reliance on information and representations made or given by CFB and LCNB, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of CFB and LCNB, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. Boenning did not independently verify the information or data concerning CFB or LCNB nor any other data Boenning considered in its review and, for purposes of its opinion, Boenning assumed and relied upon the accuracy and completeness of all such information and data. Boenning assumed that information provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of CFB and LCNB as to their most likely future financial performance. Boenning expressed no opinion as to any information or the assumptions on which they were based. Boenning did not conduct any valuation or appraisal of any assets or liabilities of LCNB or CFB, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning assumed that the Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of CFB and LCNB, Boenning assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the respective management teams of CFB and LCNB as to their most likely future performance. Boenning further relied on the assurances of the respective management teams of CFB and LCNB that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning was not asked to and did not undertake an independent verification of any of such information and Boenning did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning assumed that the allowance for loan losses indicated on the balance sheet of each of CFB and LCNB was adequate to cover such losses; Boenning did not review loans or credit files of CFB or LCNB. Boenning assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party under the Merger Agreement will perform all of the covenants required to be performed by such party under the Merger Agreement, and that the conditions precedent in the Merger Agreement were not waived. Boenning has assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering its opinion, Boenning assumed that, in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including, without limitation, the cost savings and related expenses expected to result from the Merger.

Boenning’s opinion is based upon quantitative analyses and information derived from publicly available information regarding LCNB and Boenning’s modeling assumptions discussed with the respective management teams of CFB and LCNB, as well as other market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning does not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and does not have an obligation to update, revise or reaffirm its opinion. Boenning’s opinion does not address the relative merits of the Merger or the other business strategies or transactions that CFB’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of CFB’s Board of Directors to proceed with the Merger. Boenning expresses no opinion as to the prices at which LCNB’s securities may trade at any time. Nothing in Boenning’s opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does Boenning’s opinion address any legal, tax, regulatory or accounting matters, as to which Boenning understands that LCNB has obtained such advice as it deemed necessary from qualified professionals. Boenning’s opinion is for the information of CFB’s Board of Directors in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of Directors of CFB in connection with the Merger or a recommendation to any shareholder of CFB as to how such shareholder should vote or act with respect to the Merger. This opinion should not be construed as creating any fiduciary duty on Boenning’s part to any party or person.

In connection with rendering its opinion, Boenning performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion, Boenning considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning’s view of the actual value of CFB.

In its analyses, Boenning made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of CFB or LCNB. Any estimates contained in Boenning’s analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities actually may be sold. No company or transaction utilized in Boenning’s analyses was identical to CFB or LCNB or the Merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses that Boenning performed was assigned a greater significance by Boenning than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which CFB Common Shares or LCNB Common Shares may trade in the public markets, which may vary depending upon various factors, including, without limitation, changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

In accordance with customary investment banking practice, Boenning employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Boenning used in providing its opinion on December 20, 2017. Some of the summaries of financial analyses are presented in tabular format. In order to more fully understand the financial analyses that Boenning used, you should read the tables, together with the text of each summary. The tables alone do not constitute a complete description of Boenning’s financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation, could create a misleading or incomplete view of the financial analyses that Boenning performed. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Boenning with respect to any of the analyses performed by it in connection with its opinion. Rather, Boenning made its determination as to the fairness to the holders of CFB Common Shares of the Merger Consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for CFB should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses that Boenning performed.

In connection with rendering its opinion and based upon the terms of the Merger Agreement it reviewed, Boenning assumed the effective aggregate indicated Merger Consideration to be $69.3 million and the per share Merger Consideration to be $42.50, based on LCNB’s 20-day volume-weighted average closing stock price as of December 19, 2017, of $21.25.

Comparison of Selected Companies. Boenning reviewed and, as reflected in Table 1 below, compared the multiples and ratios of the offer price to CFB’s book value, tangible book value, latest 12 months earnings per share, assets, and deposits, as well as the ratio of CFB’s tangible book premium (defined as the difference of the aggregate offer price and CFB’s tangible book value) to core deposits, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices, after the application of a 27.5% assumed control premium, referred to as the adjusted trading price, of the common stocks of a peer group of 19 selected public banks and thrifts headquartered in a metropolitan statistical area with assets between $250 million and $500 million, tangible common equity / tangible assets between 8.5% and 11% and latest 12 months return on average tangible common equity between 6.5% and 9.5%, excluding merger targets. The 27.5% equity control premium is the median one day stock price premium for all bank and thrift merger and acquisition deals announced since January 1, 2000, based on data from S&P Global Market Intelligence.

Table 1

	Adjusted Trading Price
Pricing Multiple	Offer Price		Median Statistics for Peer Group(1)
Price/Book Value	207.6%		144.7%
Price/Tangible Book Value	207.6%		145.1%
Price/Latest 12 Months Earnings Per Share	29.7	x	20.4	x
Price/Assets	20.8%		14.6%
Premium over Tangible Book Value/Core Deposits	15.7%		5.8%
Price/Deposits	25.7%		17.0%

(1)	Peer metrics are based on prices as of market close on December 19, 2017.

Analysis of Bank Merger Transactions. Boenning analyzed certain information relating to recent transactions in the banking industry, consisting of (i) 11 bank and thrift transactions announced since 1/1/2014 with targets headquartered in Cleveland, Cincinnati and Columbus metropolitan statistical areas with assets greater than $100 million and disclosed pricing, referred to below as Group A; (ii) 10 bank and thrift transactions announced since 1/1/2015 with target headquarters in a Midwest metropolitan statistical area, total assets $200 million – $1.25 billion, LTM ROAE 6% – 9% and NPAs / assets < 2% and disclosed pricing, excluding mergers of equals (as defined by S&P Global Market Intelligence) (“MOEs”), referred to below as Group B; and (iii) 16 nationwide bank and thrift deals announced since 1/1/2017 with targets headquartered in a metropolitan statistical area with a population greater than 1 million, assets between $250 million and $1 billion, tangible common equity / tangible assets less than 15% and LTM return on average equity between 5.5% – 11.5% and disclosed pricing, excluding MOEs, referred to below as Group C. Boenning then reviewed and compared the pricing multiples of the offer price and the pricing multiples of the selected transaction values for Group A, Group B and Group C.

Table 2

	Median for Selected Transactions
Pricing Multiple	Offer Price		Group A		Group B		Group C
Price/Book Value	207.6%		175.8%		161.9%		165.6%
Price/Tangible Book Value	207.6%		179.1%		163.7%		175.0%
Price/Latest 12 Months Earnings Per Share	29.7	x	18.9	x	19.6	x	23.5	x
Price/Assets	20.8%		16.3%		17.4%		16.1%
Premium over Tangible Book Value/Core Deposits	15.7%		8.4%		9.0%		10.1%
Price/Deposits	25.7%		18.5%		20.7%		19.6%

Discounted Cash Flow Analysis. Discounted cash flow analysis approximates the value of a share of stock to an acquiror by calculating the present value of the target’s dividendable cash flow in perpetuity. This analysis assumed a short-term earnings growth rate of 9.0% and a long-term growth rate of 2.5%, as well as a short-term balance sheet growth rate of 6.0% and a long-term growth rate of 2.5%, based on guidance from CFB’s management. Estimated cost savings of 35.5% of estimated annual expenses, realized 75% in year 1 and fully phased in thereafter, transaction costs of $5.5 million pre-tax and a positive credit mark of approximately $950,000 were based on guidance provided by LCNB. A discount rate of 13.25% was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 13.25%. Sensitivity analyses for discount rates and cost savings ranged from 11.25% to 15.25% and 30.5% to 40.5%, respectively. The present value of CFB Common Shares calculated using discounted cash flow analysis ranged from $19.56 per share to $38.21 per share based on the cost savings estimates and discount rates used, compared to the offer price of $42.50 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of CFB Common Shares may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Present Value Analysis. Applying present value analysis to CFB’s theoretical future earnings, dividends and tangible book value, Boenning compared the offer price for one share of CFB Common Shares to the present value of one share of CFB Common Shares on a stand-alone basis. The analysis was based upon management’s projected earnings growth, a range of assumed price/earnings ratios, a range of assumed price/tangible book value ratios and a 13.25% discount rate, which was determined using the Capital Asset Pricing Model and the Build-Up Method, both of which take into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and risk premiums for small, illiquid stocks and for commercial bank stocks, as well as comparable company returns on tangible common equity. The average of the three methods was approximately 13.25%. The valuation was completed with a sensitivity analysis on the discount rate ranging from 11.25% to 15.25%. Boenning derived the terminal price/earnings multiple of 18.6x and terminal price/tangible book value multiple of 143.7% from the three-year median trading multiples of the SNL Bank < $500 Million Index as of December 19, 2017. Sensitivity analyses for terminal price/earnings and price/tangible book ranged from 15.0x to 22.2x and 128.8% to 158.5%, respectively, each representing two standard deviations above or below the median. The present value of CFB Common Shares on a standalone basis is $19.14 to $33.82 per share based on price/earnings multiples, and $20.03 to $29.41 per share based on price/tangible book value multiples, compared to the offer price of $42.50 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which CFB Common Shares may trade in the public markets. A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

Pro Forma Merger Analysis. Boenning analyzed certain potential pro forma effects of the Merger, assuming the following: (i) the Merger is completed June 30, 2018; (ii) each CFB Common Share will be eligible to receive consideration of 2.000 LCNB Common Shares; (iii) estimated pre-tax cost savings of approximately 35.5% of CFB’s non-interest expense on an annual basis ($3.2 million annualized pre-tax fully phased-in), recognized 75% in year 1 and 100% in year 2; (iv) estimated one-time transaction-related costs of approximately $5.5 million pre-tax are expensed prior to closing; (v) CFB performance was calculated in accordance with earnings forecasts developed in conjunction with CFB management; (vi) LCNB’s performance was calculated in accordance with LCNB’s consensus analyst estimates; and (vii) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that the Merger (excluding transaction expenses) would be accretive to the combined company’s projected earnings per share in the full year 2019, as well as CFB’s per share equivalent earnings for

2018 and the full year 2019 and accretive to CFB’s per share equivalent tangible book value for 2018 and the full year 2019. Additionally, the combined company’s regulatory capital ratios would exceed regulatory guidelines for “well capitalized.” The actual results achieved by the combined company may vary from projected results and the variations may be material.

As described above, Boenning’s opinion was just one of the many factors taken into consideration by the CFB Board of Directors in making its determination to approve the Merger.

Boenning, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of Boenning’s business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, CFB, LCNB, and their respective affiliates. In the ordinary course of business, Boenning may also actively trade the securities of CFB and LCNB for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

Boenning is acting as CFB’s financial advisor in connection with the Merger and will receive a fee for its services, a significant portion of which is contingent upon consummation of the Merger. Boenning also received a fee for rendering the fairness opinion. Boenning’s fee for rendering the fairness opinion was not contingent upon any conclusion that Boenning reached or upon completion of the Merger. CFB has also agreed to indemnify Boenning against certain liabilities that may arise out of Boenning’s engagement.

Prior Engagements by CFB and LCNB. Except for the arrangements between Boenning and CFB described in the preceding paragraph, Boenning has not had any material relationship with CFB during the past two years in which compensation was received or was intended to be received. Boenning advised and received compensation from LCNB in 2016 relating to the evaluation of an acquisition opportunity. Boenning has otherwise provided no investment banking services to LCNB during the past two years in which compensation was received or was intended to be received. Boenning may provide services to LCNB in the future (and to CFB if the Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

Boenning’s opinion was approved by Boenning’s fairness opinion committee. Boenning did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of CFB Common Shares in the Merger.

LCNB’s Reasons for the Merger and Recommendation of the LCNB Board of Directors

LCNB believes that the Merger is in the best interests of LCNB and its shareholders. In reaching this determination, the LCNB board of directors consulted with senior management, LCNB’s financial advisor and legal counsel, and considered the projected pro forma impact of the Merger and a number of other factors, including, without limitation, the following, which are not presented in order of priority:

•	the long-term interests of LCNB and its shareholders, as well as the interests of its employees, customers, creditors and the communities in which LCNB operates;

•	the compatibility of the cultures of LCNB and CFB, particularly with respect to meeting local banking needs and fostering strong community ties;

•	an enhanced market share in Ohio with an increased high-quality loan portfolio;

•	the Merger will expand and enhance LCNB’s existing franchise in the attractive market of Columbus, Ohio;

•	the anticipated operating efficiencies, cost savings, new branding and opportunities for revenue enhancements of the combined bank following the completion of the Merger, and the likelihood that they would be achieved after the Merger;

•	the anticipated increase in mortgage origination capability;

•	the anticipated increase in LCNB’s loan-to-deposit ratio, return on average assets and return on average tangible common equity;

•	the Merger should assist LCNB in maintaining its status as an independent holding company and LCNB Bank as a community bank;

•	the enhanced liquidity going forward as a result of the increase in LCNB’s market capitalization and number of shares outstanding; and

•	the size and structure of the transaction allows LCNB to maintain its strong capital position; additionally, the merged banks will also maintain a strong capital position allowing the organization to expand within its new markets.

While management of LCNB believes that revenue opportunities will be achieved and costs savings will be obtained following the Merger, LCNB has not quantified the amount of enhancements or projected the areas of operation in which such enhancements will occur.

All business combinations, including the merger, also include certain risks. The material potential risks to LCNB and its shareholders that LCNB’s board of directors and management identified and the board of directors considered include the following material matters, which are not presented in order of priority:

•	potential run-off of deposits and loans following announcement and/or the closing;

•	the risk that CFB’s loans and other items were not appropriately valued;

•	the potential for diversion of management attention during the period prior to the completion of the Merger and after the Merger while merging Columbus First Bank’s business with LCNB Bank;

•	the costs to be incurred in connection with the Merger, including the transaction expenses arising from the Merger Agreement and Merger;

•	the risk that projected earnings, tangible book value increases and/or cost savings will not materialize or will be less than expected;

•	the possibility that LCNB common shares may trade down post-announcement and/or following the Merger; and

•	the risk that CFB terminates the Merger Agreement by reason of a superior competing proposal.

In view of the variety of factors considered in connection with its evaluation of the Merger, the LCNB’s board did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to the factors it considered. Further, individual directors may have given differing weights to different factors. In addition, the LCNB board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the board conducted an overall analysis of the factors it considered material, including thorough discussions with, and questioning of, LCNB’s management.

After deliberating with respect to the proposed merger with CFB, considering, among other things, the factors discussed above, the LCNB board of directors approved the Merger Agreement and the Merger with CFB and decided to approve and recommend the Merger to LCNB shareholders for adoption.

There can be no certainty that the above benefits of the Merger anticipated by the LCNB board of directors will occur. Actual results may vary materially from those anticipated. For more information on the factors that could affect actual results, see “CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS” and “RISK FACTORS.”

For the reasons set forth above, the board of directors of LCNB believes that the Merger is fair to and in the best interests of LCNB and its shareholders, and, as a result, the directors of LCNB unanimously recommend that LCNB shareholders vote “FOR” the adoption and approval of the Merger Agreement, “FOR” the proposal to approve the issuance of common shares, and “FOR” the approval of the adjournment of the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes at the time of the special meeting to adopt and approve the Merger Agreement.

Opinion of LCNB’s Financial Advisor

On September 8, 2017, LCNB retained ProBank Austin to serve as exclusive financial advisor in connection with evaluating a potential transaction involving the acquisition of CFB. ProBank Austin is an investment banking and consulting firm specializing in community bank mergers and acquisitions. LCNB selected ProBank Austin as its financial advisor on the basis of its experience and expertise in representing financial institutions in similar transactions and its familiarity with LCNB.

In its capacity as financial advisor, ProBank Austin provided a fairness opinion (the “ProBank Austin Opinion”) to the Board of Directors of LCNB (the “LCNB Board”) in connection with the Merger. At the meeting of the LCNB Board on December 18, 2017, ProBank Austin rendered its oral opinion (which was subsequently confirmed in writing by delivery of ProBank Austin’s written opinion dated December 20, 2017) that, based upon and subject to the various factors, assumptions and limitations set forth in such opinion, ProBank Austin representatives’ experience as investment bankers, ProBank Austin’s work as described in such opinion and other factors ProBank Austin deemed relevant, as of such date, the Merger Consideration set forth in the Agreement was fair, from a financial point of view, to LCNB.

The full text of the ProBank Austin Opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the ProBank Austin Opinion set forth herein is qualified in its entirety by reference to the full text of the opinion.

ProBank Austin’s opinion speaks only as of the date of the opinion. The ProBank Austin Opinion was for the information of, and was directed to, the LCNB Board (in its capacity as such) in connection with its consideration of the financial terms of the Merger. The opinion addressed only the fairness, from a financial point of view, of the Merger Consideration paid by LCNB. It did not address the underlying business decision of LCNB to engage in the Merger or enter into the Merger Agreement or constitute a recommendation to the LCNB Board in connection with the Merger, and it does not constitute a recommendation to any holder of LCNB common stock or any shareholder of any other entity as to how to vote in connection with the Merger proposal or any other matter.

The ProBank Austin Opinion was reviewed and approved by the fairness opinion committee of ProBank Austin. ProBank Austin expressed no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Merger Agreement or any terms or other aspects of the Merger Agreement or the Merger. ProBank Austin expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of LCNB or as to the underlying decision by LCNB to engage in the Merger or enter into the Merger Agreement. ProBank Austin did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by LCNB officers, directors or employees, or class of such persons, relative to the compensation to be received in the Merger by the holders of LCNB common stock.

The description of the opinion set forth below is qualified in its entirety by reference to the ProBank Austin Opinion. You should consider the following when reading the discussion of ProBank Austin’s Opinion in this document:

•	The opinion letter details the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken by ProBank Austin in connection with its opinion, and should be read in its entirety;

•	ProBank Austin expressed no opinion as to the price at which LCNB’s or CFB’s common stock would actually trade at any given time;

•	ProBank Austin’s opinion does not address the relative merits of the Merger and the other business strategies considered by LCNB’s board, nor does it address the board’s decision to proceed with the Merger; and

•	ProBank Austin’s opinion rendered in connection with the Merger does not constitute a recommendation to any LCNB shareholder as to how he or she should vote their shares.

The preparation of a fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In performing its analyses, ProBank Austin made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of LCNB and CFB and may not be realized. Any estimates contained in ProBank Austin’s analyses are not necessarily predictive of future results or values, and may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Unless specifically noted, none of the analyses performed by ProBank Austin was assigned a greater significance by ProBank Austin than any other. The relative importance or weight given to these analyses is not affected by the order of the analyses or the corresponding results. The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

With respect to expected transaction costs, accounting adjustments and cost savings, LCNB’s and CFB’s management and advisors confirmed to us that they reflected the best currently available estimates and judgments of management of the future financial performance of LCNB and CFB, respectively, and ProBank Austin assumed that such performance would be achieved. ProBank Austin also assumed that there has been no material change in LCNB’s or CFB’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to ProBank Austin. ProBank Austin assumed in all respects material to our analysis that LCNB and CFB will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the closing conditions in the Agreement are not waived. Finally, ProBank Austin has relied upon the advice LCNB has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

ProBank Austin has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. ProBank Austin did not undertake any independent evaluation or appraisal of the assets and liabilities of LCNB or CFB, nor was it furnished with any appraisals. ProBank Austin has not reviewed any individual credit files of LCNB or CFB, and has assumed that LCNB’s and CFB’s allowances are, in the aggregate, adequate to cover inherent credit losses. ProBank Austin’s opinion is based on economic, market and other conditions existing on the date of its opinion. No limitations were imposed by LCNB’s board or its management on ProBank Austin with respect to the investigations made or the procedures followed by ProBank Austin in rendering its opinion.

In rendering its opinion, ProBank Austin made the following assumptions:

•	all material governmental, regulatory and other consents and approvals necessary for the consummation of the Merger would be obtained without any adverse effect on LCNB, CFB or on the anticipated benefits of the Merger; and

•	LCNB and CFB have provided all of the information that might be material to ProBank Austin in its review.

In connection with its opinion, ProBank Austin reviewed:

•	the Merger Agreement dated as of December 20, 2017;

•	certain publicly available financial statements and other historical financial information of CFB and LCNB that ProBank Austin deemed relevant;

•	the historical financial performance, current financial position, budgets and management forecasts, and general prospects of each of CFB and LCNB and reviewed certain financial records of CFB and LCNB as well as had discussions with the respective management teams of CFB and LCNB regarding such information;

•	the pro forma financial impact of the Merger on LCNB, based on assumptions (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) prepared by ProBank Austin and reviewed with management of LCNB;

•	publicly reported historical stock price and trading activity for LCNB’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to LCNB;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

ProBank Austin also discussed with certain members of senior management of LCNB the business, financial condition, results of operations and prospects of LCNB, including certain operating, regulatory and other financial matters. ProBank Austin held similar discussions with certain members of senior management of CFB and their financial advisor regarding the business, financial condition, results of operations and prospects of CFB.

The following is a summary of the material factors considered and analyses performed by ProBank Austin in connection with its opinion dated December 20, 2017. The summary does not purport to be a complete description of the analyses performed by ProBank Austin. Capitalized terms used herein without definition shall have the meanings given to such terms in the Merger Agreement.

Summary of Financial Terms of Agreement

The financial terms of the Agreement provide that CFB shareholders shall be entitled to receive 2.00 shares of LCNB common stock in exchange for each CFB common share (the “Per Share Consideration”). Cash will be paid in lieu of fractional shares and for any in-the-money value of unexercised CFB Options at closing. The Per Share Consideration along with cash paid for fractional shares and CFB Options, represents the Merger Consideration.

The implied value of the Merger Consideration was $66.9 million in the aggregate or $41.00 per share, based on 1,581,516 shares of CFB outstanding common stock, the exchange ratio of 2.00, outstanding CFB’s stock options equal to 73,724 with a weighted average exercise price of $14.00 and LCNB’s closing price of $20.50 on December 20, 2017. The Merger Consideration represents:

•	207 percent of CFB’s September 30, 2017 tangible equity of $32.4 million (equity adjusted to include proceeds from 6,500 stock options exercised after September 30, 2017 with a weighted average strike price of $10.00 per share); and

•	30.4 times CFB’s year-to-date September 30, 2017 annualized normalized net income of $2.2 million (normalized YTD net income excludes net BOLI gain of $400,000 and tax benefit of $384,000 relating to stock option exercises).

CFB Peer Analysis

ProBank Austin compared selected results of Columbus First Bank’s operating performance to that of 33 selected commercial banks headquartered in Ohio with total assets between $200 million and $500 million. In addition, the selected peer banks were not part of a larger multi-bank holding company organization. ProBank Austin considered this group of financial institutions comparable to Columbus First Bank on the basis of asset size and geographic location.

This peer group consisted of the following banks:

Bank Name	City	Bank Name	City
Andover Bank	Andover	Henry County Bank	Napoleon
Belmont Savings Bank	Bellaire	Hocking Valley Bank	Athens
CFBank, National Association	Worthington	Home Loan Savings Bank	Coshocton
Community Bank	Zanesville	Independence Bank	Independence
Consumers National Bank	Minerva	Kingston National Bank	Kingston
Fahey Banking Company	Marion	Liberty National Bank	Ada
Farmers Bank and Savings Company	Pomeroy	Minster Bank	Minster
Farmers Savings Bank	Spencer	North Valley Bank	Zanesville
First Citizens NB Upper Sandusky	Upper Sandusky	Osgood State Bank	Osgood
First Federal Community Bank, NA	Dover	Peoples Bank Co.	Coldwater
First National Bank in New Bremen	New Bremen	Portage Community Bank	Ravenna
First National Bank of Bellevue	Bellevue	Savings Bank	Circleville
First National Bank of Dennison	Dennison	St. Henry Bank	Saint Henry
First State Bank	Winchester	Sutton Bank	Attica
Geauga Savings Bank	Newbury	Unified Bank	Martins Ferry
Genoa Banking Company	Genoa	Wayne Savings Community Bank	Wooster
Greenville National Bank	Greenville

ProBank Austin noted the following selected financial measures for the peer group as compared to Columbus First Bank:

	Peer Financial Performance(1)			Columbus First Bank(1)
	25th Pct	Median	75th Pct
Total Assets ($millions)	$273.7	$319.0	$434.3	$333.4
LTM PTPP (FTE) / Average Assets	1.09%	1.32%	1.67%	1.12%
LTM Return on Average Assets(2)	0.67%	0.86%	1.12%	0.69%
LTM Return on Average Equity(2)	6.13%	7.91%	10.48%	7.31%
NPAs / Total Assets	0.59%	0.38%	0.21%	0.03%
Tangible Equity/Tangible Assets	9.03%	9.97%	11.05%	9.68%

LTM = Last 12 Months

PTPP = Pre-Tax Pre-Provision = Net Interest Income (FTE) + Noninterest Income – Noninterest Expense

FTE = fully-tax equivalent

Return on Average Assets = ROAA

Return on Average Equity = ROAE

NPAs = Nonperforming assets, defined as loans 90 or more days past due, nonaccrual loans, and Other Real Estate Owned. Restructured loans are not included.

(1)	Peer financial performance and Columbus First Bank’s performance for the 12 month period ending September 30, 2017. Normalized net income for Columbus First Bank excludes $400,000 in net BOLI gain recorded in the second quarter of 2017.

(2)	Based on tax-adjusted performance for S-Corporations.

This comparison indicated that Columbus First Bank was between the 25th percentile and median of the peer group in terms of ROAA, ROAE and PTPP earnings to average assets (after excluding the net proceeds from bank owned life insurance policy gain recorded second quarter of 2017). Columbus First Bank’s nonperforming asset levels were more favorable compared to 75th percentile of the peer group. Columbus First Bank’s tangible equity to asset ratio was between the 25th percentile and median of the peer group.

Comparable Transaction Analysis

ProBank Austin compared the financial performance of certain selling institutions and the prices paid in selected transactions to CFB’s financial performance and the implied transaction multiples being paid by LCNB for CFB. Specifically, ProBank Austin reviewed certain information relating to select bank and thrift transactions in Ohio between January 1, 2015 and December 14, 2017 (with seller’s assets between $100 million and $1 billion). Fourteen (14) transactions were included in this group based on the selected criterion. Also, five of the selling institutions were headquartered in the Columbus MSA. The following lists the transactions reviewed by ProBank Austin:

Guideline M&A Transactions

Buyer Name	Seller Name	Seller City	Seller HQ in Columbus MSA	Announcement Date
Peoples Bancorp Inc.	ASB Financial Corp.	Portsmouth	No	10/24/17
United Bancshares Inc.	Benchmark Bancorp Inc.	Gahanna	Yes	03/22/17
First Merchants Corp.	Arlington Bank	Upper Arlington	Yes	01/25/17
First Commonwealth Financial	DCB Financial Corp	Lewis Center	Yes	10/03/16
United Community Finl Corp.	Ohio Legacy Corp	North Canton	No	09/08/16
First Defiance Financial	Commercial Bancshares	Upper Sandusky	No	08/23/16
Middlefield Banc Corp.	Liberty Bank NA	Beachwood	No	07/28/16
Ohio Valley Banc Corp.	Milton Bancorp Inc.	Wellston	No	01/07/16
CNB Financial Corp.	Lake National Bank	Mentor	No	12/30/15
MainSource Financial Group	Cheviot Financial	Cheviot	No	11/24/15
Farmers National Banc Corp.	Tri-State 1st Banc Inc.	East Liverpool	No	06/24/15
First Commonwealth Financial	First Community Bank	Columbus	Yes	05/11/15
Farmers National Banc Corp.	National Bancshares Corp.	Orrville	No	01/27/15
First Merchants Corp.	C Financial Corp.	Dublin	Yes	01/06/15

The following table highlights the median results of the guideline M&A transactions in comparison to the Merger:

	Ohio			Columbus
	25th Pct.	Median	75th Pct.	Median	CFB(1)
Seller’s Financial Performance
Total Assets (in millions)	$139.9	$257.9	$336.6	$138.0	$333.4
Tangible Equity / Tangible Assets	9.04%	10.38%	11.99%	10.84%	9.69%
Return on Average Assets	0.48%	0.92%	1.12%	0.88%	0.61%
Return on Average Equity	5.18%	8.03%	11.34%	7.28%	6.59%
Efficiency Ratio	86.7%	76.1%	65.3%	94.1%	71.4%
Nonperforming Assets(2) /Assets	2.10%	1.28%	0.83%	1.74%	0.12%

Deal Transaction Multiples
Price/Tangible Book Value Ratio	140%	157%	178%	185%	207%
Price/LTM Earnings	14.0	16.5	20.9	17.2	30.4

LTM = Last twelve month

Note: M&A Guideline transactions financial performance based on most recent 12-month data.

(1)	CFB’s financial performance and deal transaction multiples based on annualized normalized YTD September 30, 2017 data.
(2)	Nonperforming assets include nonaccrual loans and leases, restructured loans and leases, and other real estate owned.

The median ROAA ratio of the selling banks in the guideline transactions was 0.92 percent, 0.88 percent for those selected selling institutions in the Columbus MSA compared to 0.61 percent for CFB (normalized to exclude net BOLI gain and excluding tax benefit from stock option exercises). CFB’s normalized ROAE of 6.59 percent was below the peer median of 8.03 percent and Columbus MSA peer median of 7.28 percent. The nonperforming assets (“NPA”) to assets ratio of CFB measured 0.12 percent and was more favorable than both the peer and Columbus MSA medians. The indicated price to tangible book ratio being paid by LCNB for CFB of 207 percent is higher than the median price to tangible book ratio of 157 percent for the guideline transactions and 185 percent for the Columbus median. The implied price-to-normalized earnings multiple for the CFB transaction with LCNB of 30.4 times was higher than the peer median multiple of 16.5 times and Columbus MSA median of 17.2.

LCNB Financial Performance and Market Trading Data Peer Analysis

ProBank Austin compared selected results of LCNB’s operating and stock performance to that of 33 publicly traded banks that are headquartered in Ohio, Pennsylvania and Indiana with assets between $1.0 billion and $3.0 billion.

This peer group consisted of the following companies:

Name	State	Symbol	Name	State	Symbol
1st Summit Bncp Johnstown Inc.	PA	FSMK	FNCB Bancorp Inc.	PA	FNCB
ACNB Corp.	PA	ACNB	Franklin Financial Services	PA	FRAF
AmeriServ Financial Inc.	PA	ASRV	Malvern Bancorp Inc	PA	MLVF
Citizens & Northern Corp.	PA	CZNC	Mid Penn Bancorp Inc.	PA	MPB
Citizens Financial Services	PA	CZFS	Middlefield Banc Corp.	OH	MBCN
Civista Bancshares Inc.	OH	CIVB	MutualFirst Financial Inc.	IN	MFSF
CNB Financial Corp.	PA	CCNE	Norwood Financial Corp.	PA	NWFL
Codorus Valley Bancorp Inc.	PA	CVLY	Ohio Valley Banc Corp.	OH	OVBC
DNB Financial Corp.	PA	DNBF	Orrstown Financial Services	PA	ORRF
ENB Financial Corp	PA	ENBP	Penns Woods Bancorp Inc.	PA	PWOD
ESSA Bancorp Inc.	PA	ESSA	Peoples Financial Services	PA	PFIS
Farmers & Merchants Bancorp	OH	FMAO	QNB Corp.	PA	QNBC
Farmers National Banc Corp.	OH	FMNB	Republic First Bancorp Inc.	PA	FRBK
First Defiance Financial	OH	FDEF	Somerset Trust Holding Co.	PA	SOME
First Farmers Financial Corp	IN	FFMR	STAR Financial Group Inc.	IN	SFIGA
First Financial Corp.	IN	THFF	United Community Finl Corp.	OH	UCFC
First Internet Bancorp	IN	INBK

ProBank Austin noted the following selected financial measures:

	Peer Financial Performance(1)
	25th Pct	Median	75th Pct	LCNB (1)
Total Assets ($bils)	$1.14	$1.43	$1.90	$1.31
Tangible Equity / Tangible Assets	8.47%	9.38%	9.99%	9.05%
LTM PTPP / Average Assets	1.18%	1.32%	1.56%	1.33%
LTM Core Return on Average Assets	0.81%	0.90%	1.06%	1.01%
LTM Core Return on Average Equity	8.04%	9.33%	9.90%	9.01%
LTM Efficiency Ratio	70.9%	62.7%	59.5%	61.8%
NPAs / Total Assets	0.88%	0.59%	0.40%	0.34%

LTM = Last twelve month

Core = As reported by each company in SEC filings and excludes nonrecurring revenue and expense, gains/losses on sale of securities along with certain noncash expenses such as intangible amortization expense

PTPP = Pre-Tax Pre-Provision = Net Interest Income + Noninterest Income – Noninterest Expense

(1)	Peer group financial performance as of most recent available as of December 14, 2017. LCNB’s financial performance as of September 30, 2017 (Peer group financial performance excludes LCNB).

This comparison indicated that LCNB approximated the median results of the peer group for PTPP to average assets, core ROAA and core ROAE. LCNB’s tangible equity to assets ratio was between the 25th percentile and median of the peer. LCNB’s efficiency ratio was between the median and 75th percentile of peer while its NPAs to total assets was more favorable compared to the 75th percentile of the peer. The following presents a summary of the market trading data of LCNB compared to this same peer group as of December 14, 2017:

	Peer Market Trading Data			LCNB
As of 12/14/2017	25th Pct	Median	75th Pct
Price / Tangible Book Value per Share	142%	167%	187%	182%
Price / LTM Core EPS	15.0	16.2	19.5	15.9
Dividend Yield	1.37%	1.86%	2.55%	3.03%
Average Monthly Volume	92,752	240,135	545,344	299,082
Avg. Monthly Volume as % of Shares	0.97%	3.07%	4.13%	2.99%

LCNB traded between the median and the 75th percentile of the peer group as measured by the price to tangible book and approximated the peer group median as measured by the price to LTM Core EPS. LCNB’s dividend yield exceeded the 75th percentile of the peer. LCNB approximated the peer median in average monthly trading volume to shares.

Pro Forma Merger Analysis

ProBank Austin performed a pro forma analysis that considered the projected income statement, balance sheet impact and performance metrics of the Merger on LCNB. ProBank Austin’s analysis was reasonably prepared on a basis reflecting the best currently available information and judgement of the management of LCNB and CFB as to the future operating and financial performance of LCNB and CFB, respectively. Assumptions were made regarding the fair value accounting adjustments, cost savings, restructuring charges and other acquisition adjustments based on discussions with management of LCNB and CFB and their representatives. The pro forma merger analysis indicated that the Merger is expected to be dilutive to LCNB’s tangible book value per share at closing and recovered within approximately 4.3 years. The Merger is expected to be accretive to LCNB’s earnings per share (excluding nonrecurring transaction expenses) for the 12-month period following completion of the Merger and this accretion is expected to increase going forward into the second year following closing based on cost savings becoming fully implemented. The analysis did not include any changes in the corporate tax rates of LCNB or CFB from legislation that was enacted after December 20, 2017. Furthermore, the analysis indicated that LCNB would continue to be well-capitalized based on consolidated regulatory capital ratios including Tier 1 leverage ratio, CET1 ratio, Tier 1 capital ratio and total capital ratio. For all the above analysis, the actual results achieved by LCNB following the Merger may vary from the projected results, and the variance may be material.

ProBank Austin’s Compensation and Other Relationships with LCNB and CFB

LCNB has agreed to pay ProBank Austin customary fees for its services as exclusive financial advisor in connection with the Merger. ProBank Austin has acted exclusively for the board of directors of LCNB in rendering this opinion and will receive a fee from LCNB for our services. A portion of the fee is payable upon rendering this opinion, and a significant portion is contingent upon the successful completion of the transaction.

LCNB agreed to reimburse ProBank Austin for its reasonable out-of-pocket expenses, and to indemnify ProBank Austin against certain liabilities, including liabilities under securities laws. ProBank Austin has provided various consulting services to LCNB in the past, including investment banking services. ProBank Austin has not provided services within the last two years and does not have any existing or pending engagements with CFB.

Summary

Based on the preceding summary discussion and analysis, and subject to the qualifications described herein, ProBank Austin determined the Merger Consideration to be fair, from a financial point of view, to LCNB.

The opinion expressed by ProBank Austin was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including, but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either LCNB or CFB could materially affect the assumptions used in preparing this opinion.

Regulatory Approvals Required

The Merger must receive approval from both the OCC and the Federal Reserve before the proposed Merger may be consummated. The approval of any regulatory applications merely implies the satisfaction of regulatory criteria for approval, which does not include review of the adequacy or fairness of the Merger Consideration to CFB shareholders. Furthermore, regulatory approvals do not constitute or imply any endorsement or recommendation of the Merger or the terms of the Merger Agreement.

Interests of CFB Directors and Officers in the Merger

As described below, some of CFB’s directors and executive officers have interests in the Merger that may be different from, or in addition to, the interests of CFB shareholders generally. The CFB board of directors was aware of these interests and considered them in approving the Merger Agreement.

Potential Payments Under Change in Control Agreements with Columbus First Bank

Columbus First Bank is party to certain change in control agreements with certain of its executive officers. Pursuant to those agreements, upon the change in control caused by the Merger, the employees will be entitled to a lump sum payment if they are employed by Columbus First Bank at the time of the Merger.

William G. Huddle, Chairman and Chief Executive Officer, has a change in control agreement with Columbus First Bank. Under the terms of the agreement, if Mr. Huddle (i) is terminated without cause during the six-month period preceding the Merger, or (ii) is employed on the date of the Merger, then subject to certain conditions, Mr. Huddle is entitled to receive a payment equal to three times the sum of Mr. Huddle’s highest annual base salary during the three years preceding the Merger and the average bonus paid to Mr. Huddle during the three years preceding the Merger.

John F. Smiley, President and Chief Lending Officer, has a change in control agreement with Columbus First Bank. Under the terms of the agreement, if Mr. Smiley (i) is terminated without cause during the six month period preceding the Merger, or (ii) is employed on the date of the Merger, then subject to certain conditions, Mr. Smiley is entitled to receive a payment equal to three times the sum of Mr. Smiley’s highest annual base salary during the three years preceding the Merger and the average bonus paid to Mr. Smiley during the three years preceding the Merger.

Donald Foster, Chief Financial Officer, has a change in control letter with Columbus First Bank. Under the terms of the letter, (i) if CFB is sold, and (ii) if Mr. Foster is employed with Columbus First Bank at the time the sale is completed, then Mr. Foster is entitled to receive compensation of $50,000, net of customary withholdings, in the first payroll after the closing of the Merger is completed, whether or not the acquiring bank offers Mr. Foster continued employment.

Christine M. Ruddy, Senior Vice President of Lending, has a change in control letter with Columbus First Bank. Under the terms of the letter, (i) if Columbus First Bank is sold, and (ii) if Ms. Ruddy is employed with

Columbus First Bank at the time the sale is completed, then Ms. Ruddy is entitled to receive compensation of $60,000, on the first payroll after the closing of the Merger is completed, whether or not the acquiring bank offers Ms. Ruddy continued employment.

Continued Employment

In addition, LCNB Bank has entered into an employment agreement with John F. Smiley, to be effective upon the completion of the Merger. Mr. Smiley will be an at-will employee and will receive an annual base salary of $200,000. Mr. Smiley will be eligible to receive quarterly bonuses based on loan production for the Columbus market, and will be eligible to participate in LCNB’s benefit plans available to other executive officers.

The change in control and other payments under the aforementioned agreements would be paid by LCNB or LCNB Bank at or following the effective date of the Merger. The anticipated change in control and other payment and benefit values under the agreements are set forth below.

Recipient	Change in Control Lump Sum Payment(1)
William G. Huddle	$942,585
John F. Smiley	$809,000
Donald Foster	$50,000
Christine M. Ruddy	$60,000

(1)	These amounts are based on the following assumptions and estimates:

•	the assumption that no indemnification will be paid to any executive officer; and

•	no value being attributed to coverage under the directors’ and officers’ liability policy as the premium for the policy is based on providing coverage for all covered individuals as a group, including persons other than those included in this table.

Severance Payments

Under the terms of the Merger Agreement, subject to any regulatory restrictions, LCNB has agreed to pay to each employee, including officers, of CFB or Columbus First Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of CFB or Columbus First Bank immediately before the effective time of the Merger, (iii) has been an employee of CFB or Columbus First Bank for at least one year prior to the effective time of the Merger, and (iv) is not offered continued employment by LCNB or any of its subsidiaries for at least one year after the effective time of the Merger, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with CFB or Columbus First Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay.

The Merger Agreement provides that employees of CFB or Columbus First Bank who become employees of LCNB as a result of the Merger will participate in either CFB’s or Columbus First Bank’s employee compensation and benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by LCNB for LCNB’s employees. LCNB will use commercially reasonable efforts to ensure that employees of CFB or Columbus First Bank will receive credit for their years of service with CFB or Columbus First Bank, as applicable, for participation and vesting purposes under the applicable LCNB employee benefit plans, to the extent such plans permit. In addition, to the extent CFB or Columbus First Bank employees participate in LCNB’s group health plan instead of continued participation in CFB’s group health plan, LCNB will take all commercially reasonable steps necessary or appropriate to waive all restrictions and limitations for pre-existing conditions, exclusions, and waiting periods under LCNB’s group health plan and provide each such employee and their eligible dependents with credit for any deductibles paid prior to the completion of the Merger under CFB’s group health plan (to the same extent that such credit was given under such plan prior to the completion of the Merger) in satisfying any applicable deductible or maximum out-of-pocket requirements under any LCNB’s group health plan.

In exchange for the severance pay described above, terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against LCNB and its affiliates.

Stock Options

Immediately prior to the effective time of the Merger, all rights with respect to CFB’s common shares pursuant to CFB’s stock option plans will be cancelled in exchange for a cash payment equal to (i) the Initial LCNB Market Value, multiplied by the Exchange Ratio of 2.00, less (ii) the exercise price per share of each CFB stock option. The following table sets forth the number of shares subject to vested and unvested options held by each director and executive officer of CFB, and the total payment to be received by each such person upon the closing of the Merger, assuming that none of such options is exercised prior to the closing.

Name	Shares Subject to Vested Options	Shares Subject to Unvested Options	Total Merger Consideration
William G. Huddle	18,632	—	$519,471
John F. Smiley	13,132	—	364,454
James F. Boltz	6,632	—	181,251
Michael J. Johrendt	6,632	—	181,251
Juan Jose Perez	6,632	—	181,251
Timothy A. Rabold	2,132	—	54,419
Leman G. Beall, III	2,132	—	54,419
Terri Strait	750	—	21,138

Advisory Board

LCNB has agreed to establish and maintain, for a period of one year following the effective date of the Merger, an advisory board that will be comprised of all of the directors of CFB who desire to participate except the two CFB directors elected to the LCNB board. The advisory board will meet quarterly during the one year period, and the members of the advisory board will be entitled to receive a fee in the amount of $750 per member per meeting attended.

Director Appointments

At or promptly following the effective time of the Merger, LCNB has agreed to take all action necessary to elect two members of the CFB board of directors to the boards of LCNB and LCNB Bank, one of whom will be William G. Huddle, and the other of whom shall be chosen by the LCNB board of directors after consultation with CFB.

Indemnification and Directors’ and Officers’ Liability Insurance

Following the effective time of the Merger and subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of CFB before the effective time of the Merger to the fullest extent provided by CFB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of CFB. In addition, the Merger Agreement provides that, prior to the Merger, LCNB will purchase extended tail coverage to be effective for a period of six years following the effective date of the Merger on terms no less advantageous than those contained in CFB’s current directors’ and officers’ liability insurance policy.

Material U.S. Federal Income Tax Consequences of the Merger

This section describes the intended, material U.S. federal income tax consequences of the Merger to LCNB, CFB, and U.S. holders of CFB common shares who exchange their common shares for LCNB common shares pursuant to the Merger. LCNB and CFB intend for the Merger to be treated as a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and CFB intend that each will be a “party to a reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. The closing of the Merger is conditioned upon the receipt by CFB and LCNB of an opinion of Dinsmore & Shohl LLP, tax counsel to LCNB, dated as of the effective date of the Merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion (including factual representations contained in certificates of officers of LCNB and CFB), the Merger will qualify as a reorganization under Section 368(a) of the Internal Revenue Code. This section summarizes the matters addressed in the tax opinion of Dinsmore & Shohl LLP filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

LCNB and CFB have not requested and do not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the Merger, and the tax opinion to be delivered in connection with the Merger is not binding on the IRS. Consequently, there is no assurance of the accuracy of the anticipated U.S. federal income tax consequences to LCNB, CFB, and the U.S. holders of CFB common shares described in this proxy statement/prospectus.

The following discussion is based on the Internal Revenue Code, existing final, temporary and proposed Treasury Department regulations promulgated thereunder and published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of CFB common shares who, for U.S. federal income tax purposes, is:

•	a citizen or resident of the U.S.;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or political subdivision thereof;

•	a trust that (1) is subject to (A) the primary supervision of a court within the U.S. and (B) the authority of one or more U.S. persons to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury Department regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds CFB common shares, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership, or a partner in such partnership, holding CFB common shares, you should consult your tax advisor.

Holders of CFB common shares that are not U.S. holders may have different tax consequences than those described above and are urged to consult their own tax advisors regarding the tax treatment to them under U.S. and non-U.S. laws.

This discussion addresses only those holders of CFB common shares that hold their CFB common shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment), and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of CFB common shares in light of their individual circumstances or to holders of CFB common shares that are subject to special rules, such as:

•	financial institutions;

•	S corporations or other pass-through entities and investors in those entities;

•	retirement plans or pension funds;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in stocks and securities, or foreign currencies;

•	traders in securities that elect to use the mark-to-market method of accounting;

•	regulated investment companies;

•	real estate investment trusts;

•	persons that exercise dissenters’ rights;

•	persons that hold CFB common shares as part of a straddle, hedge, constructive sale, conversion transaction or other risk management transaction;

•	persons that purchase or sell their CFB common shares as part of a wash sale;

•	expatriates or persons that have a functional currency other than the U.S. dollar;

•	persons that are not U.S. holders; and

•	persons that acquired their CFB common shares through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, this discussion does not address any alternative minimum tax, U.S. federal estate or gift tax or any state, local or foreign tax consequences of the Merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the Merger to a holder of CFB common shares may be complex. All holders of CFB common shares should consult with their tax advisors as to the specific tax consequences of the Merger to them, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.

Reorganization Treatment

The Merger is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, and LCNB and CFB are each intended to be a “party to the reorganization” within the meaning of Section 368(b) of the Internal Revenue Code. If the intended reorganization treatment is respected by the IRS and the courts, then the material federal income tax consequences described below are anticipated.

Federal Income Tax Consequences to LCNB and CFB

No Gain or Loss. No gain or loss will be recognized by LCNB or CFB as a result of the Merger.

Tax Basis. The tax basis of the assets of CFB in the hands of LCNB will be the same as the tax basis of such assets in the hands of CFB immediately prior to the Merger.

Holding Period. The holding period of the assets of CFB to be received by LCNB will include the period during which such assets were held by CFB.

Tax Consequences to CFB Shareholders who Receive Only LCNB Common Shares

No gain or loss will be recognized by a U.S. holder of CFB common shares who receives solely LCNB common shares (except for cash received in lieu of fractional shares, as discussed below) in exchange for all of its CFB common shares. The tax basis of the LCNB common shares received by U.S. holders of CFB common shares in such exchange will be equal (except for the basis attributable to any fractional LCNB common shares, as discussed below) to the basis of CFB common shares surrendered in exchange for LCNB common shares. The holding period of the LCNB common shares received will include the holding period of CFB common shares surrendered in exchange for LCNB common shares, provided that such shares were held as capital assets of the CFB shareholder at the effective time of the Merger.

If a U.S. holder of CFB common shares acquired different blocks of CFB common shares at different times or at different prices, the tax basis and holding periods of LCNB common shares received in exchange for such blocks will be determined separately. U.S. holders of CFB common shares should consult their tax advisors regarding their bases and holding periods in the particular LCNB common shares received in the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder of CFB common shares that receives cash in lieu of a fractional LCNB common share generally will be treated as having received such fractional share and then having received such cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate adjusted basis in the CFB common shares surrendered which is allocable to the fractional share. Subject to possible dividend treatment (as discussed in more detail under “Possible Dividend Treatment”, below), such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its CFB shares exceeds one year at the effective time of the Merger.

Possible Dividend Treatment

In some cases, if a U.S. holder of CFB common shares actually or constructively owns LCNB common shares other than the LCNB common shares received pursuant to the Merger, the gain recognized by such holder could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Internal Revenue Code, in which case such gain would be treated as dividend income. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of certain constructive ownership rules, U.S. holders of CFB common shares should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Backup Withholding and Reporting Requirements

Under certain circumstances, cash payments made to a U.S. holder of CFB common shares pursuant to the Merger may be subject to backup withholding at a rate of 28% of the cash payable to the holder, unless the holder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Department regulations, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

A U.S. holder of CFB common shares owning at least 1% (by vote or value) of the outstanding CFB common shares or having a basis of $1,000,000 or more in its CFB common shares, immediately before the Merger, is required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in and the fair market value of shares of the CFB common shares exchanged by such holder pursuant to the Merger. In addition, all holders of CFB common shares will be required to retain records pertaining to the Merger.

The preceding discussion of material U.S. federal income tax consequences of the Merger is included in this joint proxy statement/prospectus for general information only, and is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you.

Each CFB shareholder should consult with his, her or its own tax advisor regarding the specific tax consequences to the shareholder of the Merger, including the application and effect of state, local and foreign income and other tax laws.

Accounting Treatment

The Merger will be accounted for under the acquisition method of accounting in accordance with U.S. GAAP. Under the acquisition method of accounting, the assets and liabilities of CFB will be recorded and assumed at estimated fair values at the time the Merger is consummated. The excess of the estimated fair value of LCNB common shares issued and the cash proceeds paid over the net fair values of the assets acquired, including identifiable intangible assets, and liabilities assumed will be recorded as goodwill and will not be deductible for income tax purposes. Goodwill will be subject to an annual test for impairment and the amount impaired, if any, will be charged as an expense at the time of impairment.

Dissenters’ Rights

Shareholders of CFB are entitled to certain dissenters’ rights pursuant to Sections 1701.84(A) and 1701.85 of the OGCL. Section 1701.85 generally provides that shareholders of CFB will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to take any one of the required steps may result in the termination or waiver of such rights. Specifically, any CFB shareholder who is a record holder of CFB common shares on                     , 2018, the record date for the CFB special meeting, and whose shares are not voted in favor of the adoption of the Merger Agreement may be entitled to be paid the “fair cash value” of such CFB common shares after the effective time of the Merger.

To be entitled to such payment a shareholder:

•	must deliver to CFB a written demand for payment of the fair cash value of the shares held by such shareholder, before the vote on the Merger proposal is taken;

•	must not vote in favor of approval and adoption of the Merger Agreement; and

•	must otherwise comply with Section 1701.85.

An CFB shareholder’s failure to vote against the adoption and approval of the Merger Agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of shares held by him, her or it on the CFB record date, and the amount claimed as the “fair cash value” of such CFB common shares. Voting against the adoption of the Merger is not a written demand as required under Section 1705.85.

See the text of Section 1701.85 of the OGCL attached as Annex B to this joint proxy statement/prospectus for specific information on the procedures to be followed in exercising dissenters’ rights. CFB is notifying each of the holders of record of its common shares as of                     , 2018 that dissenters’ rights are available and intends that this joint proxy statement/prospectus constitutes this notice.

If CFB so requests, dissenting shareholders must submit their share certificates to CFB within 15 days of such request, for endorsement on such certificates by CFB that a demand for appraisal has been made. In the event the dissenting shareholder fails to send his or her certificates to CFB upon demand, CFB may exercise an option to terminate the shareholder’s rights as a dissenting shareholder. In order to terminate the shareholder’s rights CFB must send the dissenting shareholder written notice within twenty days following the expiration of the fifteen day request period. Any request made by CFB for the dissenting shareholder’s shares will not be deemed an admission by CFB that the shareholder is entitled to relief under Section 1701.85. Such certificates will be promptly returned to the dissenting shareholders by CFB. If CFB and any dissenting shareholder cannot agree upon the “fair cash value” of CFB common shares, either may, within three months after service of demand by the shareholder, file a petition in the Common Pleas Court of Franklin County, Ohio, for a determination of the “fair cash value” of such dissenting shareholder’s CFB common shares. The fair cash value of a CFB common share to which a dissenting shareholder is entitled to under Section 1701.85 will be determined as of the day prior to the special meeting. The court may appoint one or more appraisers to determine the “fair cash value” and, if the court approves the appraisers’ report, judgment will be entered for the “fair cash value,” and the costs of the proceedings, including reasonable compensation of the appraisers, will be assessed or apportioned as the court considers equitable.

If a CFB shareholder exercises his or her dissenters’ rights under Section 1701.85, all other rights with respect to such shareholder’s CFB common shares will be suspended until CFB purchases the shares, or the right to receive the fair cash value is otherwise terminated. Such rights will be reinstated should the right to receive the fair cash value be terminated other than by the purchase of the shares.

The foregoing description of the procedures to be followed in exercising dissenters’ rights available to holders of CFB common shares pursuant to Section 1701.85 of the OGCL may not be complete and is qualified in its entirety by reference to the full text of Section 1701.85 attached as Annex B to this joint proxy statement/prospectus. Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A CFB shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

Resale of LCNB Common Shares

The LCNB common shares to be issued in the Merger will be freely transferable under the Securities Act of 1933, as amended (the “Securities Act”), except for shares issued to any shareholder who is an “affiliate” of LCNB as defined by Rule 144 under the Securities Act. Affiliates consist of individuals or entities that control, are controlled by or are under common control with LCNB, and include the executive officers and directors of LCNB and may include significant shareholders of LCNB.

Employee Matters

Generally

The Merger Agreement provides that employees of CFB or Columbus First Bank who become employees of LCNB as a result of the Merger will participate in either CFB’s or Columbus First Bank’s employee compensation and benefit plans or, as soon as administratively practicable, in the employee benefit plans sponsored by LCNB for LCNB’s employees. LCNB will use commercially reasonable efforts to ensure that employees of CFB or Columbus First Bank will receive credit for their years of service with CFB or Columbus First Bank, as applicable, for participation and vesting purposes under the applicable LCNB employee benefit plans, to the extent such plans permit. In addition, to the extent CFB or Columbus First Bank employees participate in LCNB’s group health plan instead of continued participation in CFB’s group health plan, LCNB will take all commercially reasonable steps necessary or appropriate to waive all restrictions and limitations for pre-existing conditions, exclusions, and waiting periods under LCNB’s group health plan and provide each such employee and their eligible dependents with credit for any deductibles paid prior to the completion of the Merger under CFB’s group health plan (to the same extent that such credit was given under such plan prior to the completion of the Merger) in satisfying any applicable deductible or maximum out-of-pocket requirements under any LCNB’s group health plan.

Employee Severance

Subject to any regulatory restrictions, LCNB has agreed to pay to each employee of CFB or Columbus First Bank who (i) is not subject to an existing contract providing for severance and/or a change in control payment, (ii) is an employee of CFB or Columbus First Bank immediately before the effective time of the Merger, (iii) has been an employee of CFB or Columbus First Bank for at least one year prior to the effective time of the Merger, and (iv) is not offered continued employment in a similar position by LCNB or any of its subsidiaries for at least one year after the effective time of the Merger, a severance amount equal to two weeks base pay multiplied by the number of whole years of service of such employee with CFB or Columbus First Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment will equal four weeks of base pay, and the maximum severance payment will not exceed 26 weeks of base pay.

In exchange for the severance pay described above, terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against LCNB and its affiliates.

CFB’s 401(k) Plan

CFB is required to terminate the 401(k) Plan effective as of a date immediately prior to the effective date of the Merger. In addition, as soon as feasible after the closing of the Merger, LCNB will take commercially reasonable steps to allow CFB or Columbus First Bank employees who continue as employees of LCNB or LCNB Bank to participate in the LCNB 401(k) Plan and to accept roll-overs of benefits from the CFB 401(k) Plan to the LCNB 401(k) Plan.

THE MERGER AGREEMENT

The following is a description of the material terms of the Merger Agreement. A complete copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

The Merger Agreement contains representations and warranties of CFB and LCNB. The assertions embodied in those representations and warranties are qualified by information contained in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from the standard of materiality generally applicable to statements made by a corporation to shareholders or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The Parent Merger and Subsidiary Bank Merger

Pursuant to the terms and subject to the conditions of the Merger Agreement, CFB will merge with and into LCNB, with LCNB surviving the Parent Merger and continuing as an Ohio corporation and a registered financial holding company. Immediately following the Parent Merger, LCNB will cause Columbus First Bank to be merged with and into LCNB Bank, with LCNB Bank surviving the subsidiary bank merger and continuing as a national bank (the “Subsidiary Merger” and together with the Parent Merger, the “Merger”).

Effective Time

LCNB and CFB will cause the effective time of the Merger to occur as soon as practicable after the last of the conditions precedent set forth in the Merger Agreement have been satisfied or waived. Unless LCNB and CFB otherwise agree in writing, the effective time of the Merger will not be later than August 31, 2018. The Parent Merger will become effective upon the latest to occur of (a) the filing of a certificate of merger with the Ohio Secretary of State, or (b) at a later time that LCNB and CFB agree to in writing and specify in the certificate of merger.

LCNB and CFB currently anticipate closing the Merger and filing the certificate of merger with the Ohio Secretary of State in the second quarter of 2018.

Merger Consideration

Under the terms of the Merger Agreement, if the Merger is completed, shareholders of CFB will be entitled to receive 2.00 LCNB common shares for each CFB common share.

LCNB will not issue any fractional common shares in connection with the Merger. Instead, each holder of CFB common shares who would otherwise be entitled to receive a fraction of a LCNB common share (after taking into account all shares of CFB common shares owned by such holder at the effective time of the Merger) will receive cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of LCNB common shares on the NASDAQ Capital Market® for the ten consecutive trading days ending on and including the day immediately preceding the effective date of the Merger.

At the effective time of the Merger, CFB common shares will no longer be outstanding and will automatically be cancelled and cease to exist, and holders of CFB common shares will cease to be, and will have no rights as, shareholders of CFB, other than to receive the Merger Consideration pursuant to the terms and conditions of the Merger Agreement (and dissenters’ rights under Section  1701.85 of the OGCL in the case of CFB common shares as to which the holder has properly exercised dissenters’ rights).

Surrender of Certificates

LCNB will engage Computershare Limited (the “Exchange Agent”) to act as its exchange agent to handle the exchange of CFB common shares for the Merger Consideration. Within five business days after the effective time, LCNB will instruct the Exchange Agent will send to each CFB shareholder a letter of transmittal for use in the exchange with instructions explaining how to surrender CFB common share certificates to the Exchange Agent. CFB shareholders that surrender their certificates to the Exchange Agent, together with a properly completed letter of transmittal, will receive the Merger Consideration.

Within ten days following receipt of a properly completed letter of transmittal, the Exchange Agent will cause new certificates representing LCNB common shares (in book-entry form) into which a shareholder’s CFB common shares were converted in the Merger, and a check in respect of cash to be paid in respect of any fractional share interests or dividends or distributions which such shareholder is entitled to receive, to be delivered to the shareholder. No interest will be paid on any cash to be paid in exchange for CFB common shares or in respect of any fractional share interests, dividends or distributions which any shareholder is entitled to receive under the terms of the Merger Agreement.

Until surrendered, each CFB stock certificate will be deemed after the effective time of the Merger to represent only the right to receive any dividend or other distribution with respect to such CFB common shares with a record date occurring prior to the effective time of the Merger, (b) to receive 2.00 LCNB common shares for each CFB common share they own at the effective time of the Merger, and (c) rights in the case of dissenting shares.

An CFB shareholder will not be entitled to receive payment of any dividends or distributions with respect to LCNB common shares with a record date occurring after the effective time of the Merger until the shareholder has followed the procedures described above for surrendering his or her CFB stock certificates. After a CFB shareholder has properly surrendered his or her CFB stock certificates in exchange for LCNB common shares, the shareholder will be entitled to receive any dividends or distributions on LCNB common shares with a record date occurring on or after the effective time of the Merger. No interest will be paid on any such dividends or distributions.

If any CFB stock certificate has been lost, stolen, or destroyed, the transmittal materials received from the Exchange Agent will explain the steps that the CFB shareholder must take.

CFB Stock Options

Immediately prior to the effective time of the Merger, all rights with respect to CFB’s common shares pursuant to CFB’s stock option plans will be cancelled in exchange for a cash payment equal to (i) the Initial LCNB Market Value, multiplied by the Exchange Ratio of 2.00, less (ii) the exercise price per share of each CFB stock option. All unexercised CFB stock options will be accelerated immediately prior to cancellation in exchange for the cash payment.

Indemnification and Directors’ and Officers’ Liability Insurance

Following the effective time of the Merger and subject to compliance with applicable state and federal laws, LCNB will indemnify each person who served as a director or officer of CFB before the effective time of the Merger, to the fullest extent provided by CFB’s governing documents, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that the person was an officer or director of CFB. In addition, the Merger Agreement provides that, prior to the Merger, LCNB will purchase extended tail coverage to be effective for a period of six years following the effective date of the Merger on terms no less advantageous than those contained in CFB’s current directors’ and officers’ liability insurance policy.

NASDAQ Stock Listing

LCNB common shares currently are listed on the NASDAQ Capital Market® under the symbol “LCNB.” The shares to be issued to CFB’s shareholders as Merger Consideration also will be eligible for trading on the NASDAQ Capital Market®. Pursuant to the Merger Agreement, LCNB will cause the LCNB common shares to be issued pursuant to the Merger to be approved for listing on the NASDAQ Capital Market®.

Conditions to Consummation of the Merger

Conditions of LCNB and CFB. The respective obligations of LCNB and CFB to complete the Merger are subject to the fulfillment or written waiver of each of the following conditions:

•	the Merger Agreement must be duly adopted and approved by the requisite vote of the shareholders of CFB and LCNB;

•	all regulatory approvals required to consummate the Merger must have been obtained and remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the board of directors of LCNB reasonably determines would, either before or after the effective time of the Merger, have a material adverse effect on LCNB and its subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the board of directors of LCNB reasonably determines would, either before or after the effective time of the Merger, be unduly burdensome;

•	there must not be any temporary, preliminary or permanent statute, rule, regulation, judgment, decree, injunction or other order issued by or imposed by any court or any other governmental authority that is in effect and prohibits consummation of the transactions contemplated by the Merger Agreement;

•	this registration statement must have been declared effective by the SEC and must not be subject to any stop order or any threatened stop order, and the issuance of LCNB common shares hereunder shall have been qualified in every state where such qualification is required under applicable state securities laws;

•	LCNB shall have procured a policy of directors’ and officers’ liability insurance in accordance with the terms of the Merger Agreement; and

•	LCNB and CFB shall have received an opinion from Dinsmore & Shohl LLP, dated as of the effective date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Parent Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of the Internal Revenue Code.

Conditions of CFB. CFB will not be required to complete the Merger unless the following conditions are fulfilled or waived in writing:

•	the representations and warranties of LCNB contained in the Merger Agreement must not be in breach, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and CFB must have received a certificate, dated as of the effective time, signed on behalf of LCNB by the chief executive officer of LCNB to such effect;

•

LCNB must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and CFB must have received a certificate, dated as of the effective time, signed on behalf of LCNB by the chief executive officer of LCNB to such effect;

•	LCNB common shares to be issued in the Merger must have been authorized for listing on the NASDAQ Capital Market®; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on LCNB.

Conditions of LCNB. LCNB will not be required to consummate the Merger unless the following conditions are also fulfilled or waived in writing:

•	the representations and warranties of CFB contained in the Merger Agreement must not be in breach, subject to the standard set forth in the Merger Agreement, as of the date of the Merger Agreement and as of the effective time of the Merger (or if any representation or warranty speaks as of a specific date, as of that date), and LCNB must have received a certificate, dated as of the effective time, signed on behalf of CFB by its chief executive officer to such effect;

•	CFB must have performed in all material respects all of its obligations under the Merger Agreement which are required to be performed at or prior to the effective time of the Merger, and LCNB must have received a certificate, dated as of the effective time, signed on behalf of CFB by its chief executive officer to such effect;

•	CFB must have obtained the consent or approval of each person (other than governmental authorities) whose consent or approval is required in connection with the transactions contemplated by the Merger Agreement or under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a material adverse effect on LCNB after the Merger;

•	LCNB must have received a statement executed on behalf of CFB, dated as of the effective time of the Merger, that satisfies the requirements of the regulations of the United States Department of Treasury (“Treasury Regulations”) Section 1.1445-2(c)(3) and complies with Treasury Regulations Section 1.897-2(h), in a form reasonably acceptable to LCNB certifying that CFB common shares do not represent United States real property interests within the meaning of Section 897 of the Internal Revenue Code and the Treasury Regulation promulgated thereunder;

•	the holders of not more than 10% of the outstanding CFB common shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the Merger;

•	there shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any government authority with respect to the only lease of real property held by CFB or Columbus First Bank or any real property owned in fee by CFB or Columbus First Bank, including any real property acquired in connection with foreclosure;

•	either (i) the results of each Phase I Environmental Site Assessment conducted by LCNB pursuant to the Merger Agreement as reported shall be reasonably satisfactory to LCNB, or (ii) any material violation or potential violation of the environmental representations and warranties contained in the Merger Agreement disclosed in a Phase I report conducted by LCNB shall have been remedied by CFB or Columbus First Bank to the reasonable satisfaction of LCNB; and

•	there must not have occurred any event, circumstance or development that has resulted in or could reasonably be expected to result in a material adverse effect on CFB, Columbus First Bank, or its subsidiaries.

LCNB or CFB can waive, in writing, any of the conditions listed above, unless the waiver is prohibited by law.

Representations and Warranties

CFB has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	corporate power;

•	corporate authority and authorized and effectiveness of the Merger Agreement;

•	regulatory approvals and no defaults;

•	accuracy of financial statements and internal controls;

•	legal proceedings;

•	regulatory matters;

•	compliance with laws;

•	material contracts and defaults;

•	broker’s and finder’s fees;

•	employee benefit plans;

•	labor matters;

•	takeover laws;

•	environmental matters;

•	tax matters;

•	risk management instruments;

•	books and records;

•	insurance;

•	title to real property and assets;

•	loans and insider transactions;

•	allowance for loan losses;

•	repurchase agreements;

•	investment portfolio;

•	deposit insurance;

•	Bank Secrecy Act, anti-money laundering, Office of Foreign Assets Control and customer information;

•	Community Reinvestment Act compliance;

•	related party transactions;

•	prohibited payments;

•	Boenning’s fairness opinion;

•	absence of undisclosed liabilities;

•	material adverse effect; and

•	accuracy of disclosure.

LCNB has made representations and warranties in the Merger Agreement relating to:

•	corporate organization, standing and authority;

•	capitalization;

•	subsidiaries;

•	no ownership of CFB common shares;

•	corporate power;

•	corporate authority and authorized and effectiveness of the Merger Agreement;

•	accuracy of SEC reports;

•	accuracy of financial statements and internal controls;

•	agreements with regulatory authorities;

•	legal proceedings;

•	compliance with laws;

•	deposit insurance;

•	absence of undisclosed liabilities;

•	regulatory approvals;

•	broker’s and finder’s fees;

•	sufficiency of authorized common shares;

•	takeover laws;

•	information to be contained in this joint proxy statement/prospectus;

•	books and records;

•	tax matters;

•	ProBank Austin’s fairness opinion;

•	loans and insider transactions; and

•	allowance for loan losses.

CFB’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, CFB has agreed not to take any of the following actions without the prior written consent of LCNB, except as otherwise expressly contemplated or permitted by the Merger Agreement or required by any applicable law, regulation or policy of a governmental authority, or regulatory order:

•	voluntarily take any action, which at the time taken, is reasonably likely to have a material adverse effect;

•	fail to maintain its rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or conduct the business of CFB and Columbus First Bank other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact its business organizations and assets;

•	enter into any new line of business or material change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies;

•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional CFB common shares, or other capital stock of CFB or rights except upon the exercise or fulfillment of CFB options, or enter into any agreement with respect to the same;

•	permit any additional CFB common stock to become subject to new grants of employee or director stock options or similar stock-based employee rights;

•	effect any recapitalization, reclassification, stock split, or similar change in capitalization;

•	make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends or distributions between Columbus First Bank and CFB;

•	directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock other than transactions in CFB common shares required by CFB under the CFB compensation and benefit plans;

•	enter into, modify, amend or renew any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of CFB or Columbus First Bank, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the effective date of the Merger Agreement was executed, or, except as set forth in the CFB disclosure schedule, grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments);

•	enter into, establish, adopt, amend or modify (except (i) as may be required by applicable law, (ii) as contemplated by the Merger Agreement or (iii) the regular annual renewal of insurance contracts) the CFB option plan or any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of CFB or Columbus First Bank, or take any action to accelerate the payment of benefits or the vesting or exercisability of the CFB options, restricted stock, phantom stock or other compensation or benefits payable thereunder;

•	sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue (excluding sales of loans in the secondary market in the ordinary course) any of its assets, deposits, business or properties other than in the ordinary course of business for full and fair consideration actually received;

•	acquire (other than by way of foreclosure or acquisition of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith and in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other person;

•	amend the organizational documents of CFB or Columbus First Bank;

•	implement or adopt any change in its accounting principles, practices or methods other than as required by generally accepted accounting principles;

•	enter into or terminate any material contract, or amend, modify, renew or extend any material contract in any material respect, except as otherwise disclosed;

•	settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually not to exceed $25,000 or in the aggregate not to exceed $50,000 for all such settlements;

•	take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue at any time at or prior to the effective time of the Merger Agreement, (ii) any of the conditions to the Merger not being satisfied or (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority;

•	except pursuant to applicable law or as required by any governmental authority, implement or adopt any material change in its interest rate and other risk management policies, procedures or practices, fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk or fail to follow its existing policies or practices with respect to managing its fiduciary risks;

•	borrow or agree to borrow any funds including, but not limited to, pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other person, except in each case in the ordinary course of business and with a final maturity of less than one year;

•	make or purchase any indirect or brokered loans;

•	purchase from or sell to any financial institution or other non-depository lender an interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in CFB’s territory which are secured by collateral located in CFB’s territory in the ordinary course and consistent with past practices;

•	make any capital expenditure or capital additions or improvements or purchase other assets outside the ordinary course of business which individually exceed $15,000 or in the aggregate exceed $30,000;

•	except as otherwise disclosed, establish any new lending programs or make any changes in the policies of any subsidiary of CFB concerning which persons may approve loans, or price or reprice any loans inconsistent with Columbus First Bank’s current pricing methodologies;

•	originate or issue any loans, except in accordance with existing lending policies, lending limits and authorities, or originate or issue a commitment to originate any loan in a principal amount in excess of $1,250,000, except those commitments already in existence on the date of the Merger Agreement;

•	fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the effective time of the Merger; fail to timely pay any tax due (whether or not required to be shown on any tax return); make, change or revoke any tax election or tax accounting method, file any amended tax return, settle any tax claim or assessment; consent to the extension or waiver of any statute of limitations with respect to taxes; or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any tax refund or file any amended tax return;

•	open, close or relocate any offices at which business is conducted (including any ATMs), or fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted;

•	increase or decrease the rate of interest paid on time deposits or certificates of deposit, or any other type of deposit accounts, except in a manner consistent with rates past practices in relation to prevailing in the relevant market;

•	foreclose upon or otherwise cause CFB or Columbus First Bank to take title to or possession or control of any real property or entity on such property without first obtaining a Phase I Environmental Site Assessment which indicates that the property does not pose an unreasonable risk for acquisition due to the potential for liability related to environmental laws, except that no such report will be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless CFB or Columbus First Bank has reason to believe such real property may pose an unreasonable risk for acquisition due to the potential for liability related to environmental laws;

•	cause any material change in the amount or general composition of deposit liabilities; or

•	agree or commit to do any of the foregoing.

LCNB’s Conduct of Business Pending the Merger

From the date of the Merger Agreement until the effective time of the Merger, LCNB has agreed not to take any of the following actions without the prior written consent of CFB, except as otherwise expressly contemplated or permitted by the Merger Agreement, requested by CFB, or required by any applicable law, regulation or policy of a governmental authority or applicable regulatory order:

•	voluntarily take any action, which at the time taken, is reasonably likely to have a material adverse effect;

•	fail to maintain its rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or conduct the business of LCNB and LCNB Bank other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact its business organizations and assets;

•	amend the organizational documents of LCNB or LCNB Bank in a manner that adversely impacts the rights or obligations of holders of LCNB common shares;

•	take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue at any time at or prior to the effective time of the Merger, (ii) any of the conditions to the Merger not being satisfied, or (iii) a violation of any provision of the Merger Agreement except, in each case, as may be required by applicable law or by any governmental authority.

•	fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all tax returns that are required to be filed (with extensions) at or before the effective time of the Merger; fail to timely pay any tax due (whether or not required to be shown on any tax return); make, change or revoke any tax election or tax accounting method; file any amended tax return; settle any tax claim or assessment; consent to the extension or waiver of any statute of limitations with respect to taxes; or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any tax refund or file any amended tax return;

•	knowingly take any action or fail to take any action that is intended to or would reasonably be likely to adversely affect or delay the ability of CFB, LCNB or their Subsidiaries to obtain any necessary approvals of any governmental authority required for the transactions contemplated by the Merger Agreement or to perform its covenants and agreements under the Merger Agreement or to consummate the transactions contemplated thereby; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the foregoing.

Expenses of the Merger

LCNB and CFB are each required to bear their own expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement.

Termination of the Merger Agreement

Termination by Mutual Consent. Pursuant to the Merger Agreement, LCNB and CFB may mutually consent to terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the board of directors of each approves the termination by a vote of a majority of the members of its board of directors.

Termination by either LCNB or CFB. Either LCNB or CFB, acting alone, upon written notice to the other party may terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective, if the LCNB or CFB board of directors approves the termination by a vote of a majority of the members of its board of directors in the following circumstances:

•	if there is a material breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement that cannot be or has not been cured within 30 days of notice of the breach provided, however, that such breach would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a material adverse effect;

•	in the event that the Merger has not been consummated by August 31, 2018, unless the failure to complete the Merger by that date is due to the knowing action or inaction of the party seeking to terminate;

•	in the event that (i) regulatory approval has been denied, (ii) CFB shareholders do not adopt and approve the Merger Agreement at the CFB special shareholder meeting, or (iii) LCNB shareholders do not adopt and approve the Merger Agreement at the LCNB special shareholder meeting; or

•	if CFB desires to enter into a superior competing transaction (as defined in the Merger Agreement) or if CFB’s board changes its recommendation in favor of the Merger, in each case after payment to LCNB of the termination fee described below.

Termination by CFB. CFB, acting alone, may also terminate the Merger Agreement and abandon the Merger at any time before the Merger is effective upon written notice to LCNB:

•	if, at any time during the five-day period commencing on the first day following the date on which all regulatory approvals necessary for consummation of the Merger have been received, which is referred to as the determination date, both of the following conditions are satisfied:

•	the average of the daily closing value of LCNB common shares as reported on the NASDAQ for the 20 consecutive trading days immediately preceding such specified date, which is referred to as the LCNB market value, is less than (a) the average of the daily closing value of LCNB common shares on the NASDAQ during the 20 consecutive trading days immediately preceding the date of execution of the Merger Agreement, which is referred to as the initial LCNB market value, multiplied by (b) 0.80; and

•	the number obtained by (a) dividing the LCNB market value on the determination date by (b) the initial LCNB market value, is less than the quotient obtained by dividing (x) the average of the closing prices of the NASDAQ Bank Index for the 20 consecutive trading days immediately preceding the determination date by (y) the closing price of the NASDAQ Bank Index on the last trading day immediately preceding the date of the first public announcement of entry into the merger agreement, which is known as the index ratio, and subtracting 0.20 from the quotient.

If the CFB board of directors exercises the termination right described immediately above, LCNB will have the option to increase the exchange ratio to equal a quotient, the numerator of which is equal to the product of the initial LCNB market value, the exchange ratio, and the index ratio minus 0.20, and the denominator of which is equal to the LCNB market value on the determination date. If LCNB elects to increase the exchange ratio pursuant to the preceding sentence, no termination will occur.

In the event that the Merger Agreement is terminated and the Merger abandoned, LCNB and CFB will have no liability or further obligation to the other party, except for continued compliance with certain surviving covenants and agreements identified in the Merger Agreement. In addition, the termination of the Merger Agreement will not relieve a breaching party from liability for any willful breach of the Merger Agreement giving rise to such termination.

Voting Agreements

Under the Merger Agreement, the directors of CFB executed a voting agreement pursuant to which they agreed to vote such CFB common shares owned by the directors in favor of the Merger. CFB directors collectively own 465,069 CFB common shares. The voting agreements contain customary representations and warranties and non-competition and non-solicitation provisions for the directors of CFB.

Acquisition Proposals and Termination Fee

Pursuant to the Merger Agreement, CFB and Columbus First Bank must not, and must cause their officers, directors, employees and other agents not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any competing proposal (as defined in the Merger Agreement), or enter into or maintain discussions or negotiate with any third party in furtherance of or relating to such inquiries or to obtain a competing proposal, or agree to or endorse any competing proposal, or authorize or permit any representative of CFB or Columbus First Bank to take any such action, and CFB shall use its reasonable best efforts to cause the Representatives of CFB not to take any such action, and CFB shall promptly notify LCNB if any such inquiries or proposals are made regarding a competing proposal, and CFB shall keep LCNB informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to CFB shareholder adoption, nothing in the Merger Agreement shall prohibit CFB from, in connection with a superior competing transaction, furnishing information to, or entering into discussions or negotiations with, any third party that makes an unsolicited bona fide proposal to acquire CFB and/or Columbus First Bank pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the CFB Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is reasonably required for the CFB board to comply with its fiduciary duties to shareholders imposed by applicable law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such third party, CFB provides written notice to LCNB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such third party, (C) prior to furnishing such information to such third party, CFB receives from such third party an executed confidentiality agreement with terms no less favorable to CFB than those governing confidentiality between LCNB and CFB, and (D) CFB keeps LCNB informed, on a current basis, of the status and details of any such discussions or negotiations.

In the event that CFB or Columbus First Bank determines in good faith to pursue a superior competing transaction and terminate the Merger Agreement in order to fulfill its fiduciary duties to the shareholders of CFB under applicable law, CFB must, in connection with the termination of the Merger Agreement, pay to LCNB the sum of $2,500,000.

Amendment

The Merger Agreement may be amended or modified at any time prior to the effective time of the Merger by an agreement in writing signed by LCNB and CFB, except that the Merger Agreement may not be amended after the CFB special meeting if such amendment would violate Ohio law.

COMPARISON OF CERTAIN RIGHTS OF CFB AND LCNB SHAREHOLDERS

LCNB and CFB are each incorporated under the laws of the State of Ohio and, accordingly, the rights of their shareholders are governed by Ohio law and their respective articles of incorporation and regulations. Those shareholders of CFB that do not exercise dissenters’ rights will receive LCNB common shares in the Merger and, therefore, will become shareholders of LCNB. Their rights as shareholders of LCNB will be governed by the Ohio Revised Code and by LCNB’s Amended and Restated Articles of Incorporation (its “Articles”) and Code of Regulations (its “Regulations”), while CFB shareholders are currently governed by the Ohio Revised Code and by CFB’s Articles of Incorporation, as amended (its “Articles”) and Regulations (its “Regulations”). Although the rights of the holders of LCNB common shares and those of the holders of CFB common shares are similar in many respects, there are some differences. These differences relate to differences between provisions of LCNB’s Articles and CFB’s Articles, and differences between provisions of the Regulations of LCNB and the Regulations of CFB.

The following chart compares certain rights of the holders of CFB common shares to the rights of holders of LCNB common shares in areas where those rights are materially different. This summary, however, does not purport to be a complete description of such differences and is qualified in its entirety by reference to the relevant provisions of Ohio law and the respective corporate governance instruments of CFB and LCNB.

Columbus First Bancorp, Inc.	LCNB Corp.
Authorized Capital Stock

Authorized Capital. CFB’s Articles authorizes CFB to issue up to (i) 3,000,000 common shares, par value of $1.00, and (ii) 100,000 shares of preferred stock, without par value.	Authorized Capital. LCNB’s Articles authorize LCNB to issue up to (i) 19,000,000 common shares, without par value, and (ii) 13,400 shares of preferred stock, without par value.

As of the date of this joint proxy statement/prospectus, there were 1,589,516 common shares outstanding and no preferred shares outstanding.	As of the date of this joint proxy statement/prospectus, there were common shares outstanding and no preferred shares outstanding.

Board of Directors

Number of Directors. CFB’s Regulations require that it have not less than six and not more than fifteen members of the board of directors. The board of directors currently has eight members.	Number of Directors. LCNB’s Regulations require that it have not less than five and not more than fifteen members of the board of directors. The board of directors currently has eight members.

The number of directors can be fixed or changed at a meeting of shareholders called for such purpose, at which a quorum is present. The board of directors can also fix or change the number of directors by a 2/3 vote, but cannot decrease the number of directors to less than six nor increase the number of directors to more than fifteen, or change the number of directors by more than two from the number last fixed by the shareholders.	The number of directors can be fixed or changed at a meeting of shareholders called for the purpose of electing directors by majority vote of the shareholders. The board of directors can also fix or change the number of directors by majority vote, but cannot decrease the number of directors so as to shorten the term of any incumbent director or increase the directors to more than three directors beyond the number fixed at the most recently held meeting of shareholders.

Election of Directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.	Election of Directors. At all elections of directors, the candidates receiving the greatest number of votes shall be elected.

Columbus First Bancorp, Inc.	LCNB Corp.

Classification of Directors. CFB’s Regulations provides for a classified board of directors with two classes as nearly equal in number as possible. Directors serve for two year terms and one class of directors is elected each year at the annual meeting of shareholders.	Classification of Directors. LCNB’s Regulations provides for a classified board of directors with three classes as nearly equal in number as possible. Directors serve for three-year terms and approximately one-third of the board of directors is elected each year at the annual meeting of shareholders.

Removal of Directors. Directors of CFB may be removed at any time, with or without cause, by the affirmative vote of the shareholders holding not less than 2/3 of the voting power of the corporation.	Removal of Directors. Neither LCNB’s Articles nor its Regulations expressly govern the removal of directors. Therefore, in accordance with Section 1701.58 of the OGCL and LCNB’s Articles, directors may be removed by a shareholder vote of not less than two-thirds of the voting power entitled to vote at a meeting for such a purpose.

Shareholder Nominations. Any shareholder can propose a candidate for director by giving written notice of such proposal to the CEO (i) between 50 and 60 days prior to any meeting called for the purpose of electing directors or (ii) no more than seven days after notice of a meeting is given if the notice is given less than 21 days prior to the meeting. The proposal must contain specified information about the candidate and the proposing shareholder.	Shareholder Nominations. Any shareholder can propose a candidate for director by giving written notice of such proposal to the secretary (i) at least 45 days prior to an annual meeting and (ii) no more than seven days after notice of a special meeting is given. The proposal must contain certain information about the candidate and the proposing shareholder and include a consent of the candidate to serve as director if elected.

Shareholder Meetings

Calling Special Meetings of Shareholders. Under CFB’s Regulations, a special meeting of the shareholders may be called by the chairman of the board of directors; the CEO or, in the case of the CEO’s absence, death or disability, the president or vice president authorized to act as president; the secretary; the directors by action at a meeting or a majority of the directors acting without a meeting; or shareholders who hold not less than 50% of all shares entitled to vote at the meeting.	Calling Special Meetings of Shareholders. Under LCNB’s Regulations and Section 1701.40 of the OGCL a special meeting of the shareholders may be called by the chairman of the board of directors; the president or, in case of the president’s absence, death, or disability, the vice president authorized to act as president; the secretary; the directors by action at a meeting; a majority of the directors acting without a meeting; or shareholders which hold at least a majority of all shares outstanding and entitled to vote.

Notice of Shareholder Meetings. Written notice of each annual or special meeting of the shareholders must be sent to the shareholders not less than 10 days and not more than 60 days prior to the meeting.	Notice of Shareholder Meetings. Notice of each annual or special meeting of the shareholders shall be given in writing by the President, any Vice President, the Secretary or Assistant Secretary, not less than 10 days prior and not more than 60 days prior to the meeting.

Record Date. The record date for determining the shareholders who are entitled to vote at any shareholder meeting is fixed by the board of directors. The record	Record Date. The record date for determining the shareholders who are entitled to vote at any shareholder meeting is fixed by the board of directors. The record date cannot be earlier than the date the

Columbus First Bancorp, Inc.	LCNB Corp.
date cannot be earlier than the date the record date is set and cannot be more than 60 days prior to the meeting.	record date is set and cannot be more than 60 days prior to the meeting.

Voting

Required Vote to Approve Certain Actions. CFB’s Articles generally requires the affirmative vote of not less than a majority of the voting power of its shareholders to pass an action that requires shareholder approval, unless expressly otherwise required by statute.

However, unless two-thirds of CFB’s board of directors recommends a proposed amendment to the Articles, such amendment requires the affirmative vote of the holders of not less than two-thirds of the voting power of CFB to pass the action. Unless two-thirds of CFB’s board of directors recommends the following actions, such actions require the affirmative vote of the holders of not less than 80% of the voting power of CFB to pass the action: (a) an agreement of merger or consolidation of CFB with another entity; (b) a proposed combination or majority share acquisition involving the issuance of CFB shares and requiring shareholder approval; (c) a proposal to sell, exchange, transfer, or otherwise dispose of all or substantially all of CFB’s assets; or (d) a proposed dissolution of CFB.

Required Vote to Approve Certain Actions. Neither LCNB’s Articles nor its Regulations provide for special voting procedures in connection with a merger unless another party to the merger is, as of the record date, a beneficial owner of 10% or more of LCNB’s outstanding shares of capital stock. Therefore, pursuant to Section 1701.78 of the Ohio General Corporation Law, the affirmative vote of the holders of not less than two-thirds of the outstanding LCNB common shares is required to adopt a merger or consolidation of LCNB with another bank.

Dividends

Dividend Distribution. Subject to certain exceptions, dividends determined by the board of directors may be declared and paid on any CFB securities.	Dividend Distribution. Subject to certain exceptions, such as those noted below, dividends determined by the board of directors may be declared and paid on any LCNB securities. Provided that, if any LCNB preferred stock is outstanding, no dividend or distribution shall be declared or paid on LCNB common stock, subject to certain exceptions and qualifications.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF CFB

The following table sets forth information with respect to the CFB common shares beneficially owned by each director of CFB, by certain executive officers of CFB and by persons known to us who may be beneficial owners of more than 5% of CFB common shares. The table also shows the number of shares owned by the directors and executive officers as a group as of                     , 2018. Except as otherwise indicated, each person shown in the table has sole or shared voting and investment power with respect to the common shares indicated. The business address of each director and executive officer of CFB is 6877 N. High Street, Columbus, Ohio 43085.

Name and Position(s) of Director or Executive Officer	Number of Shares of Common Stock Beneficially Owned(1)		Exercisable Stock Options	Percent of Common Stock Outstanding(2)
William G. Huddle	113,250	(3)	18,632	7.2%
Director, Chairman and CEO

J. Lawrence Hutta	91,814		0	5.8%
Director

Michael J. Johrendt	74,385		6,632	4.7%
Director

John F. Smiley	57,550		13,132	3.7%
Director, President and CLO

Leman G. Beall, III	49,217	(4)	2,132	3.2%
Director

Juan Jose Perez	48,866	(5)	6,632	3.5%
Director

Timothy A. Rabold	35,550		2,132	2.3%
Director

James F. Boltz	30,417		6,632	1.9%
Director

Directors and Executive Officers as a Group (8 persons)	465,069		55,924	31.7%

Beneficial Owners of More than 5%

William G. Huddle	113,250	(3)	18,632	7.2%

J. Lawrence Hutta	91,814		0	5.8%

(1)	Unless otherwise indicated in the footnotes to this table, the beneficial owner has sole voting and investment power with respect to all of the CFB common shares reflected in the table.
(2)	Based on the sum of 1,589,516 common shares outstanding.
(3)	Includes 36,000 shares owned by a family limited liability company, 20% of which is owned by Mr. Huddle’s spouse.
(4)	Includes 500 shares owned solely by Mr. Beall’s spouse.
(5)	Includes 26,917 shares owned solely by Mr. Perez’s spouse.

EXPERTS

The consolidated financial statements of LCNB Corp. and subsidiaries as of December 31, 2016 and 2015 and for each of the three years ending December 31, 2016 and the effectiveness of LCNB Corp.’s internal control over financial reporting as of December 31, 2016 have been audited by BKD, LLP independent registered public accounting firm, as set forth in their report appearing in LCNB’s Annual Report on Form 10-K for the year ended December 31, 2016 and incorporated by reference herein, and upon the authority of said firm as expert in accounting and auditing.

LEGAL MATTERS

Dinsmore & Shohl LLP has rendered an opinion that the LCNB common shares to be issued to the CFB shareholders in connection with the Merger have been duly authorized and, if issued as contemplated by the Merger Agreement, will be validly issued, fully paid and non-assessable under the laws of the State of Ohio. Certain U.S. federal income tax consequences relating to the Merger will also be passed upon for CFB and LCNB by Dinsmore  & Shohl LLP.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows LCNB to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document. The documents that are incorporated by reference contain important information about the companies and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by LCNB (File No. 001-35292):

•	Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 8, 2017;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2017, June 30, 2017 and September 30, 2017 filed with the SEC on May 3, 2017, August 8, 2017 and November 8, 2017, respectively;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on March 10, 2017;

•	Current Report on Form 8-K filed with the SEC on each of March 21, 2017, April 10, 2017, April 26, 2017, December 21, 2017 and , 2018 (other than the portions of those documents not deemed to be filed); and

•	The description of LCNB’s common stock, no par value, contained in LCNB’s Registration Statement on Form 8-A dated May 18, 1999 and any amendment or report filed with the SEC for the purpose of updating such description.

In addition, LCNB is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended after the date of this document and prior to the date of the special meeting of CFB shareholders.

LCNB files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials LCNB files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this document.

Neither LCNB nor CFB has authorized anyone to give any information or make any representation about the Merger or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

ANNEX A

AGREEMENT AND PLAN OF MERGER

dated as of

December 20, 2017

by and between

LCNB CORP.

and

COLUMBUS FIRST BANCORP, INC.

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) dated as of December 20, 2017 (hereinafter referred to as the “Agreement Date”), is entered into by and between LCNB CORP., an Ohio corporation (hereinafter referred to as “LCNB”), and COLUMBUS FIRST BANCORP, INC., an Ohio corporation (hereinafter referred to as “CFB”).

WITNESSETH

WHEREAS, LCNB is a registered financial holding company and owns all of the outstanding shares of LCNB National Bank, a national bank (hereinafter referred to as “LCNB Bank”);

WHEREAS, CFB is a registered bank holding company and owns all of the outstanding shares of Columbus First Bank, an Ohio state chartered bank (hereinafter referred to as “Columbus First Bank”);

WHEREAS, the Boards of Directors of LCNB and CFB believe that the merger of CFB with and into LCNB (the “Parent Merger”), followed by the merger of Columbus First Bank with and into LCNB Bank (the “Subsidiary Merger”), each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of LCNB and CFB;

WHEREAS, the Boards of Directors of LCNB and CFB have each approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties intend the Parent Merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”); and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) for purposes of Sections 354 and 361 of the Code.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, LCNB and CFB, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Agreement Date” has the meaning set forth in the preamble to this Agreement.

“Agreement to Merge” has the meaning set forth in Section 2.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“CFB” has the meaning set forth in the preamble to this Agreement.

“CFB 401K Plan” has the meaning set forth in Section 6.10(c).

“CFB Articles” means the Articles of Incorporation of CFB, as amended.

“Columbus First Bank” has the meaning set forth in the recitals to this Agreement.

“Columbus First Bank’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of Ohio.

“CFB Board” means the Board of Directors of CFB.

“CFB Common Shares” means the shares of common stock, par value of $1.00 per share, of CFB.

“CFB Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).

“CFB’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).

“CFB Group” has the meaning set forth in Section 5.03(q).

“CFB Material Contracts” has the meaning set forth in Section 5.03(k)(ii).

“CFB Meeting” has the meaning set forth in Section 6.02.

“CFB Options” has the meaning set forth in Section 3.04(a)

“CFB Option Plan” means the Columbus First Bancorp, Inc. 2007 Stock Option and Incentive Plan.

“CFB Preferred Shares” has the meaning set forth in Section 5.03(b)(i).

“CFB Regulations” means the Code of Regulations of CFB, as amended.

“CFB Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“CFB Shares” has the meaning set forth in Section 5.03(b)(i).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals.

“Competing Proposal” means any of the following involving CFB and/or Columbus First Bank: (a) any, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of (i) CFB and/or Columbus First Bank, (ii) any business line of Columbus First Bank that constitutes 20% or more of the net revenues, net income or assets of CFB, on a consolidated basis, taken as a whole, or (iii) 20% or more of outstanding CFB Shares or shares in Columbus First Bank, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any CFB Shares or shares of Columbus First Bank, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CFB and/or Columbus First Bank, other than the transactions contemplated by this Agreement.

“Consultants” has the meaning set forth in Section 5.03(m)(i).

“CRA” has the meaning set forth in Section 5.03(bb).

“D&O Policy” has the meaning set forth in Section 6.18(b).

“Determination Date” has the meaning set forth in 8.01(f).

“Determination Letter” has the meaning set forth in Section 6.10(c).

“Dinsmore” has the meaning set forth in Section 6.23.

“Directors” has the meaning set forth in Section 5.03(m)(i).

“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Dissenting Shares” means any CFB Common Shares held by a holder who properly demands and perfects rights as a dissenting shareholder with respect to such shares in accordance with applicable provisions of the OGCL.

“Effective Date” has the meaning set forth in Section 2.04.

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” has the meaning set forth in Section 5.03(m)(i).

“Environmental Laws” means all applicable local, state and federal environmental laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, and the Federal Clean Air Act each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(m)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(b).

“Exchange Ratio” shall mean 2.00.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“Fee Property” has the meaning set forth in Section 5.03(u)(iii).

“Final Index Price” has the meaning set forth in 8.01(f).

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder; (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder; and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

“Index” has the meaning set forth in 8.01(f).

“Index Ratio” has the meaning set forth in 8.01(f).

“Information” has the meaning set forth in Section 6.16.

“Initial Index Price” has the meaning set forth in 8.01(f).

“Initial LCNB Market Value” has the meaning set forth in 8.01(f).

“IRS” has the meaning set forth in Section 5.03(m)(ii).

“Joint Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Knowledge” means, with respect to LCNB, the Knowledge of any officer of LCNB with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to CFB, the

Knowledge of any officer of CFB with the title of Chairman, Chief Executive Officer, President, Chief Lending Officer, Chief Financial Officer, and Information Security Officer. An officer of LCNB or CFB shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a reasonably prudent individual in that capacity would be reasonably expected to discover or otherwise become aware of such fact or matter in the ordinary course of business concerning the existence of such fact or matter.

“LCNB” has the meaning set forth in the preamble to this Agreement.

“LCNB Articles” means the Amended and Restated Articles of Incorporation of LCNB, as amended.

“LCNB Bank” has the meaning set forth in the recitals to this Agreement.

“LCNB Board” means the Board of Directors of LCNB.

“LCNB Common Shares” means shares of common stock, without par value, of LCNB.

“LCNB Compensation and Benefit Plans” has the meaning set forth in Section 5.04(x).

“LCNB Equity Plan” means the LCNB’s 2015 Ownership Incentive Plan.

“LCNB Group” has the meaning set forth in Section 5.04(t)

“LCNB Market Value” has the meaning set forth in 8.01(f).

“LCNB Regulations” means the Code of Regulations of LCNB.

“LCNB Shareholder Adoption” has the meaning set forth in Section 5.04(e).

“LCNB’s SEC Reports” has the meaning set forth in Section 5.04(g)(ii).

“Lease” has the meaning set forth in Section 5.03(u)(i).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Material Adverse Effect” means, with respect to LCNB or CFB, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of LCNB and its Subsidiaries, taken as a whole, (B) be material and adverse to the financial position, results of operations or business of CFB and Columbus First Bank, taken as a whole, that would in the aggregate result or likely result in a reduction in the consolidated tangible net worth of CFB and Columbus First Bank, as measured as of September 30, 2017, or (C) result in a reduction of CFB’s loan loss reserves, as measured as of September 30, 2017, that is not offset by a subsequent provision to CFB’s loan loss reserves, or (ii) would materially impair the ability of either LCNB or CFB to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions, changes in prevailing interest and deposit rates and GAAP or regulatory accounting requirements; (b) changes resulting from expenses (such as legal, accounting, investment bankers’ and termination fees) incurred in connection with this Agreement or the transactions contemplated herein; (c) changes in policies and procedures of CFB or Columbus First Bank taken pursuant to Section 6.08 of this Agreement; (d) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters or acts of God; or (e) changes resulting from the announcement of this Agreement and the transactions contemplated hereby.

“Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“OCC” means the Office of the Comptroller of the Currency.

“ODFI” means the Ohio Division of Financial Institutions.

“OGCL” means the Ohio General Corporation Law.

“Old Certificates” has the meaning set forth in Section 3.03(c)(i).

“OSS” means the Office of the Secretary of State of the State of Ohio.

“Parent Merger” has the meaning set forth in the recitals to this Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.03(m)(ii).

“Per Share Consideration” has the meaning set forth in Section 3.01(a).

“Permitted Liens” has the meaning set forth in Section 5.03(u)(i).

“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Phase I” has the meaning set forth in Section 4.01(u).

“Previously Disclosed” by a party shall mean information set forth in such party’s Disclosure Schedule.

“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by LCNB to register with the SEC the LCNB Common Shares that make up the Merger Consideration, which also will include a joint proxy statement of LCNB and CFB seeking the approval of their respective shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).

“Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).

“Related Parties” has the meaning set forth in Section 5.03(cc).

“Related Party Agreements” has the meaning set forth in 5.03(cc).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, financial and other advisors and/or agents involved in this transaction.

“Resulting Bank” has the meaning set forth in Section 2.02.

“Rights” means, with respect to any Person, all securities and obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, and any options, calls or commitments relating to, and any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” has the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in the recitals to this Agreement.

“Superior Competing Transaction” means any of the following involving CFB and/or Columbus First Bank: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of CFB and/or Columbus First Bank or all or substantially all the assets of CFB and/or

Columbus First Bank, and otherwise on terms which the CFB Board determines in its good faith judgment (based on the opinion of a financial advisor) to be more favorable to its shareholders than the Merger (taking into account all known legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of the CFB Board, reasonably capable of being obtained by such third party, and is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.03(o).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Treasury” means the United States Department of Treasury.

“Treasury Shares” means CFB Shares held by CFB or Columbus First Bank other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among LCNB and certain shareholders of CFB.

ARTICLE II

The Merger

2.01 The Parent Merger.

(a) The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, CFB and LCNB shall effect the Parent Merger, LCNB shall survive the Parent Merger and continue to exist as an Ohio corporation (LCNB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of CFB shall cease. At the Effective Time:

(i) The LCNB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;

(ii) The LCNB Regulations, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the OGCL; and

(iii) Subject to Section 6.24, each individual serving as a director of LCNB immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the LCNB Articles and the LCNB Regulations or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the LCNB Articles or the LCNB Regulations or as otherwise provided by the OGCL.

(b) Option to Change Method of Merger. LCNB may at any time prior to the CFB Meeting change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent LCNB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i) alter or change the amount or kind of consideration to which the holders of CFB Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii) impede or delay consummation of the transactions contemplated by this Agreement; or

(iii) adversely affect the Tax consequences to the holders of CFB Common Shares resulting from receiving the consideration in the Merger as set forth in Article III, including by causing the Parent Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code.

CFB, if requested by LCNB, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02 The Subsidiary Merger. At the time specified by LCNB Bank in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), Columbus First Bank and LCNB Bank shall effect the Subsidiary Merger pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Columbus First Bank and LCNB Bank and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Columbus First Bank shall cease and LCNB Bank shall survive the Subsidiary Merger and continue to exist as a national bank (LCNB Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Columbus First Bank shall cease. The Parent Merger and the Subsidiary Merger are sometimes collectively referred to herein as the “Merger”.

2.03 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of the certificate of merger with the OSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the OGCL.

2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, LCNB and CFB shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.05 Absence of Control. It is the intent of the parties to this Agreement that LCNB, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, CFB or Columbus First Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of CFB or Columbus First Bank.

ARTICLE III

Merger Consideration.

3.01 Merger Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:

(a) Conversion of CFB Common Shares. Subject to Sections 3.03 and 3.04, each CFB Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of LCNB Common Shares equal to the Exchange Ratio (the “Per Share Consideration”). The aggregate Per Share Consideration paid by LCNB to all CFB Shareholders, including any cash paid in lieu of fractional shares pursuant to Section 3.03(d) and any cash paid to holders of CFB Options pursuant to Section 3.04(a), is sometimes referred to herein as the “Merger Consideration.”

(b) Adjustments to the Merger Consideration.

(i) If the number of CFB Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of CFB Common Shares issued and outstanding as of the date hereof, except to the extent such increase is due to the exercise of CFB Options, the Merger Consideration will not be adjusted as a result of such excess, though an appropriate adjustment will be made to the Exchange Ratio.

(ii) If LCNB changes (or establishes a record date for changing) the number of LCNB Common Shares issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization, acquisition or similar transaction with respect to the outstanding LCNB Common Shares, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of CFB at the Effective Time shall receive Per Share Consideration that produces the same economic effect as contemplated by this Agreement prior to such action.

(c) Treasury Shares. All Treasury Shares shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

(d) Dissenting Shares. Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding CFB Common Share that seeks relief as a dissenting shareholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of CFB Common Shares shall cease to be, and shall have no rights as, shareholders of CFB, other than (a) to receive any dividend or other distribution with respect to such CFB Common Shares with a record date occurring prior to the Effective Time, (b) to receive the Per Share Consideration, and (c) rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of CFB or the Surviving Corporation of any CFB Common Shares.

3.03 Exchange and Payment Procedures.

(a) Exchange Agent. Computershare Inc. will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.

(b) Exchange Fund. At or prior to the Effective Time, LCNB shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing LCNB Common Shares (subject to Section 3.03(l)) and (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) cash in lieu of fractional shares pursuant to Section 3.03(d), and (B) any dividends or distributions on account of LCNB Common Shares to be exchanged for CFB Common Shares with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (such cash being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding CFB Common Shares. Promptly after the Effective Time, the Exchange Agent shall distribute LCNB Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the LCNB Common Shares held by it from time to time hereunder, except that it shall receive and hold for the recipients of the LCNB Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such LCNB Common Shares for the account of the persons entitled thereto.

(c) Exchange Procedures.

(i) Within five business days after the Effective Time, LCNB shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented CFB Common Shares (other than Treasury Shares and Dissenting Shares) (“Old Certificates”) or uncertificated shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates, if applicable, or upon delivery of the letter of transmittal in the case of uncertificated shares, to the Exchange Agent, and which shall be in customary form as directed by LCNB and reasonably acceptable to CFB, and (ii) instructions for use in effecting the surrender of the Old Certificates, if applicable, or the letter of transmittal in exchange for the Per Share Consideration. Upon the proper surrender of the Old Certificates, if applicable, and a properly completed and duly executed letter of transmittal to the Exchange Agent, and such other documents as may reasonably be required by LCNB or the Exchange Agent, the holders of such Old Certificates or uncertificated shares shall be entitled to receive the number of whole shares of LCNB Common Shares that such holder has the right to receive pursuant to Section 3.01(a) and a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02. Old Certificates so surrendered shall forthwith be canceled. Within ten days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute LCNB Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of CFB Common Shares not registered in the transfer records of CFB, the Per Share Consideration shall be issued to the transferee thereof if the Old Certificates representing such CFB Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of LCNB and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(ii) No dividends or other distributions declared or made after the Effective Time with respect to LCNB Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of LCNB Common Shares hereunder until such Person surrenders his, her or its Old Certificates, if applicable, and the letter of transmittal in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, if applicable, and the letter of transmittal, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of LCNB Common Shares represented by such Person’s Old Certificates or uncertificated shares.

(d) No Fractional LCNB Common Shares.

(i) No certificates or scrip representing fractional LCNB Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional LCNB Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii) Each holder of CFB Common Shares who would otherwise be entitled to receive a fractional LCNB Common Share shall receive from the Exchange Agent an amount of cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled by (b) the volume weighted average closing price per share of LCNB Common Shares on the NASDAQ Capital Market® for the ten consecutive trading days ending on and including the day immediately preceding the Effective Date.

(e) Release of Exchange Fund. LCNB may request that any portion of the Exchange Fund that remains unclaimed by the shareholders of CFB for six months after the Effective Time be returned to LCNB and any shareholders of CFB who have not theretofore complied with this Article III shall thereafter look only to LCNB for payment of the Per Share Consideration.

(f) No Liability. None of LCNB, CFB, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of CFB Common Shares for any payment of the Per Share Consideration, any cash in lieu of a fractional LCNB Common Share interest, or any dividends or distributions with respect to LCNB Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance reasonably acceptable to the Exchange Agent and the posting by such Person of a bond, in such reasonable amount as LCNB or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Per Share Consideration payable in respect of the shares of CFB Common Shares represented by such Old Certificate.

(h) Withholding Rights. LCNB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of CFB Common Shares such amounts as LCNB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of domestic or foreign Tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate Governmental Authority by LCNB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the CFB Common Shares.

(i) Book Entry. All shares of LCNB Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in LCNB’s discretion.

(j) Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.

3.04 CFB Options.

(a) Each CFB Option that has not been exercised prior to the Effective Time will be terminated immediately prior to the Effective Time and entitled to receive at the Effective Time, in lieu of each CFB Common Share that would otherwise have been issuable upon exercise thereof, an amount in cash equal to (i) the Initial LCNB Market Value, multiplied by the Exchange Ratio, less (ii) the exercise price of such CFB Option.

(b) The CFB Board and its compensation committee shall not make any grants of CFB Options following the execution of this Agreement.

(c) The CFB Board or its compensation committee shall make such adjustments and amendments to or make such determinations with respect to the CFB Options to effect the foregoing provisions of this Section 3.04; provided, however, that such changes will not result in any adverse consequences to CFB, Columbus First Bank or the option holder.

ARTICLE IV

Actions Pending Consummation of Merger

4.01 Forbearances of CFB. From the Agreement Date until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by LCNB, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of LCNB, which consent shall not be unreasonably withheld, CFB shall not, and shall cause Columbus First Bank not to:

(a) Ordinary Course. (i) Conduct the business of CFB and Columbus First Bank other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) fail to maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect, or (iv) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies.

(b) Capital Stock. (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional CFB Common Shares, other capital stock of CFB or any Rights except upon the exercise or fulfillment of CFB Options issued and outstanding as of the date of this Agreement pursuant to the CFB Option Plan in accordance with its present terms; (ii) enter into any agreement, or amend or modify the CFB Option Plan except as otherwise set forth in this Agreement, with respect to the foregoing; (iii) permit any additional CFB Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights; or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c) Dividends; Distributions; Adjustments. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends or distributions between Columbus First Bank and CFB; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock other than transactions in CFB Common Shares required by CFB under the CFB Compensation and Benefit Plans.

(d) Compensation; Employment Agreements. Enter into, modify, amend or renew any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of CFB or Columbus First Bank, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the Agreement Date, or, except as set forth in the CFB Disclosure Schedule, grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments).

(e) Benefit Plans. Enter into, establish, adopt, amend or modify (except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts) the CFB Option Plan or any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of CFB or Columbus First Bank, or take any action to accelerate the payment of benefits or the vesting or exercisability of the CFB Options, restricted stock, phantom stock or other compensation or benefits payable thereunder.

(f) Dispositions. Excluding sales of loans in the secondary market in the ordinary course of business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.

(g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h) Governing Documents. Amend the CFB Articles, the CFB Regulations or the charter, articles of association or bylaws of Columbus First Bank.

(i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j) CFB Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(k), terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing CFB Material Contracts.

(k) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount individually not to exceed $25,000 and in the aggregate not to exceed $50,000 for all such settlements.

(l) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) materially fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) materially fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n) Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.

(o) Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans or (ii) purchase from or sell to any financial institution or other non-depository lender any interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in Columbus First Bank’s Territory which are secured by collateral located in Columbus First Bank’s Territory in the ordinary course and consistent with past practices.

(p) Capital Expenditures. Except as set forth in CFB’s Disclosure Schedule, make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $15,000 or in the aggregate exceed $30,000.

(q) Lending. (i) Establish any new lending programs or, except as set forth in CFB’s Disclosure Schedule, make any changes in the policies of any Subsidiary of CFB concerning which Persons may approve loans, (ii) price or reprice any loans inconsistent with Columbus First Bank’s current pricing methodology, (iii) originate or issue any loans except in accordance with existing lending policies, lending limits and authorities, or (iv) originate or issue a commitment to originate any loan in a principal amount in excess of $1,250,000, net of participations, other than commitments in existence on the Agreement Date.

(r) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); (iii) make, change or revoke any Tax election or Tax accounting method; (iv) file any amended Tax return; (v) settle any Tax claim or assessment; (vi) consent to the extension or waiver of any statute of limitations with respect to any Tax; (vii) offer or agree to do any of the foregoing; or (viii) surrender its rights to do any of the foregoing or to claim any refund of any Tax or file any amended Tax Return.

(s) Offices and Facilities. (i) Open, close or relocate any offices at which its business is conducted (including any ATMs) or (ii) fail to use commercially reasonable efforts to maintain and keep its respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, or any other type of deposit accounts, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(u) Foreclosures. Foreclose upon or otherwise cause CFB or Columbus First Bank to take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” (“Phase I”) on such real property which indicates that the property does not pose an unreasonable risk for acquisition due to the potential for liability related to Environmental Laws ; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless CFB or Columbus First Bank has reason to believe such real property may pose an unreasonable risk for acquisition due to the potential for liability related to Environmental Laws.

(v) Deposit Liabilities. Cause any material change in the amount or general composition of deposit liabilities, excluding withdrawals of deposits in the ordinary course of business and the maturity of certificates of deposit.

(w) Commitments. Agree or commit to do any of the foregoing.

4.02 Forbearances of LCNB. From the Agreement Date until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by CFB, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of CFB, which consent shall not be unreasonably withheld, LCNB shall not, and shall cause its Subsidiaries not to:

(a) Ordinary Course. Subject to the impact of this Agreement and any announcements or actions related thereto: (i) conduct the business of LCNB and its Subsidiaries other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) fail to maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect;

(b) Governing Documents. Amend the LCNB Articles or the LCNB Regulations in a manner that adversely impacts the rights or obligations of holders of LCNB Common Shares;

(c) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority;

(d) Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); (iii) make, change or revoke any Tax election or Tax accounting method; (iv) file any amended Tax return; (v) settle any Tax claim or assessment; (vi) consent to the extension or waiver of any statute of limitations with respect to any Tax; (vii) offer or agree to do any of the foregoing; or (viii) surrender its rights to do any of the foregoing or to claim any refund of any Tax or file any amended Tax Return;

(e) Delay. Knowingly take any action or fail to take any action that is intended to or would reasonably be likely to adversely affect or delay the ability of CFB, LCNB or their Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(f) Agreements to Take Action. Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 4.02.

ARTICLE V

Representations and Warranties

5.01 Disclosure Schedules. On or prior to the Agreement Date, CFB delivered to LCNB a schedule, and LCNB delivered to CFB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

5.02 Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect without giving any effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties.

5.03 Representations and Warranties of CFB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, CFB hereby represents and warrants to LCNB that the following are true and correct:

(a) Organization, Standing and Authority.

(i) CFB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which CFB conducts business are set forth in the CFB Disclosure Schedule. CFB is registered as a bank holding company under the BHCA.

(ii) Columbus First Bank is a state chartered bank duly organized and validly existing under the laws of the State of Ohio, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of CFB.

(i) The authorized capital stock of CFB consists of 3,000,000 CFB Common Shares, par value of $1.00 per share, and 100,000 shares of preferred stock, with no par value (“CFB Preferred Shares”). The CFB Common Shares and CFB Preferred Shares are collectively referred to herein as “CFB Shares.” As of the date hereof, there are: (A) 1,581,516 shares of CFB Common Shares issued and outstanding; (B) no Treasury Shares held by CFB; and (C) 73,724 CFB Shares reserved for issuance pursuant to the CFB Option Plan. Additionally, no shares of CFB Preferred Shares are issued and outstanding or reserved for issuance. All of the issued and outstanding shares of CFB Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the options, plans and other obligations set forth in this Subsection (i), and except as set forth in CFB’s Disclosure Schedule, CFB does not have and is not bound by any outstanding or issued Rights with respect to any CFB Shares.

(ii) The CFB Options have been granted in compliance in all material respects with the terms of the applicable CFB Option Plan and all applicable laws. With respect to each CFB Option outstanding as of the date hereof, the name of each optionee, the date of each option to purchase CFB Shares granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in CFB’s Disclosure Schedule. The exercise price of each CFB Option is no less than the fair market value of the applicable CFB Shares determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each CFB Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.

(iii) Except as set forth in CFB’s Disclosure Schedule, neither CFB nor Columbus First Bank has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which CFB or any of Columbus First Bank is a party or by which any of them are bound or with respect to any equity security, membership interest or similar ownership interest of CFB or Columbus First Bank.

(c) Subsidiaries.

(i) (A) The only Subsidiary of CFB is Columbus First Bank, (B) CFB owns all of the issued and outstanding equity securities of Columbus First Bank, (C) no equity securities of Columbus First Bank are or may become required to be issued (other than to CFB) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which Columbus First Bank is or may be bound to sell or otherwise transfer any equity securities of Columbus First Bank (other than to CFB), (E) there are no contracts, commitments, understandings, or arrangements relating to CFB’s rights to vote or to dispose of Columbus First Bank’s equity securities, and (F) all of the equity securities of Columbus First Bank held by CFB are fully paid and nonassessable and are owned by CFB free and clear of any Liens.

(ii) CFB and Columbus First Bank do not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than CFB’s ownership of Columbus First Bank.

(d) Corporate Power. Each of CFB and Columbus First Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. CFB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of CFB’s shareholders (the “CFB Shareholder Adoption”) and applicable Regulatory Authorities, and Columbus First Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement, subject to certain required approvals of applicable Regulatory Authorities.

(e) Corporate Authority; Authorized and Effective Agreement. Subject to the CFB Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of CFB and the CFB Board prior to the Agreement Date. The Agreement to Merge, when executed by Columbus First Bank, shall have been approved by the board of directors of Columbus First Bank and by CFB, as the sole shareholder of Columbus First Bank. This Agreement is a valid and legally binding obligation of CFB, enforceable against CFB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(f) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by CFB or Columbus First Bank in connection with the execution, delivery or performance by CFB of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and this Agreement and the Agreement to Merge, as applicable, with Regulatory Authorities and the receipt of their approval of the transactions contemplated by this Agreement; (B) the filing of the certificate of merger with the OSS pursuant to the OGCL; and (C) CFB Shareholder Adoption.

(ii) As of the date hereof, CFB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii) Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CFB or Columbus First Bank or to which CFB or Columbus First Bank or any of their respective properties are subject or bound; (B) constitute a breach or violation of, or a default under, the CFB Articles or the CFB Regulations; or (C) require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(g) Financial Statements; Material Adverse Effect; Internal Controls.

(i) CFB has delivered or will deliver to LCNB (A) audited consolidated financial statements for each of the fiscal years ended December 31, 2016, 2015 and 2014, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such dates, including the footnotes thereto and the reports prepared with respect thereto by Crowe Horwath LLP, CFB’s independent registered public accounting firm; (B) unaudited consolidated financial statements for the interim period ended September 30, 2017 and each subsequent quarter thereafter, consisting of balance sheets and the related statements of income; and (C) unaudited monthly financial statements for each subsequent month thereafter, consisting of balance sheets and the related statements of income (collectively, “CFB’s Financial Statements”). CFB’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with GAAP, consistently applied throughout the periods indicated, and fairly present the financial position of CFB as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim and monthly financial statements to normal year-end adjustments and the absence of notes thereto. Except as set forth in CFB’s Financial Statements, CFB and Columbus First Bank have no material liabilities or obligations as of the date of such Financial Statements.

(ii) Since September 30, 2017, CFB and Columbus First Bank have not incurred any material liability not disclosed in CFB’s Financial Statements.

(iii) Since September 30, 2017, (A) CFB and Columbus First Bank have conducted their respective businesses in the ordinary and usual course consistent with past practice and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to CFB or Columbus First Bank.

(iv) Management of CFB has established and maintains a system of internal accounting controls that it reasonably believes is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CFB and Columbus First Bank; (B) provide reasonable assurance that transactions are recorded as necessary to facilitate preparation of financial statements in conformity with GAAP, and that receipts and expenditures of CFB and Columbus First Bank are being made only in accordance with authorizations of management and directors of CFB and Columbus First Bank; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of CFB and Columbus First Bank that could have a material effect on their financial statements. Management of CFB has evaluated the effectiveness of CFB’s and Columbus First Bank’s internal controls over financial reporting as of September 30, 2017 and, based on such evaluations, has Previously Disclosed to LCNB (Y) all significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which management of CFB believes are reasonably likely to adversely affect CFB’s ability to record, process, summarize and report financial information and (Z) any fraud, whether or not material, that involves management or other employees of CFB or Columbus First Bank. CFB has provided to LCNB access to all documentation related to CFB’s internal control over financial reporting. Since December 31, 2014, neither CFB, Columbus First Bank, nor any director, officer, employee, auditor, accountant or representative of CFB or Columbus First Bank has received or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CFB or Columbus First Bank or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CFB or Columbus First Bank has engaged in questionable accounting or auditing practices.

(h) Litigation. There is no suit, action or claim pending, or, to CFB’s Knowledge, proceeding, review or investigation pending, and, to CFB’s Knowledge, there has been no suit, action, claim, proceeding, review or investigation threatened in writing against CFB or Columbus First Bank or any of the current or former directors or executive officers of CFB or Columbus First Bank related to their capacities with CFB or Columbus First Bank (and CFB is not aware of any basis for any such suit, action, claim or proceeding, or to CFB’s Knowledge, investigation or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to CFB and Columbus First Bank, taken as a whole, or is reasonably likely to result in a material restriction on its or Columbus First Bank’s businesses or, after the Effective Time, the business of LCNB or any of its Affiliates, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement or decree imposed upon or entered into by CFB, Columbus First Bank or the assets of CFB or Columbus First Bank (or that, upon consummation of the Merger, would apply to LCNB or any of its Affiliates) that is or could reasonably be expected to be material to CFB or Columbus First Bank.

(i) Regulatory Matters.

(i) Neither CFB nor Columbus First Bank nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the FDIC and the ODFI) or the supervision or regulation of it or Columbus First Bank (collectively, the “Regulatory Authorities”); provided, however, that Regulatory Order shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Regulatory Authority prohibiting its disclosure to third parties under applicable law, rule or regulation.

(ii) Neither CFB nor Columbus First Bank have been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission, other than any of the foregoing that is subject to regulatory restrictions prohibiting its disclosure to third parties under applicable law, rule or regulation.

(j) Compliance with Laws. Each of CFB and Columbus First Bank: (i) is in compliance with all material, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; (iii) all such material permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to CFB’s Knowledge, no suspension or cancellation of any of them is threatened; and (iv) has not received any notification or communication from any Governmental Authority (A) asserting that CFB or Columbus First Bank is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization, nor do any grounds for any of the foregoing exist.

(k) CFB Material Contracts; Defaults.

(i) Except as set forth in CFB’s Disclosure Schedule Section 5.03(k), neither CFB nor Columbus First Bank is a party to or is bound by any contract or agreement (whether written or verbal) of the following types, and no such contract or agreement is presently being negotiated or discussed:

(A) any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $15,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;

(B) any contract relating to any direct or indirect indebtedness of CFB or Columbus First Bank for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;

(C) any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of CFB or Columbus First Bank;

(D) any contract containing covenants limiting the freedom of CFB or Columbus First Bank to compete in any line of business or with any Person or in any area or territory;

(E) any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F) any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of CFB’s or Columbus First Bank’s current or former directors, officers, employees or consultants;

(G) any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H) any arrangement under which CFB or Columbus First Bank has advanced or loaned any amount to any of their respective directors, officers, employees, insiders or consultants, or any Associate or immediate family member of any of the foregoing (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

(I) any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J) other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of CFB or Columbus First Bank;

(K) any contract that requires the payment of royalties;

(L) any contract pursuant to which CFB or Columbus First Bank has any obligation to share revenues or profits derived from CFB or Columbus First Bank with any other Person;

(M) any contract between (i) CFB or Columbus First Bank, on the one hand, and any officer, director, employee or consultant of CFB or Columbus First Bank, on the other hand; and (ii) CFB or Columbus First Bank, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of CFB or Columbus First Bank, on the other hand; and

(O) any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $25,000 in the aggregate during any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.

(ii) “CFB Material Contracts” shall mean those contracts on CFB’s Disclosure Schedule Section 5.03(k). True, complete and correct copies of all of the CFB Material Contracts have been made available to LCNB. All of the CFB Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to CFB or Columbus First Bank, as the case may be, and (B) to the Knowledge of CFB, as to the other parties to such CFB Material Contracts. Except as disclosed in CFB’s Disclosure Schedule, CFB or Columbus First Bank, as applicable, and to the Knowledge of CFB, each other party to the CFB Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the CFB Material Contracts. Neither CFB nor Columbus First Bank, and to the Knowledge of CFB, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the CFB Material Contracts, and neither CFB nor Columbus First Bank, and to the Knowledge of CFB, no other party, has received any notice that any of the CFB Material Contracts will be terminated or will not be renewed. Neither CFB nor Columbus First Bank have received from or given to any other Person any notice of default or other violation under any of the CFB Material Contracts, nor, to the Knowledge of CFB, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the CFB Material Contracts.

(l) Brokerage and Finder’s Fees. Except for Boenning & Scattergood, Inc., neither CFB nor Columbus First Bank has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(m) Employee Benefit Plans.

(i) Section 5.03(m) of CFB’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of CFB or Columbus First Bank or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which CFB or Columbus First Bank or any ERISA Affiliate has any present or future liability (the “CFB Compensation and Benefit Plans”). Neither CFB nor Columbus First Bank nor any ERISA Affiliate has any commitment to create any additional CFB Compensation and Benefit Plan or to modify or change any existing CFB Compensation and Benefit Plan. No CFB Compensation and Benefit Plan holds any CFB Common Shares.

(ii) To the Knowledge of CFB, each CFB Compensation and Benefit Plan has been operated and administered in all respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each CFB Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either (A) received a favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter or (B) has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of CFB, threatened legal action, suit or claim relating to any of the CFB Compensation and Benefit Plans. To the Knowledge of CFB, neither CFB nor Columbus First Bank nor any ERISA Affiliate has engaged in any transaction, or omitted to take any action, with respect to any CFB Compensation and Benefit Plan that would reasonably be expected to subject CFB or Columbus First Bank or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. To the knowledge of CFB, no event has occurred or circumstance exists that would result in a material increase in premium cost of a CFB Compensation and Benefit Plan that is insured, or a material increase in benefit cost of a CFB Compensation and Benefit Plan that is self-insured.

(iii) None of the CFB Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by CFB or Columbus First Bank with respect to any terminated “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with CFB under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of CFB, Columbus First Bank or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time. No notice of a “reportable event” (within the meaning of Section 4043 of ERISA) has been required to be filed for any CFB Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of CFB, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any CFB Compensation and Benefit Plan.

(iv) All contributions required to be made under the terms of any CFB Compensation and Benefit Plan or ERISA Affiliate Plan have been timely made or have been reflected on CFB’s Financial Statements.

(v) Except as set forth in CFB’s Disclosure Schedule Section 5.03(m), (A) neither CFB nor Columbus First Bank has any obligation to provide retiree health and life insurance or other retiree death benefits under any CFB Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, (B) each such CFB Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and (C) there has been no communication to Employees by CFB or Columbus First Bank that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi) Neither CFB nor Columbus First Bank maintain any CFB Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees.

(vii) With respect to each CFB Compensation and Benefit Plan, if applicable, CFB has provided or made available to LCNB, true and complete copies of: (A) CFB Compensation and Benefit Plan documents and amendments thereto, including a written description of any CFB Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing; (B) trust instruments and insurance contracts, including renewal notices for any CFB Compensation and Benefit Plan; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code, including 401(k) and 401(m) tests; and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a CFB Compensation and Benefit Plan.

(viii) The consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any CFB Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any CFB Compensation and Benefit Plan.

(ix) Neither CFB nor Columbus First Bank maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations promulgated thereunder.

(x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of LCNB, CFB, the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of CFB on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(n) Labor Matters. Neither CFB nor Columbus First Bank is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is CFB or Columbus First Bank the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel CFB or Columbus First Bank to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving CFB or Columbus First Bank pending or, to CFB’s Knowledge, threatened, nor does CFB have Knowledge of any activity involving its or any of Columbus First Bank’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity. To their Knowledge, CFB and Columbus First Bank are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

(o) Takeover Laws. CFB has taken all action required to be taken by CFB in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Ohio (“Takeover Laws”) and (ii) any applicable provisions of the CFB Articles, the CFB Regulations or the governing documents of Columbus First Bank.

(p) Environmental Matters. Neither the conduct nor the operation of CFB or Columbus First Bank nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or, to their Knowledge, on which any of them holds a Lien, violates or violated any Environmental Law, and to CFB’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property while owned, leased, or operated by CFB or Columbus First Bank that is reasonably likely to result in material liability under any Environmental Law. Neither CFB nor Columbus First Bank has received any notice from any Person that CFB or any of Columbus First Bank or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in material violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility or potential responsibility for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(q) Tax Matters. CFB and Columbus First Bank have (a) duly and timely filed all federal, state, local and foreign Tax Returns of every type and kind required to be filed by them as of the date hereof, and each Tax Return is true, complete and accurate in all material respects; (b) paid all material Taxes due and payable or claimed to be due and payable upon them or any of their income, properties or assets; (c) not requested an extension of time for any such payments (which extension is still in force); and (d) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of CFB or Columbus First Bank. Columbus First Bank has made available to LCNB true and correct copies of the United States federal income Tax Returns filed by CFB and Columbus First Bank for each of the three most recent fiscal years. Except for Taxes not yet due and payable, the reserve for Taxes on CFB’s Financial Statements is adequate to cover all of CFB’s and Columbus First Bank’s unpaid Tax liabilities (including, without limitation, income Taxes and franchise fees) with respect to any transactions consummated prior to September 30, 2017. Neither CFB nor Columbus First Bank has or will have, any liability for Taxes of any nature for or with respect to the operation of their business up to and including the Effective Date, except to the extent reflected on CFB’s Financial Statements or on financial statements of CFB or Columbus First Bank subsequent to such date and as set forth in its Disclosure Schedule. Neither CFB nor Columbus First Bank has received written notice that it is currently under audit by any Governmental Authority and, to the Knowledge of CFB, no such audit has been threatened and no Governmental Authority is currently asserting or is threating to asset against CFB or Columbus First Bank any deficiency or claim for additional Taxes. Except as set forth in its Disclosure Schedule, none of the federal, state, or local Tax Returns of CFB or Columbus First Bank has been audited by any Governmental Authority for Tax years ending on or subsequent to December 31, 2011. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement. CFB and Columbus First Bank have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected. No claim has ever been made by any Governmental Authority in a jurisdiction where CFB or Columbus First Bank do not file Tax Returns that CFB or Columbus First Bank is or may be subject to taxation by that jurisdiction, nor is there any factual basis for any such claim. Neither CFB or Columbus First Bank has been issued any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority. Except as set forth on CFB’s Disclosure Schedule, neither CFB nor Columbus First Bank (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group of which CFB is or was the common parent corporation (the “CFB Group”), or (C) has any liability for the Taxes of any person (other than members of the CFB Group) as a transferee or successor, by contract, or otherwise. None of the assets of CFB or Columbus First Bank are “tax-exempt use property” or “tax-exempt bond financed property” within the meaning of Section 168 of the Code and neither CFB nor Columbus First Bank is a party to a “long-term contract” within the meaning of Section 460 of the Code.

(r) Risk Management Instruments. Neither CFB nor Columbus First Bank is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(s) Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in CFB’s minute books, the books of account, minute books, stock record books, and other records of CFB and Columbus First Bank, all of which have been made available to LCNB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of CFB and Columbus First Bank. The minute books of CFB and Columbus First Bank contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of CFB, the CFB Board and the board of directors of Columbus First Bank, and the committees of the CFB Board and the board of directors of Columbus First Bank, and no meeting of any such shareholders, CFB Board and board of directors of Columbus First Bank, or committee thereof has been held for which minutes have been prepared and are not contained in such minute books.

(t) Insurance. CFB’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by CFB or Columbus First Bank. CFB and Columbus First Bank are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. (i) All such insurance policies are in full force and effect, (ii) CFB and Columbus First Bank are not in material default thereunder, and (iii) all claims thereunder have been filed in due and timely fashion.

(u) Title to Real Property and Assets.

(i) CFB’s Disclosure Schedule lists and describes the only lease of real property held by CFB or Columbus First Bank (the “Lease”). Columbus First Bank has valid leasehold interest in the Lease in accordance with and subject to the terms and conditions of the Lease and any covenant, right of use, license agreement, or other operating right or similar right of use, free and clear of all Liens except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, encroachments, restrictions, or Liens, if any, which would result in a Material Adverse Effect, (iv) dispositions and Liens in the ordinary course of business, and (v) any matters which would be shown by a current commitment for title insurance and/or a current ALTA/NSPS Land Title Survey (collectively, the “Permitted Liens”).

(ii) The Lease is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. Other than as Previously Disclosed, there is no default under the Lease by CFB or Columbus First Bank, or to CFB’s Knowledge, to the other party under the Lease which with notice or lapse of time, or both, would constitute a default. Except as set forth in CFB’s Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in a breach or default under the Lease. Neither CFB nor Columbus First Bank has received written notice that the landlord under the

Lease would refuse to renew the Lease upon expiration of the period thereof in accordance with the terms and conditions of the Lease.

(iii) CFB’s Disclosure Schedule lists and describes all real property owned in fee by CFB or Columbus First Bank (collectively, the “Fee Property”). CFB and Columbus First Bank hold good and marketable title to the Fee Property, subject only to the Permitted Liens.

(iv) CFB and/or Columbus First Bank have good title to the personal property and assets reflected on CFB’s Financial Statements as being owned by CFB as of September 30, 2017, subject to the Permitted Liens, as applicable to such personal property.

(v) All leases pursuant to which CFB or Columbus First Bank, as lessee, leases personal property (except for leases that have expired by their terms or that CFB or Columbus First Bank have agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to CFB’s Knowledge, the lessor.

(v) Loans; Certain Transactions. As of the date hereof:

(i) All loans owned by Columbus First Bank, or in which Columbus First Bank has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the board of directors of Columbus First Bank and comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder;

(ii) All loans owned by Columbus First Bank, or in which Columbus First Bank has an interest, have been made in good faith; are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; and are the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms. Columbus First Bank holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, and, to the Knowledge of CFB, were subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in the title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Columbus First Bank are with full recourse to the borrowers (except as set forth in CFB’s Disclosure Schedule) subject to limitations imposed by applicable laws, and neither CFB nor Columbus First Bank have taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies available pursuant to the applicable loan documents against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth in CFB’s Disclosure Schedule, all loans purchased or originated by Columbus First Bank and subsequently sold by Columbus First Bank have been sold without recourse to CFB and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of September 30, 2017 prepared by Columbus First Bank, which reports include all loans delinquent or otherwise in default, have been furnished to LCNB. True, correct and complete copies of the currently effective lending policies and practices of Columbus First Bank also have been furnished to LCNB.

(iii) Except as set forth in CFB’s Disclosure Schedule each outstanding loan participation sold by Columbus First Bank was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including CFB) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to CFB for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Columbus First Bank has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(iv) Columbus First Bank has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it, if applicable.

(v) CFB’s Disclosure Schedule sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by 12 C.F.R. § 337.3 and 12 C.F.R. Part 215 and have been made in compliance therewith.

(w) Allowance for Loan Losses. Except as set forth in CFB’s Disclosure Schedule Section 5.03(w), there is no loan which was made by Columbus First Bank and which is reflected as an asset of CFB or Columbus First Bank on CFB’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by examiners (regulatory or internal) or by management of CFB or Columbus First Bank as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on CFB’s Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to CFB and Columbus First Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries as determined by the management of CFB and Columbus First Bank. Neither CFB nor Columbus First Bank has been notified by the FDIC, or CFB’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Columbus First Bank in establishing its reserves for the periods reflected in CFB’s Financial Statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC or CFB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Columbus First Bank.

(x) Repurchase Agreements. With respect to all agreements pursuant to which CFB or Columbus First Bank has purchased securities subject to an agreement to resell, if any, CFB or Columbus First Bank, as the case may be, has a valid, perfected first Lien on or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(y) Investment Portfolio. All investment securities held by CFB or Columbus First Bank, as reflected in CFB’s Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. CFB or Columbus First Bank, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in CFB’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of CFB or Columbus First Bank.

(z) Deposit Insurance. The deposit accounts of Columbus First Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Columbus First Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Columbus First Bank, and Columbus First Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Columbus First Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither CFB nor Columbus First Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Columbus First Bank.

(aa) Bank Secrecy Act, Anti-Money Laundering, OFAC and Customer Information. CFB is not aware of, has not been advised in writing of, and has no Knowledge that any facts or circumstances exist which would cause CFB or Columbus First Bank to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. CFB has no Knowledge of any facts or circumstances that would cause CFB to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause CFB or Columbus First Bank to undertake any material remedial action. The CFB Board or, where appropriate, the board of directors of Columbus First Bank, has adopted and implemented an anti-money laundering program that, to their Knowledge, contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program, to their Knowledge, meets the requirements of the Patriot Act and the regulations thereunder, and to the Knowledge of CFB and Columbus First Bank, each have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations promulgated thereunder.

(bb) CRA Compliance. Neither CFB nor Columbus First Bank has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and Columbus First Bank has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither CFB nor Columbus First Bank has Knowledge of any fact or circumstance or set of facts or circumstances which could cause CFB or Columbus First Bank to receive notice of non-compliance with such provisions or cause the CRA rating of Columbus First Bank to fall below satisfactory.

(cc) Related Party Transactions. Except for loans or other extensions of credit set forth in Section 5.03(v) of CFB’s Disclosure Schedule, neither CFB nor Columbus First Bank has entered into any transaction with any Affiliate of CFB or Columbus First Bank or any current director or executive officer of CFB or Columbus First Bank (the “Related Parties”). None of the Related Parties (i) owns directly or indirectly through a separate entity, any interest in (except not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of CFB or Columbus First Bank; (ii) owns, directly or indirectly through a separate entity, in whole or in part, any tangible or intangible property that CFB or Columbus First Bank uses or the use of which is necessary for conduct of their respective business; (iii) has brought any action against, or owes any amount to, CFB or Columbus First Bank; or (iv) on behalf of CFB or Columbus First Bank, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of CFB or Columbus First Bank is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(cc) of CFB’s Disclosure Schedule contains a complete list of all contracts between CFB, Columbus First Bank and any Related Party (the “Related Party Agreements”) entered into on or prior to the Agreement Date or contemplated under this Agreement to be entered into before Closing (other than those contracts entered into after the Agreement Date for which LCNB has given its prior written consent). Columbus First Bank is not party to any transaction with any Related Party on other than arms’-length terms.

(dd) Prohibited Payments. CFB and Columbus First Bank have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of CFB or Columbus First Bank for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of CFB or Columbus First Bank, which CFB or Columbus First Bank knows, or has reason to believe, has been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

(ee) Fairness Opinion. The CFB Board has received the written opinion of Boenning & Scattergood, Inc. to the effect that, as of the Agreement Date, the Per Share Consideration to be received by the holders of CFB Shares in the Merger is fair to the holders of CFB Shares from a financial point of view.

(ff) Absence of Undisclosed Liabilities. Neither CFB nor Columbus First Bank has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on CFB and Columbus First Bank on a consolidated basis, except as disclosed in CFB’s Financial Statements.

(gg) Material Adverse Effect. CFB and Columbus First Bank have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since September 30, 2017, that has had or could reasonably be expected to have a Material Adverse Effect on CFB or Columbus First Bank.

(hh) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04 Representations and Warranties of LCNB. Subject to Section 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, LCNB hereby represents and warrants to CFB that the following are true and correct:

(a) Organization, Standing and Authority.

(i) LCNB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. LCNB is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. LCNB is registered as a financial holding company under the BHCA.

(ii) LCNB Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. LCNB Bank has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b) Capital Structure of LCNB. As of December 15, 2017, the authorized capital stock of LCNB consists of 19,000,000 LCNB Common Shares, of which 10,019,186 shares are outstanding and 1,000,000 shares of preferred stock, without par value, none of which are outstanding. The outstanding LCNB Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of the Agreement Date, LCNB has reserved 429,935 LCNB Common Shares for issuance under the LCNB Equity Plan. As of the Agreement Date, 753,627 LCNB Common Shares are held in treasury by LCNB.

(c) Subsidiaries.

(i)(A) Section 5.04(c) of LCNB’s Disclosure Schedule contains a list of LCNB’s Subsidiaries; (B) LCNB owns all of the issued and outstanding equity securities of its Subsidiaries; (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to LCNB) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of LCNB’s Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to LCNB); (E) there are no contracts, commitments, understandings, or arrangements relating to LCNB’s rights to vote or to dispose of such securities; and (F) all of the equity securities of the Subsidiaries held by LCNB are fully paid and nonassessable and are owned by LCNB free and clear of any Liens.

(ii) Except as Previously Disclosed, LCNB does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

(d) Ownership of CFB Common Shares. As of the Agreement Date, LCNB and its Subsidiaries do not beneficially own any of the outstanding CFB Common Shares.

(e) Corporate Power. Each of LCNB and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by LCNB’s shareholders (the “LCNB Shareholder Adoption”) and applicable Regulatory Authorities, LCNB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.

(f) Corporate Authority; Authorized and Effective Agreement. Subject to the LCNB Shareholder Adoption, this Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of LCNB and the LCNB Board prior to the Agreement Date. The Agreement to Merge, when executed by LCNB Bank, shall have been approved by the board of directors of LCNB Bank and by LCNB as the sole shareholder of LCNB Bank. This Agreement is a valid and legally binding agreement of LCNB, enforceable against LCNB in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(g) SEC Reports.

(i) LCNB has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by LCNB pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “LCNB’s SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any LCNB’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the Agreement Date) shall be deemed to modify information as of an earlier date. As of their respective dates, all LCNB’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(h) Financial Statements; Material Adverse Effect; Internal Controls.

(i) The financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in LCNB’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of LCNB and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of LCNB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of LCNB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, BKD, LLP has not resigned (or informed LCNB that it intends to resign) or been dismissed as independent public accountants of LCNB as a result of or in connection with any disagreements with LCNB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii) Neither LCNB nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of LCNB included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2016 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii) Since September 30, 2017, (A) LCNB and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to LCNB or any of its Subsidiaries.

(iv) LCNB and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by LCNB in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to LCNB’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of LCNB required under the Exchange Act with respect to such reports. LCNB has disclosed, based on its most recent evaluation prior to the date of this Agreement, to LCNB’s outside auditors and the audit committee of the LCNB Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect LCNB’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in LCNB’s internal controls over financial reporting. Since December 31, 2016, neither LCNB, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of LCNB or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LCNB or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LCNB or its Subsidiaries has engaged in questionable accounting or auditing practices.(i) Agreements with Regulatory Authorities. Neither LCNB nor LCNB Bank is subject to any Regulatory Order that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, or could cause or result in any delay or denial of applications required in conjunction with the Merger or, to the Knowledge of LCNB, result in any adverse conditions being placed on any approval thereof, nor has LCNB or LCNB Bank been advised in writing by any Regulatory Authority that it is considering issuing or requesting any such Regulatory Order.(j) Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on LCNB, no litigation, claim or other proceeding before any court or governmental agency is pending against LCNB or LCNB Bank, and, to LCNB’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against LCNB.

(k) Compliance with Laws. To the Knowledge of each of LCNB and its Subsidiaries, each: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; (iii) all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to LCNB’s Knowledge, no suspension or cancellation of any of them is threatened; and (iv) has not received any notification or communication from any Governmental Authority (A) asserting that LCNB or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization, nor do any grounds for any of the foregoing exist.

(l) Deposit Insurance. The deposit accounts of LCNB Bank are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and LCNB Bank has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of LCNB Bank, and LCNB Bank’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of LCNB Bank have been originated and administered in accordance with the terms of the respective governing documents. Neither LCNB nor LCNB Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of LCNB Bank.

(m) Absence of Undisclosed Liabilities. Neither LCNB nor its Subsidiaries has any liability, whether accrued, absolute, contingent or otherwise that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on LCNB and LCNB Bank on a consolidated basis, except as disclosed in the SEC Reports.

(n) Regulatory Approvals; No Defaults.

(i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by LCNB or any of its Subsidiaries in connection with the execution, delivery or performance by LCNB of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, this Agreement and the Agreement to Merge, as applicable, with the federal and state banking authorities and the receipt of their approval of the transactions contemplated by this Agreement; (B) the filing of the certificate of merger with the OSS pursuant to the OGCL; (C) the filing with the SEC and declaration of effectiveness of the Registration Statement; (D) LCNB Shareholder Adoption; and (E) approval of the listing of the LCNB Common Shares on The NASDAQ Capital Market®. As of the date hereof, LCNB is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii) Subject to the approvals set forth in Section 7.01(b) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of LCNB or of any of its Subsidiaries or to which LCNB or any of its Subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, the LCNB Articles or LCNB Regulations; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(o) Brokerage and Finder’s Fees. Except for ProBank Austin, neither LCNB nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(p) LCNB Common Shares Matters. There are a sufficient number of authorized but unissued LCNB Common Shares to satisfy LCNB’s obligation to issue LCNB Common Shares under this Agreement. The LCNB Common Shares to be issued in the Merger have been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the Registration Statement, and (iii) listed for trading on the NASDAQ Capital Market.

(q) Takeover Laws. LCNB has taken all action required to be taken by LCNB in order to exempt this Agreement and the transactions contemplated hereby and thereby from, and this Agreement, and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any Takeover Laws; and (ii) any applicable provisions of the LCNB Articles, the LCNB Regulations and/or the governing documents of LCNB Bank.

(r) LCNB Information. The information provided in writing by LCNB relating to LCNB and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.

(s) Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in LCNB’s minute books, (i) the books of account, minute books, stock record books, and other records of LCNB and its Subsidiaries, all of which have been made available to CFB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of LCNB and its Subsidiaries, and (ii) the minute books of LCNB and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders of LCNB, the LCNB Board and the board of directors of all of its Subsidiaries, and the committees of the LCNB Board and the board of directors of LCNB Bank, and no meeting of any such shareholders, LCNB Board and board of directors of LCNB Bank, or committee thereof has been held for which minutes have been prepared and are not contained in such minute books.

(t) Tax Matters.

(i)(A) All Tax Returns that were or are required to be filed by or with respect to LCNB and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all respects; (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in Section 5.04(t)(i)(A)) have been paid in full; and (C) no unexpired waivers of statutes of limitation have been given with respect to any Taxes of LCNB or its Subsidiaries. Neither LCNB nor its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in the financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in LCNB’s SEC Reports, or that have arisen in the ordinary and usual course of business since September 30, 2017. The accruals and reserves for Taxes reflected in such financial statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of LCNB or any of its Subsidiaries other than Liens for current Taxes not yet due and payable.

(ii) No audit or administrative or judicial proceedings of any Governmental Authority related to Taxes are pending or being conducted with respect to ASB or its Subsidiaries and no such audit or other proceeding has been, to LCNB’s Knowledge, threatened in writing. To LCNB’s Knowledge, no Governmental Authority has asserted or has threatened in writing to assert, against LCNB or its Subsidiaries any deficiency or claim for additional Taxes.

(u) Fairness Opinion. The LCNB Board has received the written opinion of ProBank Austin, as of the date hereof, as to the fairness from a financial point of view to LCNB of the Merger Consideration to be paid by the LCNB in the Merger.

(v) Loans; Certain Transactions. As of the Agreement Date, all loans owned by LCNB Bank, or in which LCNB Bank has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the board of directors of LCNB Bank and to the Knowledge of LCNB Bank comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder.

(w) Allowance for Loan Losses. The allowance for loan losses reflected on the financial statements of LCNB and its Subsidiaries included (or incorporated by reference) in LCNB’s SEC Reports (including the related notes, where applicable) was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to LCNB and LCNB Bank and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries as determined by the management of LCNB and LCNB Bank. Neither LCNB nor LCNB Bank has been notified by the FDIC, or LCNB’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of LCNB Bank in establishing its reserves for the periods reflected in such financial statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the FDIC or LCNB’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of LCNB Bank.

ARTICLE VI

Covenants

6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of CFB, Columbus First Bank, LCNB, and LCNB Bank shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby. Each party shall cooperate fully with the other party hereto to that end.

6.02 Shareholder Approvals. Each of LCNB and CFB shall take, in accordance with applicable law and their respective organizational documents, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the LCNB and CFB shareholders for consummation of the Parent Merger (including any adjournment or postponement, as applicable, the “CFB Meeting” and “LCNB Meeting”). The CFB Board shall inform the shareholders of CFB in the Joint Proxy Statement/Prospectus that all CFB directors executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all CFB Shares which they own of record in favor of approving this Agreement and any other necessary documents or actions. All CFB directors will, in accordance with the Voting Agreement, recommend approval of this Agreement to the other shareholders of CFB, subject only to such director’s fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the CFB shareholders of this Agreement and the transactions contemplated hereby.

6.03 Registration Statement; Joint Proxy Statement/Prospectus.

(a) LCNB will prepare and file the Registration Statement with the SEC to register a sufficient number of shares of LCNB Shares which the shareholders of CFB will receive pursuant to Section 3.01 at the Effective Time at no additional cost or expense to CFB or Columbus First Bank. LCNB will use its best efforts to cause such Registration Statement to become effective. LCNB and CFB agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the joint proxy statement and prospectus (the “Joint Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Joint Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the LCNB and CFB shareholders and at the times of the LCNB Meeting and CFB Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus shall be subject to the approval of CFB prior to filing.

(b) LCNB and CFB each agree to use commercially reasonable best efforts and to cooperate with the other party in all reasonable respects to prepare the Joint Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the CFB shareholders.

(c) If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Joint Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Joint Proxy Statement/Prospectus.

6.04 Press Releases. Upon the Agreement Date, LCNB and CFB shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of LCNB and CFB. Neither LCNB nor CFB will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

6.05 Access; Information.

(a) CFB shall afford, upon reasonable notice and subject to applicable laws and regulations relating to the exchange of information, LCNB and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and such other information as LCNB may reasonably request and, during such period, CFB (i) shall promptly furnish to LCNB a copy of each material report, schedule and other document filed by it or Columbus First Bank pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of CFB and Columbus First Bank as LCNB may reasonably request. CFB shall invite two Representatives of LCNB, as selected by LCNB from time to time, to attend, solely as observers, all meetings of the CFB Board and the Columbus First Bank board of directors (and all committees of such boards) after the Agreement Date; provided, however, that in no event shall such LCNB Representatives be invited to or permitted to attend any executive session of CFB’s or Columbus First Bank’s boards or any meeting, or portion of a meeting, at which CFB reasonably determines that such attendance is inconsistent with the fiduciary obligations, regulatory guidance of the applicable Governmental Authorities or confidentiality requirements of the CFB Board or Columbus First Bank board, as applicable; provided, further, that no such Representative shall be permitted to be in attendance for any portion of a meeting to the extent confidential supervisory information of any Regulatory Authority is discussed or shared.

(b) Neither CFB nor LCNB will, nor shall either parties’ Representatives, use any information obtained pursuant to this Section 6.05, as well as any other information obtained prior to the Agreement Date in connection with the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All such information will be subject to the confidentiality provisions of Section 6.16.

(c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

(d) During the period from the Agreement Date to the Effective Time, CFB shall deliver to LCNB (i) the monthly and quarterly unaudited consolidated financial statements of CFB prepared for its internal use and (ii) the report of condition and income of Columbus First Bank and its Subsidiaries for each quarterly period completed prior to the Effective Date, promptly as the same shall become available.

6.06 Acquisition Proposals. CFB shall not, and shall cause Columbus First Bank and its respective Representatives, not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of CFB or Columbus First Bank to take any such action, and CFB shall use its reasonable best efforts to cause the Representatives of CFB not to take any such action, and CFB shall promptly notify LCNB if any such inquiries or proposals are made regarding a Competing Proposal, and CFB shall keep LCNB informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to CFB Shareholder Adoption, nothing contained in this Section shall prohibit CFB from, in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire CFB and/or Columbus First Bank pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the CFB Board, after consultation with and based upon the advice of independent legal counsel, determines in good faith that such action is reasonably required for the CFB Board to comply with its fiduciary duties to shareholders imposed by OGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, CFB provides written notice to LCNB to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, CFB receives from such Person an executed confidentiality agreement with terms no less favorable to CFB than those governing confidentiality between LCNB and CFB, and (D) CFB keeps LCNB informed, on a current basis, of the status and details of any such discussions or negotiations.

6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from, or if necessary, challenge the validity or applicability of, the Takeover Laws, as now or hereafter in effect.

6.08 Certain Policies. Before the Effective Time, CFB shall, upon the request of LCNB, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of LCNB and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that CFB shall not be obligated to take any such action pursuant to this Section 6.08 unless and until LCNB (A) acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)), (B) certifies to CFB that LCNB’s representations and warranties, subject to Section 5.01, are true and correct as of such date, and (C) certifies to CFB that LCNB is otherwise in material compliance with this Agreement; provided further, however, that CFB shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP or the fiduciary obligations of the CFB or Columbus First Bank boards of directors or inconsistent with the safe and sound operation of CFB or Columbus First Bank . CFB’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

6.09 Regulatory Applications.

(a) LCNB and CFB and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow, within 30 days of this Agreement, LCNB to prepare, submit and file all applications and/or requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. LCNB agrees that it will consult with CFB with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep CFB apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. CFB shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, neither CFB nor Columbus First Bank shall have any right to review or inspect any proprietary information submitted by LCNB to any Regulatory Authority with a request for confidential treatment, including, but not limited to, any business plan and/or financial data or analysis prepared by LCNB in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b) CFB agrees, upon request, to furnish LCNB with all information concerning itself, Columbus First Bank, and each of their respective directors, officers, shareholders, employees and such other matters as may be reasonably necessary, and/or required in connection with any filing, notice or application made by or on behalf of LCNB or any of its Subsidiaries to any Regulatory Authority.

6.10 Employment Matters; Employee Benefits.

(a) General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any CFB or Columbus First Bank employees any rights other than as employees at will under applicable law, and CFB and Columbus First

Bank employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of CFB or Columbus First Bank who become employees of LCNB as a result of the Merger shall participate in either CFB’s CFB Compensation and Benefit Plans (for so long as LCNB determines necessary or appropriate) or in the employee benefit plans sponsored by LCNB for LCNB’s employees. LCNB shall take all commercially reasonable steps necessary or appropriate: (i) to waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any LCNB Compensation and Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous CFB Compensation and Benefit Plan, (ii) to the extent that CFB or Columbus First Bank employees and their eligible dependents participant in LCNB’s group health plan effective as of a date other than the first day of a plan year, to credit such employees and dependents for any co-payments or co-insurance and deductibles paid prior to the date of such benefit transition under the CFB group health plan (to the same extent that such credit was given under such CFB group health plan) in satisfying any applicable deductible, co-payment, co-insurance or maximum out-of-pocket requirements under the LCNB group health plan, and (iii) to recognize all service of such employees with CFB or Columbus First Bank for purposes of participation and vesting in any LCNB Compensation and Benefit Plan.

(b) Employee Severance. Subject to any applicable regulatory restrictions:

(i) LCNB shall pay to each employee of CFB or Columbus First Bank who (A) is not subject to an existing contract providing for severance, retention bonus and/or a change in control payment, (B) is an employee of CFB or Columbus First Bank immediately before the Effective Time, (C) has been an employee of CFB or Columbus First Bank for at least one year prior to the Effective Time, and (D) is not offered continued employment in a similar position by LCNB or any of its Subsidiaries for at least one year after the Effective Time, a severance amount equal to two weeks’ base pay multiplied by the number of whole years of service of such employee with CFB or Columbus First Bank, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal four weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within 30 days following the termination of such employee, provided that such employee has not been terminated for cause.

(ii) In exchange for the severance pay described in Subsection (i), terminated employees will be required to execute a final and binding general release in which such employee releases and waives any and all claims the employee may have against LCNB and its Affiliates.

(c) CFB 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of either the CFB Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the CFB Board shall adopt, or cause to be adopted, a resolution approving the termination of its and/or the applicable Columbus First Bank’s 401(k) Plan (the “CFB 401(k) Plan”) effective as of a date immediately preceding the Effective Date. In addition, the CF Board shall approve the adoption of any amendments to the CFB 401(k) Plan sufficient to terminate the CFB 401(k) Plan immediately preceding the Effective Date and to provide for distributions in cash. Following the Effective Date, LCNB, as the successor in interest to CFB, shall begin the process of requesting from the IRS a determination that the termination of the CFB 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”) and distributing benefits under the CFB 401(k) Plan to plan participants. LCNB agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the CFB 401(k) Plan to the LCNB 401(k) plan for employees of CFB and Columbus First Bank who continue as employees of LCNB and its Subsidiaries after the Effective Time, subject to the provisions of the LCNB 401(k) plan. LCNB agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits (including loans) from the CFB 401(k) Plan to the LCNB 401(k) Plan for employees of CFB and Columbus First Bank who continue as employees of LCNB and its Subsidiaries after the Effective Time, if elected by any such individuals.

6.11 Notification of Certain Matters. Each party shall give prompt notice to the other of any fact, event or circumstance known to the disclosing party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the disclosing party or any of its Subsidiaries, (ii) would cause or constitute a material breach of any of the disclosing party’s representations, warranties, covenants or agreements contained herein, or (iii) is necessary to provide material updates or corrections to disclosures set forth in the party’s Disclosure Schedule or to information provided pursuant to a specific requirement of this Agreement.

6.12 No Breaches of Representations and Warranties. Between the Agreement Date and the Effective Time, without the written consent of LCNB, CFB will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V to become untrue or incorrect in any material respect.

6.13 Consents. CFB shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14 Insurance Coverage. CFB shall cause the policies of insurance listed in CFB’s Disclosure Schedule to remain in effect between the Agreement Date and the Effective Date.

6.15 Correction of Information. CFB shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete at all times, and shall include all facts necessary to make such information correct and complete at all times.

6.16 Confidentiality. Except for the use of information in connection with the Joint Proxy Statement/Prospectus described in Section 6.03 and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of CFB and LCNB pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of CFB or LCNB to fulfill its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Joint Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Joint Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. In the event the transactions contemplated by this Agreement are not consummated, CFB and LCNB agree to promptly return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other and promptly destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

6.17 Regulatory Matters. LCNB, CFB and each of their Subsidiaries shall cooperate, and each of them agrees to use its reasonable best efforts, to remediate to the satisfaction of such Regulatory Authority (i) any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by LCNB, CFB or Columbus First Bank with any Regulatory Authority; (ii) any commitment letter, board resolution or similar submission by LCNB, CFB or Columbus First Bank to any Regulatory Authority; or (iii) any supervisory letter from any Regulatory Authority to LCNB, CFB or Columbus First Bank.

6.18 Indemnification.

(a) LCNB shall indemnify each Person who served as a director or officer of CFB before the Effective Time, to the fullest extent provided by the OGCL, CFB Articles and the CFB Regulations, from and against all expenses, including reasonable attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of CFB; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws.

(b) Before the Effective Time, LCNB shall purchase a policy of directors’ and officers’ and company liability insurance (the “D&O Policy”) to be effective for a period of six years following the Effective Date, on terms no less advantageous than those contained in CFB’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the D&O Policy shall not exceed 150% of the annual premium currently paid by CFB for similar insurance coverage; provided, further, that if a D&O Policy for a period of six years on terms no less advantageous than those contained in CFB’s existing policy cannot be obtained at a premium not in excess of 150% of CFB’s current annual premium, then LCNB shall purchase a D&O Policy for a shorter period of years and/or on such lesser terms as directed in writing by CFB.

6.19 Environmental Assessments. CFB hereby agrees to permit LCNB to engage, in LCNB’s discretion and at LCNB’s expense, a qualified consultant, mutually agreeable to CFB and LCNB, to conduct a Phase I of each parcel of real estate owned by CFB or Columbus First Bank, including real estate acquired by Columbus First Bank or its Subsidiaries upon foreclosure. LCNB shall perform a Phase I pursuant to this Section 6.19 at mutually agreeable times and in a manner so as to minimize any disruption of CFB and Columbus First Bank’s business operations, but in any event shall complete any such Phase I within 60 days of the Agreement Date or 30 days after Columbus First Bank takes title to any new real estate after the Agreement Date. Further, LCNB shall maintain or cause to be maintained commercially reasonable amounts of insurance in connection with any Phase I conducted pursuant to this Section 6.19 and any access to properties hereunder shall be at the sole risk of LCNB and, in connection therewith, LCNB agrees to indemnify and hold harmless CFB and Columbus First Bank with respect to any damages or losses resulting from or arising out of such access. A full and complete copy of all Phase I reports prepared under this Section 6.19 shall be provide to CFB within five (5)  days of receipt thereof by LCNB.

6.20 Advisory Board. At the Effective Time and for a period of one year thereafter, LCNB shall establish and maintain an advisory board to be comprised of all of the directors of CFB at the Effective Time who desire to participate on such advisory board, except that the two CFB directors elected to the LCNB Board pursuant to Section 6.24 shall not serve on the advisory board. The advisory board shall meet quarterly during such one year period for the purpose of advising LCNB on client relations and post-acquisition transition matters. The compensation of the members of the advisory board shall be $750 per member per meeting.

6.21 NASDAQ Listing. LCNB shall cause the LCNB Common Shares to be issued in the Merger to be approved for listing on The NASDAQ Capital Market® as of the Effective Time.

6.22 Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Parent Merger as a “reorganization” within the meaning of Section  368(a) of the Code.

6.23 Tax Representation Letters. In connection with Dinsmore & Shohl LLP’s (“Dinsmore”) delivery of an opinion pursuant to Section 7.03(d) of this Agreement, the officers of LCNB and CFB shall execute and deliver to Dinsmore, as tax counsel to LCNB, “Tax Representation Letters” substantially in the form requested and at such time or times as may be reasonably requested by Dinsmore, including at the time the Registration Statement is declared effective by the SEC and at the Effective Time.

6.24 Board Seats. At or promptly following the Effective Time, LCNB shall take all action necessary to elect two members of the CFB Board to the boards of LCNB and LCNB Bank, one of whom shall be William G. Huddle as a Class III director, and the other of whom shall be chosen by the LCNB Board after consultation with CFB and shall serve as a Class II director.

ARTICLE VII

Conditions to Consummation of the Merger; Closing

7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of LCNB and CFB to consummate the Merger is subject to the fulfillment or written waiver by LCNB and CFB prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of CFB and LCNB.

(b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the LCNB Board reasonably determines would, either before or after the Effective Time, have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the LCNB Board reasonably determines would, either before or after the Effective Time, be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to CFB and/or Columbus First Bank, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on LCNB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d) Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

(e) D&O Policy. LCNB shall have procured the D&O Policy in accordance with Section 6.18(b).

(f) Tax Opinion. LCNB and CFB shall have received an opinion from Dinsmore & Shohl LLP, dated as of the Effective Date, substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion, the Parent Merger will be treated for federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, Dinsmore & Shohl LLP may require and rely upon representations contained in the Tax Representation Letters.

7.02 Conditions to Obligation of CFB. The obligation of CFB to consummate the Merger is also subject to the fulfillment or written waiver by CFB prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of LCNB set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date), and CFB have received a certificate, dated the Effective Date, signed on behalf of LCNB, by the chief executive officer of LCNB to such effect.

(b) Performance of Obligations of LCNB. LCNB shall have performed in all material respects all obligations required to be performed by LCNB under this Agreement at or prior to the Effective Time, and CFB shall have received a certificate, dated as of the Effective Date, signed on behalf of LCNB by the chief executive officer of LCNB to such effect.

(c) Listing of LCNB Common Shares. The LCNB Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Capital Market®.

(d) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on LCNB.

7.03 Conditions to Obligation of LCNB. The obligation of LCNB to consummate the Merger is also subject to the fulfillment or written waiver by LCNB prior to the Effective Time of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of CFB set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date) and LCNB shall have received a certificate, dated the Effective Date, signed on behalf of CFB, by the chief executive officer of CFB to such effect.

(b) Performance of Obligations of CFB. CFB shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and LCNB shall have received a certificate, dated as of the Effective Date, signed on behalf of CFB by the chief executive officer of CFB to such effect.

(c) Consents. CFB shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in LCNB reasonable estimate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d) FIRPTA Certification. LCNB shall have received a statement executed on behalf of CFB, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and complying with Treasury Regulations Section 1.897-2(h) in a form reasonably acceptable to LCNB certifying that the CFB Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Regulations promulgated thereunder.

(e) Dissenting Shares. The holders of not more than 10% of the outstanding CFB Common Shares shall have perfected their dissenters’ rights under Section 1701.84 of the OGCL in connection with the transactions contemplated by this Agreement.

(f) Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to the Lease or the Fee Property, including any real property acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to LCNB or (ii) any material violation or potential material violation of the representations and warranties contained in Section 5.03(p) disclosed in any Phase I report shall have been remedied by CFB or Columbus First Bank to the reasonable satisfaction of LCNB.

(g) No Material Adverse Effect. From the Agreement Date, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on CFB, Columbus First Bank or its Subsidiaries.

7.04 Closing. Subject to the provisions of Article VII, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Cincinnati, Ohio, or such other place as the parties may mutually agree, on the Effective Date.

ARTICLE VIII

Termination

8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a) At any time prior to the Effective Time, by the mutual written consent of LCNB and CFB, if the board of directors of each so determines by vote of a majority of the members of its board.

(b) At any time prior to the Effective Time, by LCNB or CFB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under subsection (i) or (ii)) would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.

(c) At any time prior to the Effective Time, by LCNB or CFB upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event that the Parent Merger is not consummated by August 31, 2018, except to the extent that the failure of the Parent Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d) By LCNB or CFB upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the CFB or LCNB shareholders fail to adopt this Agreement and approve the Merger at the CFB Meeting or LCNB Meeting.

(e) By either LCNB or CFB, if CFB has complied with Section 6.06, and CFB has given written notice to LCNB that CFB desires to enter into a Superior Competing Transaction subject to termination of this Agreement in accordance with its terms, or that the CFB Board has determined to change its recommendation in favor of the transactions contemplated hereby; provided, however, that such termination under this Section 8.01(e) shall not be effective unless and until CFB shall have complied with the breakup fee provisions of Section 9.05.

(f) By written notice of CFB to LCNB if, and only if, both of the following conditions are satisfied at any time during the five-day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

(i) the LCNB Market Value on the Determination Date is less than the Initial LCNB Market Value multiplied by 0.80; and

(ii) the number obtained by dividing the LCNB Market Value on the Determination Date by the Initial LCNB Market Value shall be less than the Index Ratio minus 0.20;

Subject, however, to the following three sentences: If CFB elects to exercise its termination right pursuant to this Section 8.01(f), it shall give prompt written notice thereof to LCNB. During the five business day period commencing with LCNB receipt of such notice, LCNB shall have the option to increase the Exchange Ratio to equal a quotient, the numerator of which is equal to the product of the Initial LCNB Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.20 and the denominator of which is equal to the LCNB Market Value on the Determination Date. If within such five business day period, LCNB delivers written notice to CFB that it intends to proceed with the Parent Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies CFB of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(f), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

For purposes of this Section 8.01(f), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

“Final Index Price” means the average of the daily closing value of the Index for the 20 consecutive trading days immediately preceding the Determination Date.

“Index” means the NASDAQ Bank Index or, if such Index is not available, such substitute or similar index as substantially replicates the NASDAQ Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial Index Price” means $4,055.34, the closing value of the Index on December 19, 2017.

“Initial LCNB Market Value” shall mean the average of the daily closing value of a LCNB Common Share on The NASDAQ Capital Market® during the 20 consecutive trading days immediately preceding the date of this Agreement.

“LCNB Market Value” means, as of any specified date, the average of the daily closing value of a LCNB Common Share as reported on The NASDAQ Capital Market® for the 20 consecutive trading days immediately preceding such specified date.

8.02 Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Sections 6.06 and 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

ARTICLE IX

Miscellaneous

9.01 Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time, including Section 6.16.

9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement; provided, however, that after the CFB Meeting, this Agreement may not be amended if it would void the approval of this Agreement under the OGCL.

9.03 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.

9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within the State of Ohio.

9.05 Expenses; Breakup Fee. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated pursuant to Section 8.01(e), CFB shall pay LCNB a breakup fee of $2,500,000 as agreed upon liquidated damages and not as a penalty.

9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to CFB, to:	Columbus First Bancorp, Inc. 6877 N High Street Columbus, Ohio 43085 Attention: William G. Huddle

With a copy to:	Vorys, Sater, Seymour and Pease LLP 52 East Gay Street Columbus, Ohio 43215 Attention: Jeffrey E. Smith, Esq.

If to LCNB, to:	LCNB Corp. P.O. Box 59 2 North Broadway Lebanon, Ohio 45036 Attention: Steve P. Foster

With a copy to:	Dinsmore & Shohl LLP 1 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Attention: Susan B. Zaunbrecher, Esq.

9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement, the Agreement to Merge, and any separate agreement entered into by the parties in connection with this Agreement and on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.10 Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

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AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

LCNB CORP.
By:	/s/ Steve P. Foster
Steve P. Foster, President & CEO

COLUMBUS FIRST BANCORP, INC.
By:	/s/ William G. Huddle
William G. Huddle, Chairman and CEO

EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of December 20, 2017, by and among LCNB Corp., a financial holding company incorporated under Ohio law (“LCNB”), Columbus First Bancorp, Inc., a bank holding company incorporated under Ohio law (“CFB”), and the undersigned shareholders of CFB (collectively, the “Shareholders”).

WHEREAS, the Shareholders collectively own 415,602 shares of common stock, $1.00 par value, of CFB (such common shares, together with all shares of CFB stock which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, LCNB and CFB propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that CFB will merge with and into LCNB pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

WHEREAS, LCNB and CFB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement; and

WHEREAS, LCNB and CFB have made it a condition to their entering into the Merger Agreement that the Shareholders agree to certain non-competition and non-solicitation covenants.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1 Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of CFB, however called, and in any action by consent of the shareholders of CFB, they shall vote their Shares (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between CFB or Columbus First Bank and any person or entity other than LCNB or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of CFB under the Merger Agreement or that would result in any of the conditions to the obligations of CFB under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of CFB or Columbus First Bank with respect to any matter.

ARTICLE 2

Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to LCNB as follows:

2.1 Authority Relative to this Agreement. Such Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2 No Conflict.

(a) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him, her or it or by which the Shares are bound or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him, her or it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any Shares held by him, her or it are bound, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b) The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3 Title to the Shares. Each of the Shareholder is the owner of the number and class of Shares as specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

ARTICLE 3

Additional Covenants

3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of LCNB, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.

ARTICLE 4

Non-Competition

4.1 Non-Competition. For a period of two years following the Effective Date, the Shareholders shall not, directly or indirectly within a 100-mile radius of any Columbus First Bank office or branch location, serve as a director or executive officer (as defined in 12 C.F.R. Part 215) of, or own in excess of 5% of the equity of any insured depository institution and/or any holding company of such insured depository institution.

ARTICLE 5

Non-Solicitation

5.1 Non-Solicitation. For a period of two years following the Effective Date, the Shareholders shall not, directly or indirectly, on his or her own behalf or on behalf of any other person, institution, company or other entity, without the consent of LCNB: (i) in any manner whatsoever induce, or assist others to induce, any employee, agent, representative or other person associated with LCNB or Subsidiaries, to terminate his or her association with any such entity, or in any manner interfere with the relationship between LCNB and any such person; or (ii) knowingly induce, or assist others to induce, any person or entity who is a supplier or customer of CFB or Columbus First Bank immediately prior to the Effective Date to terminate its association with LCNB, or knowingly do anything, directly or indirectly, to interfere with the business relationship between LCNB and any of such customers or suppliers. The foregoing shall not apply to any general solicitation published in a journal, newspaper or other publication of general circulation and not targeted specifically at the individuals or entities otherwise referenced herein.

ARTICLE 6

Miscellaneous

6.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger or (ii) the date of termination of the Merger Agreement for any reason. Notwithstanding the foregoing, Article IV and Article V shall survive such termination in accordance with their terms.

6.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that LCNB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

6.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

6.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

6.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

6.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

6.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

6.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.10 Transfers, Successors and Assigns.

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature page of this Agreement. By execution of this Agreement or any Adoption Agreement, each of the parties appoints CFB as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. CFB shall not permit the transfer of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

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VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	LCNB CORP.

By:
William G. Huddle		Steve P. Foster, President & CEO

J. Lawrence Hutta	COLUMBUS FIRST BANCORP, INC.

By:
Michael J. Johrendt		William G. Huddle, Chairman and CEO

John F. Smiley

Leman G. Beal, III

Juan Jose Perez

Timothy A. Rabold

James F. Boltz

ANNEX I

Shareholder	Address and Email	Number of Shares

EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of                      , 2017 (the “Agreement”) by and among LCNB Corp., Columbus First Bancorp, Inc., and certain of Columbus First Bancorp, Inc. shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.1 Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of CFB (the “Shares”) subject to the terms and conditions of the Agreement.

1.2 Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee was originally a party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder” under the Agreement.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this      day of                     , 20    .

TRANSFEREE

By:

Name:

Title:

Address:

Fax:

ANNEX B

Dissenters’ Rights Under Section 1701.85 of the Ohio General Corporation Law

1701.85 Dissenting shareholders—compliance with section—fair cash value of shares.

(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.

(3) Not later than 20 days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation’s shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:

(a) A copy of this section;

(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;

(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.

(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder’s address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.

(5) If the corporation does not notify the corporation’s shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder’s address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.

(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory’s authority. The shareholder shall provide the evidence within a reasonable time but not sooner than 20 days after the dissenting shareholder has received the corporation’s written request for evidence.

(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within 20 days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.

(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.

(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder’s demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within 15 days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder’s failure to deliver the certificates terminates the dissenting shareholder’s rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505 of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within 30 days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

(C)(1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:

(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders ;

(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.

(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:

(a) Immediately before the effective time of a merger or consolidation;

(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;

(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.

(D)(1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:

(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;

(c) The dissenting shareholder withdraws the dissenting shareholder’s demand, with the consent of the corporation by its directors;

(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.

(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder’s giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

ANNEX C

December 20, 2017

Board of Directors

Columbus First Bancorp, Inc.

6877 North High Street

Worthington, OH 43085

Dear Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio (as defined below) to be received by the holders of shares of issued and outstanding common stock, $1.00 par value (the “Company Common Shares”), of Columbus First Bancorp, Inc., an Ohio corporation (“CFB”), in connection with the proposed merger (“Merger”) of CFB with and into LCNB Corp., an Ohio corporation (“LCNB”), with LCNB surviving the Merger, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of December 20, 2017 (the “Merger Agreement”). As detailed in the Merger Agreement, each Company Common Share, issued and outstanding immediately prior to the effective time of the Merger, will be converted into the right to receive 2.00 shares of LCNB common stock, no par value (the “Exchange Ratio”).

In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performance, current financial position and general prospects of each of CFB and LCNB and reviewed certain internal financial analyses prepared by the respective management teams of CFB and LCNB, (ii) reviewed the Merger Agreement, (iii) reviewed and analyzed the stock performance and trading history of LCNB, (iv) studied and analyzed the consolidated financial and operating data of CFB and LCNB, (v) reviewed the pro forma financial impact of the Merger on LCNB, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by the respective management teams of CFB and LCNB, (vi) considered the financial terms of the Merger as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and communicated with certain members of each of CFB’s and LCNB’s senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other analyses and considered such other factors as we deemed appropriate.

Our opinion is given in reliance on information and representations made or given by CFB and LCNB, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of CFB and LCNB, including, without limitation, financial statements, financial projections and stock price data, as well as certain other information from recognized independent sources. We have not independently verified the information or data concerning CFB or LCNB nor any other data we considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the respective management teams of CFB and LCNB as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of LCNB or CFB, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Merger is, in all respects, lawful under applicable law.

With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of CFB and LCNB, we have

Board of Directors

Columbus First Bancorp, Inc.

December 20, 2017

assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgments of the respective management teams of CFB and LCNB as to their most likely future performance. We have further relied on the assurances of the respective management teams of CFB and LCNB that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheet of each of CFB and LCNB is adequate to cover such losses; we have not reviewed loans or credit files of CFB or LCNB. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements will not be waived. We have assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including, without limitation, the cost savings and related expenses expected to result from the Merger.

Our opinion is based upon information provided to us by the respective management teams of CFB and LCNB, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Merger or the other business strategies or transactions that CFB’s Board of Directors has considered or may be considering, nor does it address the underlying business decision of CFB’s Board of Directors to proceed with the Merger. We are expressing no opinion as to the prices at which LCNB’s securities may trade at any time. Nothing in our opinion is to be construed as constituting tax advice or a recommendation to take any particular tax position, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that LCNB has obtained such advice as it deemed necessary from qualified professionals. Our opinion is for the information of CFB’s Board of Directors in connection with its evaluation of the Merger and does not constitute a recommendation to the Board of Directors of CFB in connection with the Merger or a recommendation to any shareholder of CFB as to how such shareholder should vote or act with respect to the Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.’s part to any party or person. This opinion is directed solely to CFB’s Board of Directors and is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by LCNB in respect to the Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

Boenning & Scattergood, Inc. (“Boenning”), as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of transactions, including, without limitation, mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, LCNB,

Board of Directors

Columbus First Bancorp, Inc.

December 20, 2017

CFB, and their respective affiliates. In the ordinary course of business, we may also actively trade the securities of LCNB for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

We are acting as CFB’s financial advisor in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the contingent fee. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Merger. CFB has also agreed to indemnify us against certain liabilities that may arise out of our engagement and to reimburse us for certain of our out-of-pocket expenses incurred in connection with our engagement.

Except for the arrangements between Boenning and CFB described in the preceding paragraph, Boenning has not had any material relationship with CFB during the past two years in which compensation was received or was intended to be received. As we have previously advised you, Boenning advised and received compensation from LCNB in 2016 relating to the evaluation of an acquisition opportunity. Boenning has otherwise provided no investment banking services to LCNB during the past two years in which compensation was received or was intended to be received. Boenning may provide services to LCNB in the future (and to CFB if the Merger is not consummated), although as of the date of this opinion, there is no agreement to do so nor any mutual understanding that such services are contemplated.

This opinion has been approved by Boenning’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any of the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Shares in the Merger.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio to be received by the holders of Company Common Shares pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Sincerely,

Boenning & Scattergood, Inc.

ANNEX D

7205 W. Central Avenue Toledo, OH 43617 419.841.8521 www.probank.com www.austinassociates.com

December 20, 2017

Board of Directors

LCNB Corp.

Two North Broadway Street

Lebanon, Ohio 45036

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to LCNB Corp. (“LCNB”) of the Merger Consideration (as defined below) to be paid to shareholders of Columbus First Bancorp, Inc. (“CFB”) pursuant to the Agreement and Plan of Reorganization and Merger dated as of December 20, 2017 (the “Agreement”) by and between LCNB and CFB. The Agreement provides for the merger of CFB with and into LCNB, with LCNB being the surviving company. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement.

The financial terms of the Agreement provide that CFB shareholders shall be entitled to receive 2.00 shares of LCNB common stock in exchange for each CFB common share, (the “Per Share Consideration”). Cash will be paid in lieu of fractional shares and for any in-the-money value of unexercised CFB Options at closing. The Per Share Consideration along with cash paid for fractional shares and CFB Options, represents the Merger Consideration.

ProBank Austin as part of its investment banking practice is customarily engaged in advising and valuing financial institutions in connection with mergers and acquisitions and other corporate transactions. ProBank Austin has acted as financial advisor to LCNB and not as an advisor to or agent of any other person. In connection with rendering our opinion set forth herein, we have reviewed among other things:

(i)	the Agreement dated as of December 20, 2017;

(ii)	certain publicly available financial statements and other historical financial information of CFB and LCNB that we deemed relevant;

(iii)	the historical financial performance, current financial position, budgets and projections and general prospects of each of CFB and LCNB and reviewed certain financial records of CFB and LCNB as well had discussions with the respective management teams of CFB and LCNB regarding such information;

(iv)	the pro forma financial impact of the Merger on LCNB, based on assumptions and projections (including without limitation the cost savings and related expenses expected to result or be derived from the Merger) prepared by ProBank Austin and reviewed with management of LCNB;

(v)	publicly reported historical stock price and trading activity for LCNB’s common stock, including an analysis of certain financial and stock information of certain other publicly traded companies deemed comparable to LCNB;

(vi)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available, deemed comparable to the Merger;

(vii)	the current market environment generally and the banking environment in particular; and,

(viii)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant.

We also discussed with certain members of senior management of CFB the business, financial condition, results of operations and prospects of CFB, including certain operating, regulatory and other financial matters. We held similar discussions with senior management of LCNB regarding the business, financial condition, results of operations and prospects of LCNB.

Management of CFB and LCNB, respectively, have represented that there has been no material adverse change in their respective company’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that CFB and LCNB will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants required to be performed by such party under the Agreement, and that the conditions precedent in the Agreement are not waived. Finally, ProBank Austin expresses no view or opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated by the Agreement or any terms or other aspects of the Agreement, the Merger or any such other transactions.

ProBank Austin’s opinion was given in reliance on information and representations made or given by CFB and LCNB, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by each of CFB and LCNB, including, without limitation, financial statements, financial projections, and stock price data as well as certain other information from recognized independent sources. ProBank Austin did not independently verify the information or data concerning CFB and LCNB nor any other data ProBank Austin considered in its review and, for purposes of its opinion. ProBank Austin assumed and relied upon the accuracy and completeness of all such information and data. ProBank Austin has assumed, based on discussions with CFB and LCNB’s managements, that all such information provides a reasonable basis upon which ProBank Austin could form its opinion and ProBank Austin expresses no view as to any such information or the assumptions or bases therefor. ProBank Austin has relied on all such information without independent verification or analysis and do not in any respect assume any responsibility or liability for the accuracy or completeness thereof.

As part of the due diligence process we made no independent verification as to the status and value of CFB’s or LCNB’s assets, including the value of the loan portfolio and allowance for loan and lease losses, and have instead relied upon representations and information concerning the value of assets and the adequacy of reserves of both companies in the aggregate. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to LCNB and its shareholders.

This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. This opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid by LCNB. As part of the engagement, ProBank Austin reserves the right to review any public disclosures describing this fairness opinion or its firm. ProBank Austin has acted exclusively for the board of directors of LCNB (the “Board’) in rendering this opinion and will receive a fee from LCNB for our services. A portion of the fee is payable upon rendering this opinion, and a significant portion is contingent upon the successful completion of the transaction. In addition, LCNB has agreed to indemnify ProBank Austin against certain liabilities. In the past two years, ProBank Austin has not provided investment banking or financial advisory services to CFB.

ProBank Austin expresses no view or opinion as to any other terms or aspects of the transaction or any term or aspect of any related transaction, including without limitations, the form or structure of the transaction, any consequences of the transaction to LCNB, its stockholders, creditors, or otherwise, or any terms, aspects, merits or implications of any employment, retention, consulting, voting, support, cooperation, stockholder, or other agreements, arrangements or understandings contemplated or entered into in connection with the transaction. ProBank Austin’s opinion does not address the fairness of the amount or nature of any compensation to any of LCNB’s officers, directors or employees, or any class of persons, relative to any compensation to the holders of LCNB common stock or relative to the Merger Consideration. This opinion has been approved by the fairness opinion committee of ProBank Austin.

Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the Merger Consideration to be paid to CFB shareholders is fair, from a financial point of view, to LCNB.

Respectfully,

ProBank Austin

COLUMBUS FIRST BANCORP, INC.

Consolidated Financial Statements

December 31, 2016 and 2015

F-i

F-ii

Crowe Horwath LLP Independent Member Crowe Horwath International

INDEPENDENT AUDITOR’S REPORT

Board of Directors

Columbus First Bancorp, Inc.

Worthington, Ohio

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Columbus First Bancorp, Inc. which comprise the consolidated balance sheets as of December 31, 2016 and 2015, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Columbus First Bancorp, Inc. as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Crowe Horwath LLP

April 10, 2017

Columbus, Ohio

COLUMBUS FIRST BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2016 and 2015

	2016	2015

ASSETS
Cash and cash equivalents	$17,060,243	$23,414,095
Interest-earning deposits in other financial institutions	36,403,000	28,928,000
Loans, net of allowance of $3,173,230 and $3,452,494	264,454,869	242,199,306
Loans held for sale	363,098	263,789
Federal Home Loan Bank stock, at cost	1,168,800	1,147,300
Premises and equipment, net	203,543	425,930
Accrued interest receivable and other assets	2,604,409	2,524,164

	$322,257,962	$298,902,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest bearing	$45,053,830	$45,386,290
Interest bearing	212,759,439	197,525,268

Total deposits	257,813,269	242,911,558
Federal Home Loan Bank advances	33,000,000	29,000,000
Note payable	2,500,000	-
Accrued interest payable and other liabilities	714,308	845,616

Total liabilities	294,027,577	272,757,174

Shareholders’ equity
Preferred stock, no par value senior non-cumulative perpetual Series A; 100,000 shares authorized
Common stock, $1 par value; 3,000,000 shares authorized; 1,404,933 shares issued and outstanding at December 31, 2016 and 2015	1,404,933	1,404,933
Additional paid-in capital	14,658,935	14,652,361
Retained earnings	12,166,517	10,088,116

Total shareholders’ equity	28,230,385	26,145,410

	$322,257,962	$298,902,584

See accompanying notes to consolidated financial statements.

COLUMBUS FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2016 and 2015

	2016	2015

Interest and dividend income
Loans, including fees	$11,805,297	$11,526,977
Federal funds sold and other	461,550	312,945

	12,266,847	11,839,922

Interest expense
Deposits	2,125,316	1,907,944
Federal Home Loan Bank advances and other	431,336	390,787

	2,556,652	2,298,731

Net interest income	9,710,195	9,541,191

Provision for loan losses	-	-

Net interest income after provision for loan losses	9,710,195	9,541,191

Noninterest income
Service charges on deposits	57,451	63,686
Other service charges	61,246	99,217
Net gains on sales of loans	616,089	1,236,472

	734,786	1,399,375

Noninterest expense
Salaries and employee benefits	4,605,044	4,767,694
Occupancy and equipment	649,435	632,368
Data processing	306,196	295,113
Federal deposit insurance	159,000	156,100
Franchise tax	209,163	209,164
Advertising and business development	179,250	196,986
Professional fees	727,150	451,525
Supplies	25,327	26,043
Other	415,035	481,075

	7,275,600	7,216,068

Income before income taxes	3,169,381	3,724,498

Income tax expense	1,090,980	1,280,196

Net income	$2,078,401	$2,444,302

Preferred stock dividends	-	60,988

Net income available to common shareholders	$2,078,401	$2,383,314

See accompanying notes to consolidated financial statements.

COLUMBUS FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

For the years ended December 31, 2016 and 2015

	Preferred Stock	Common Stock	Additional Paid-In Capital	Retained Earnings	Total

Balance at January 1, 2015	$6,150,000	$1,399,433	$14,573,865	$7,704,802	$29,828,100

Preferred stock dividends	-	-	-	(60,988)	(60,988)

Redemption of Preferred stock	(6,150,000)	-	-	-	(6,150,000)

Exercise of 5,500 stock options	-	5,500	53,500	-	59,000

Stock based compensation	-	-	24,996	-	24,996

Net income	-	-	-	2,444,302	2,444,302

Balance at December 31, 2015	-	1,404,933	14,652,361	10,088,116	26,145,410

Stock based compensation	-	-	6,574	-	6,574

Net income	-	-	-	2,078,401	2,078,401

Balance at December 31, 2016	$-	$1,404,933	$14,658,935	$12,166,517	$28,230,385

See accompanying notes to consolidated financial statements.

COLUMBUS FIRST BANCORP, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2016 and 2015

	2016	2015

Cash flows from operating activities
Net income	$2,078,401	2,444,302
Adjustments to reconcile net income to net cash from operating activities
Provision for loan losses	-	-
Depreciation and amortization	312,171	295,547
Proceeds from loans sold	19,067,947	48,909,594
Loans originated for sale	(18,551,167)	(47,735,742)
Net gain on sale of loans	(616,089)	(1,236,472)
Stock based compensation expense	6,574	24,996
Net change in:
Deferred income taxes	(18,700)	115,582
Other assets	(108,278)	(33,148)
Accrued expenses and other liabilities	(131,308)	80,704

Net cash from operating activities	2,039,551	2,865,363

Cash flows from investing activities
Net (increase) decrease of interest-earning deposits	(7,475,000)	335,000
Loan originations and payments, net	(22,255,563)	(4,592,220)
Additions to premises and equipment	(43,051)	(224,838)
Purchase of FHLB stock	(21,500)	-

Net cash used by investing activities	(29,795,114)	(4,482,058)

Cash flows from financing activities
Net change in deposits	14,901,711	26,287,407
Proceeds from FHLB advances	29,000,000	10,000,000
Repayments of FHLB advances	(25,000,000)	(14,750,000)
Proceeds from Note Payable	2,500,000	-
Redemption of Preferred stock	-	(6,150,000)
Proceeds from exercise of stock options	-	59,000
Preferred stock cash dividends paid	-	(60,988)

Net cash from financing activities	21,401,711	15,385,419

Net change in cash and cash equivalents	(6,353,852)	(13,768,724)

Beginning cash and cash equivalents	23,414,095	9,645,371

Ending cash and cash equivalents	$17,060,243	$23,414,095

Supplemental cash flow information:
Interest paid	$2,545,403	$2,293,795
Income taxes paid	1,206,300	1,053,000

See accompanying notes to consolidated financial statements.

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The consolidated financial statements include the accounts of Columbus First Bancorp, Inc. and its wholly-owned subsidiary, Columbus First Bank, together referred to as the “Company.” Intercompany transactions and balances are eliminated in consolidation.

Organization and Nature of Operations: Columbus First Bank (the “Bank”) was capitalized and commenced operations on August 13, 2007.

In November 2009, the Bank’s shareholders approved the formation of a one bank holding company. The Company, Columbus First Bancorp, Inc., was formed on December 1, 2009 under the laws of the state of Ohio. The shareholders of the Bank received one share of Columbus First Bancorp, Inc., for each share of Bank stock. The Company recorded this transaction as an internal reorganization.

The Bank’s primary deposit products are checking, savings, and term certificate accounts, and its primary lending products are commercial real estate, residential real estate, commercial, and consumer loans. Substantially all loans are secured by specific items of collateral including business assets, consumer assets, and commercial and residential real estate. Commercial loans are expected to be repaid from cash flow from operations of businesses. There are no significant concentrations of loans to any one industry or customer; however, the customers’ ability to repay their loans is dependent on the real estate and general economic conditions in the Bank’s market area. The Bank also engages in mortgage banking activities, and as such originates and sells one-to-four family residential mortgage loans.

Subsequent Events: The Company has evaluated subsequent events for recognition and disclosure through April 10, 2017, which is the date the financial statements were available to be issued.

Use of Estimates: To prepare financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions based on available information. These estimates and assumptions affect amounts reported in the financial statements and the disclosures provided, and actual results could differ.

Cash Flow Reporting: Cash and cash equivalents include cash on hand, deposits with other financial institutions with original maturities under 90 days, and federal funds sold. Net cash flows are reported for customer loan and deposit transactions and interest bearing deposits in other financial institutions.

Interest-Earning Deposits in Other Financial Institutions: Interest-earning deposits in other financial institutions generally carry original terms to maturity of less than three years and are carried at cost.

Loans: Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at the principal balance outstanding, net of deferred loan fees and costs, and an allowance for loan losses. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized in interest income using the level-yield method without anticipating prepayments.

Interest income on mortgage and commercial loans is discontinued and placed on non-accrual status at the time the loan is 90 days delinquent unless the loan is well-secured and in process of collection. Consumer loans are typically charged off no later than 120 days past due. Past due status is based on the contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

All interest accrued but not received for loans placed on nonaccrual is reversed against interest income. Interest received on such loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Under the cost-recovery method, interest income is not recognized until the loan balance is reduced to zero. Under the cash-basis method, interest income is recorded when the payment is received in cash. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

The following portfolio segments have been identified:

Commercial Loans - Commercial loans are made to businesses generally located within the Company’s primary market area. Those loans are generally secured by business equipment, inventory, accounts receivable and other business assets. In underwriting commercial loans, the Company considers the net operating income of the company, the debt service ratio and the financial strength, expertise and credit history of the business owners and/or guarantors. Because payments on commercial loans are dependent on successful operation of the business enterprise, repayment of such loans may be subject to a greater extent to adverse conditions in the economy. The Company seeks to mitigate these risks through underwriting policies which require such loans to be qualified at origination on the basis of the enterprise’s financial performance and the financial strength of the business owners and/or guarantors.

Commercial Real Estate Loans – The Company originates commercial real estate loans that are secured by properties used for business purposes, such as manufacturing facilities, office buildings or retail facilities generally located within the Company’s primary market area. In addition, commercial real estate loans include vacant land, commercial and multi-family construction projects. Underwriting policies provide that commercial real estate loans be in amounts less than the appraised value of the property. In underwriting commercial real estate loans, the Company considers the appraised value and net operating income of the property, the debt service ratio and the property owner’s and/or guarantor’s financial strength, expertise and credit history. Because payments on loans secured by commercial real estate properties are dependent on successful operation or management of the properties, repayment of commercial real estate loans may be subject to a greater extent to adverse conditions in the real estate market or the economy.

Residential Real Estate Loans – Residential real estate consists of mostly multi-family and non-owner occupied 1-4 family properties. Multi-family and non-owner occupied real estate loans generally have a higher degree of risk than owner occupied 1-4 family loans. These riskier loans can be affected by economic conditions, operating expenses, debt service and successful operation of income-producing properties. Single-family mortgage loans include permanent conventional mortgage loans secured by single-family residences located within the Company’s primary market area. Construction loans in this segment include 1-4 family real estate. Credit approval for residential real estate loans requires demonstration of sufficient income to repay the principal and interest and the real estate taxes and insurance, stability of employment and an established credit record. Loans in excess of 85% of the appraised value of the property securing the loan require private mortgage insurance. The Company does not engage in subprime lending.

Consumer Loans – The Company originates consumer loans including auto loans to consumers in its primary market area. Credit approval for other consumer loans requires income sufficient to repay

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

principal and interest due, stability of employment an established credit record and sufficient collateral for secured loans. Consumer loans typically will have shorter terms and lower balances with higher yields as compared to real estate loans, but generally carry higher risks of default. Consumer loan collections are dependent on the borrower’s continuing financial stability, and thus are more likely to be affected by adverse personal circumstances.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance. Management estimates the allowance balance required using past loan loss experience, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management’s judgment, should be charged-off.

The allowance consists of specific and general components. The specific component relates to loans that are individually classified as impaired. A loan is impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans for which the terms have been modified resulting in a concession, and for which the borrower is experiencing financial difficulties, are considered troubled debt restructurings and classified as impaired.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed.

All types of loans are considered for impairment once they are determined to be substandard or past due. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan’s existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported, net, at the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

The general component covers non-impaired loans and loans that are collectively evaluated for impairment and is based on historical loss experience adjusted for current factors. The historical loss experience is determined by portfolio segment and is based on the actual loss history experienced by the Company over the most recent 3 years. This actual loss experience is supplemented with other

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

economic factors based on the risks present for each portfolio segment. These economic factors include consideration of the following: levels of and trends in delinquencies and impaired loans; levels of and trends in charge-offs and recoveries; trends in volume and terms of loans; effects of any changes in risk selection and underwriting standards; other changes in lending policies, procedures, and practices; experience, ability, and depth of lending management and other relevant staff; national and local economic trends and conditions; industry conditions; and effects of changes in credit concentrations.

Loans Held for Sale: Mortgage loans originated and intended for sale in the secondary market are carried at the lower of aggregate cost or fair value, as determined by outstanding commitments from investors. Net unrealized losses, if any, are recorded as a valuation allowance and charged to earnings.

Mortgage loans held for sale are generally sold with servicing rights released. Gains and losses on sales of mortgage loans are based on the difference between the selling price and the carrying value of the related loan sold.

Foreclosed Assets: Assets acquired through or instead of loan foreclosure are initially recorded at fair value less costs to sell when acquired, establishing a new cost basis. Physical possession of residential real estate property collateralizing a consumer mortgage loan occurs when legal title is obtained upon completion of foreclosure or when the borrower conveys all interest in the property to satisfy the loan through completion of a deed in lieu of foreclosure or through a similar legal agreement. These assets are subsequently accounted for at lower of cost or fair value less estimated costs to sell. If fair value declines subsequent to foreclosure, a valuation allowance is recorded through expense. Operating costs after acquisition are expensed.

Federal Home Loan Bank (FHLB) Stock: The Bank is a member of the FHLB system. Members are required to own a certain amount of stock based on the level of borrowings and other factors, and may invest in additional amounts. FHLB stock is carried at cost, classified as a restricted security, and periodically evaluated for impairment based on ultimate recovery of par value. Both cash and stock dividends are reported as income.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed over the asset useful lives on a straight-line basis. Amortization of leasehold improvements is computed utilizing the straight-line method over the shorter of the lease term or the useful life of the asset.

Long-term Assets: Premises and equipment and other long-term assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. If impaired, the assets are recorded at fair value.

Loan Commitments and Related Financial Instruments: Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet customer financing needs. The face amount for these items represents the exposure to loss, before considering customer collateral or ability to repay. Such financial instruments are recorded when they are funded.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 1 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Transfers of Financial Assets: Transfers of financial assets are accounted for as sales, when control over the assets has been relinquished. Control over transferred assets is deemed to be surrendered when the assets have been isolated from the Company, the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

Dividend Restriction: Banking regulations require maintaining certain capital levels and may limit the dividends paid by the Bank to the Holding Company or by the Company to shareholders.

Preferred Stock: On August 23, 2011, the Company entered into a Securities Purchase Agreement (SBLF Agreement) with the United States Department of the Treasury (Treasury). Under the SBLF Agreement, the Company issued 6,150 shares of Senior Non-cumulative Perpetual Preferred Stock Series A (Preferred Stock) to the Treasury, having a liquidation value of $1,000 per share, for the aggregate proceeds of $6,150,000. The issuance qualifies as Tier 1 capital. The issuance was pursuant to the U.S. Treasury’s Small Business Lending Fund (SBLF) program, a $30 billion fund established under the Small Business Jobs Act of 2010, which seeks to encourage lending to small businesses by providing capital to qualified banks with assets less than ten billion dollars. The Preferred Stock was entitled to receive non-cumulative dividends payable quarterly on each January 1, April 1, July 1 and October 1, beginning October 1, 2011. The dividend rate for future periods is 1% per annum through the eighteenth dividend period. If the Preferred Stock remained outstanding for more than four and one half years, the dividend rate would increase to 9%. Such dividends were not cumulative, but the Company could only declare and pay dividends on its common shares if it had declared and paid dividends for the current dividend period on the Preferred Stock, and was subject to other restrictions on its ability to repurchase or redeem other securities. The holders of the Preferred Stock had the right to vote on matters relating to the rights of the holders of Preferred Stock. The Company could redeem the shares of Preferred Stock, in whole or in part, at any time at a redemption price equal to the sum of the liquidation amount and the per-share amount of any unpaid dividends for the then-current period, subject to any required prior approval by the Company’s primary federal banking regulator. The outstanding SBLF Preferred Shares were fully redeemed by the Company on December 28, 2015.

Stock Based Compensation: The Company records stock-based employee compensation cost using the fair value method on the grant date, as determined using the Black-Scholes valuation model, over the required service period, generally defined as the vesting period.

Income Taxes: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets or liabilities. Deferred tax assets and liabilities are the future expected tax amounts for the temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

The Company recognizes interest and/or penalties related to income tax matters in income tax expense.

Retirement Plans: Employee 401(k) and profit sharing plan expense is the amount of matching contributions.

Fair Value of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in a separate note. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates.

Reclassifications: Some items in the prior year financial statements were reclassified to conform to the current presentation. Reclassifications had no effect on prior year net income or shareholders’ equity.

NOTE 2 - LOANS

Loans at year end were as follows:

	2016	2015

Commercial	$40,018,945	$32,518,620
Commercial real estate:
Construction	13,658,412	12,603,658
Owner occupied	38,057,850	36,033,461
Non-owner occupied	60,075,364	47,203,746
Residential real estate:
Construction 1-4 family	6,833,618	10,915,671
Owner occupied	18,093,437	15,614,512
Non-owner occupied	56,690,109	55,023,590
Multi-family	18,209,667	19,063,557
Home equity lines of credit	16,494,512	17,214,042
Consumer	7,489	14,566

Subtotal	268,139,403	246,205,423

Less: Net deferred loan fees	(511,304)	(553,623)
Allowance for loan losses	(3,173,230)	(3,452,494)

Loans, net	$264,454,869	$242,199,306

Outstanding loans to certain of the Bank’s executive officers, directors, and companies with which they are affiliated totaled $7,905,396 and $7,060,283 at December 31, 2016 and 2015.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 2 – LOANS (Continued)

The following table presents the activity in the allowance for loan losses by portfolio segment for the year ending December 31, 2016 and 2015:

December 31, 2016	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Beginning balance	$554,429	$1,214,373	$1,470,861	$35	$212,796	$3,452,494
Provision for loan losses	85,787	197,497	(204,465)	(20)	(78,799)	-
Loans charged-off	(205,600)	-	(80,000)	-	-	(285,600)
Recoveries	-	-	6,336	-	-	6,336

Total ending allowance balance	$434,616	$1,411,870	$1,192,732	$15	$133,997	$3,173,230

December 31, 2015
Allowance for loan losses:
Beginning balance	$310,000	$1,322,401	$1,626,334	$75	$193,440	$3,452,250
Provision for loan losses	243,329	(108,028)	(154,617)	(40)	19,356	-
Loans charged-off	-	-	(42,932)	-	-	(42,932)
Recoveries	1,100	-	42,076	-	-	43,176

Total ending allowance balance	$554,429	$1,214,373	$1,470,861	$35	$212,796	$3,452,494

(Continued)

sCOLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 2 s– LOANS (Continued)

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2016 and 2015:

December 31, 2016	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Allowance for loan losses:
Ending allowance balance attributable to loans
Individually evaluated for impairment	$-	$-	$10,604	$-	$-	$10,604
Collectively evaluated for impairment	434,616	1,411,870	1,182,128	15	133,997	3,162,626

Total ending allowance balance	$434,616	$1,411,870	$1,192,732	$15	$133,997	$3,173,230

Loans
Loans individually evaluated for impairment	$88,653	$-	$202,425	$-	$-	$291,078
Loans collectively evaluated for impairment	39,930,292	111,791,626	116,118,918	7,489	-	267,848,325

Total ending loans balance	$40,018,945	$111,791,626	$116,321,343	$7,489	$-	$268,139,403

December 31, 2015
Allowance for loan losses:
Ending allowance balance attributable to loans
Individually evaluated for impairment	$215,600	$-	$167,801	$-	$-	$383,401
Collectively evaluated for impairment	338,829	1,214,373	1,303,060	35	212,796	3,069,093

Total ending allowance balance	$554,429	$1,214,373	$1,470,861	$35	$212,796	$3,452,494

Loans
Loans individually evaluated for impairment	$323,320	$-	$793,452	$-	$-	$1,116,772
Loans collectively evaluated for impairment	32,195,300	95,840,865	117,037,920	14,566	-	245,088,651

Total ending loans balance	$32,518,620	$95,840,865	$117,831,372	$14,566	$-	$246,205,423

The recorded investment in loans excludes accrued interest receivable and loan origination fees, net due to immateriality.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 2 – LOANS (Continued)

The following table presents information related to impaired loans by class of loans as of and for the years ended December 31, 2016 and 2015:

December 31, 2016	Unpaid Principal Balance	Recorded Investment	Allowance for Loan Losses Allocated	Average Recorded Investment

With no related allowance recorded:
Commercial	$88,653	$88,653	$-	$95,657
Residential real estate:
Home equity lines of credit	84,330	84,330	-	90,446

Subtotal	172,983	172,983	-	186,103

With an allowance recorded:
Commercial	-	-	-	122,776
Residential real estate:
Non-owner occupied	118,095	118,095	10,604	490,811

Subtotal	118,095	118,095	10,604	613,587

Total	$291,078	$291,078	$10,604	$799,690

December 31, 2015

With no related allowance recorded:
Commercial	$107,720	$107,720	$-	$133,502
Residential real estate:
Home equity lines of credit	35,574	35,574	-	36,774

Subtotal	143,294	143,294	-	170,276

With an allowance recorded:
Commercial	215,600	215,600	215,600	245,712
Residential real estate:
Owner occupied	65,275	65,275	38,666	48,728
Non-owner occupied	692,603	692,603	129,135	487,164

Subtotal	973,478	973,478	383,401	781,604

Total	$1,116,772	$1,116,772	$383,401	$951,880

Interest income and cash based interest income on impaired loans were not material for the years ended December 31, 2016 and 2015.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 2 – LOANS (Continued)

The following table presents the aging of the recorded investment in past due loans as of December 31, 2016 and 2015 by class of loan:

December 31, 2016	31 - 60 Days Past Due	61 - 90 Days Past Due	Greater than 90 Days Past Due	Total Past Due	Loans Not Past Due	Total

Commercial	$-	$-	$-	$-	$40,018,945	$40,018,945
Commercial real estate:
Construction	-	-	-	-	13,658,412	13,658,412
Owner occupied	-	-	-	-	38,057,850	38,057,850
Non-owner occupied	749,225	-	-	749,225	59,326,139	60,075,364
Residential:
Construction 1-4 family	-	-	-	-	6,833,618	6,833,618
Owner occupied	-	-	-	-	18,093,437	18,093,437
Non-owner occupied	-	-	118,095	118,095	56,572,014	56,690,109
Multi-family	-	-	-	-	18,209,667	18,209,667
Home equity lines of credit	33,099	-	51,231	84,330	16,410,182	16,494,512
Consumer	-	-	-	-	7,489	7,489

Total	$782,324	$-	$169,326	$951,650	$267,187,753	$268,139,403

December 31, 2015
Commercial	$-	$-	$215,600	$215,600	$32,303,020	$32,518,620
Commercial real estate:
Construction	-	-	-	-	12,603,658	12,603,658
Owner occupied	-	-	-	-	36,033,461	36,033,461
Non-owner occupied	-	-	-	-	47,203,746	47,203,746
Residential:
Construction 1-4 family	-	-	-	-	10,915,671	10,915,671
Owner occupied	224,326	-	65,275	289,601	15,324,911	15,614,512
Non-owner occupied	67,327	-	692,602	759,929	54,263,661	55,023,590
Multi-family	-	-	-	-	19,063,557	19,063,557
Home equity lines of credit	159,748	7,829	35,574	203,151	17,010,891	17,214,042
Consumer	-	-	-	-	14,566	14,566

Total	$451,401	$7,829	$1,009,051	$1,468,281	$244,737,142	$246,205,423

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 2 – LOANS (Continued)

Nonaccrual loans and loans past due 90 days still on accrual include individually classified impaired loans.

The following tables present the recorded investment in nonaccrual and loans past due over 90 days still on accrual by class of loans as of December 31, 2016 and December 31, 2015:

	Nonaccrual		Loans Past Due Over 90 Days Still Accruing
	2016	2015	2016	2015

Commercial	$88,653	$323,320	$-	$-
Commercial real estate:
Construction	-	-	-	-
Owner occupied	-	-	-	-
Non owner occupied	-	-	-	-
Residential real estate:
Construction	-	-	-	-
Owner occupied	-	65,275	-	-
Non-owner occupied	118,095	692,603	-	-
Multi-family	-	-	-	-
Home equity lines of credit	84,330	35,574	-	-
Consumer	-	-	-	-

Total	$291,078	$1,116,772	$-	$-

Troubled Debt Restructurings:

The Company has a recorded investment of $88,653 and $323,320 in loans that terms have been modified in troubled debt restructurings as of December 31, 2016 and 2015, respectively. The Company has allocated $0 and $215,600 of specific reserves for those loans as of December 31, 2016 and 2015. The Company has not committed to lend additional amounts as of December 31, 2016 and 2015 to customers with outstanding loans that are classified as troubled debt restructurings.

During the years ended December 31, 2016 and 2015, no loans were modified as troubled debt restructurings.

Three commercial loans modified as troubled debt restructurings during the year ended December 31, 2014 defaulted within twelve months following the modification during the year ended December 31, 2015. There were no loans modified as troubled debt restructurings for which there was a payment default within twelve months following the modification during the year ended December 31, 2016.

The troubled debt restructurings that subsequently defaulted described above increased the allowance for loan losses by $0 and $213,600 and resulted in charge-offs of $205,600 and $0 during the years ending December 31, 2016 and 2015.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 2 – LOANS (Continued)

Credit Quality Indicators:

The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The Company analyzes loans individually by classifying the loans as to credit risk. This analysis includes all loans except the following: consumer, home equity lines of credit and owner occupied residential real estate (including construction). This analysis is performed when the loan is originated and on an ongoing basis as proscribed by the Company’s loan review procedures. The Company uses the following definitions for risk ratings that are not pass rated:

Watch. Loans classified as watch have one or more potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard. Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful. Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans. Loans listed as not rated are included in groups of homogeneous loans.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 2 — LOANS (Continued)

Based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

December 31, 2016	Pass	Watch	Substandard	Doubtful	Not Rated	Total

Commercial	$38,986,390	$560,616	$471,939	$-	$-	$40,018,945
Commercial real estate:
Construction	13,658,412	-	-	-	-	13,658,412
Owner occupied	36,548,206	1,509,644	-	-	-	38,057,850
Non-owner occupied	55,101,492	3,032,461	1,941,411	-	-	60,075,364
Residential real estate:
Construction 1-4 family	5,885,553	-	-	-	948,065	6,833,618
Owner occupied	-	-	-	-	18,093,437	18,093,437
Non-owner occupied	55,098,656	-	1,591,453	-	-	56,690,109
Multi-family	17,984,240	-	225,427	-	-	18,209,667
Home equity lines of credit	-	-	175,587	-	16,318,925	16,494,512
Consumer	-	-	-	-	7,489	7,489

Total	$223,262,949	$5,102,721	$4,405,817	$-	$35,367,916	$268,139,398

December 31, 2015

Commercial	$31,558,465	$636,835	$323,320	$-	$-	$32,518,620
Commercial real estate:
Construction	12,603,658	-	-	-	-	12,603,658
Owner occupied	34,471,843	1,561,618	-	-	-	36,033,461
Non-owner occupied	42,106,937	3,069,118	2,027,691	-	-	47,203,746
Residential real estate:
Construction 1-4 family	9,891,430	-	-	-	1,024,241	10,915,671
Owner occupied	-	-	-	-	15,614,512	15,614,512
Non-owner occupied	52,757,717	-	2,265,873	-	-	55,023,590
Multi-family	18,825,260	-	238,297	-	-	19,063,557
Home equity lines of credit	-	-	-	-	17,214,042	17,214,042
Consumer	-	-	-	-	14,566	14,566

Total	$202,215,310	$5,267,571	$4,855,181	$-	$33,867,361	$246,205,423

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 2 – LOANS (Continued)

The Company considers the performance of the loan portfolio and its impact on the allowance for loan losses. For owner occupied residential and consumer loan classes, the Company also evaluates credit quality based on the aging status of the loan, which was previously presented, and by performance status. Nonperforming loans include loans on nonaccrual status and loans past due more than 90 days still accruing interest. The following table presents the recorded investment in owner occupied residential and consumer loans based on performance status for loans that are not rated in the previous table.

	Residential 1-4 Family Construction	Residential Owner Occupied	Home Equity Lines of Credit	Consumer
December 31, 2016
Performing	$948,065	$18,093,437	$16,318,925	$7,489
Nonperforming	-	-	-	-

Total	$948,065	$18,093,437	$16,318,925	$7,489

December 31, 2015
Performing	$1,024,241	$15,549,237	$17,178,468	$14,566
Nonperforming	-	65,275	35,574	-

Total	$1,024,241	$15,614,512	$17,214,042	$14,566

NOTE 3 - PREMISES AND EQUIPMENT

Year-end premises and equipment were as follows:

	2016	2015

Furniture, fixtures and equipment	$798,145	$760,574
Leasehold improvements	711,376	708,101

	1,509,521	1,468,675
Less: Accumulated depreciation	(1,305,978)	(1,042,745)

	$203,543	$425,930

Depreciation expense was $265,438 and $249,022 for the years ended December 31, 2016 and 2015.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 3 - PREMISES AND EQUIPMENT (Continued)

The Company leases its branch and main office under an operating lease. Rent expense was $156,851 and $162,575 for the years ended December 31, 2016 and 2015. Rent commitments under this noncancelable operating lease were as follows, before considering renewal options:

2017	$156,243
2018	157,094
2019	157,094
2020	157,094
2021	157,094

Total	$784,619

NOTE 4 - DEPOSITS

Time deposits of $250,000 or more were $27,108,217 and $17,811,144 at year-end December 31, 2016 and 2015.

Scheduled maturities of time deposits as of December 31, 2016 were as follows:

2017	$87,194,775
2018	35,641,704
2019	7,739,957
2020	7,607,681
2021	7,823,027

$146,007,144

Deposits from certain of the Company’s executive officers, directors, and companies with which they are affiliated totaled $2,616,895 and $2,860,975 at December 31, 2016 and 2015.

NOTE 5 – FEDERAL HOME LOAN BANK ADVANCES

Advances from the Federal Home Loan Bank at year-end were as follows:

2016
FHLB cash management advance, at 0.66%	$5,000,000
FHLB fixed rate advances, at rates from 0.82% to 1.97%, averaging 1.43%	28,000,000

$33,000,000

2015
FHLB fixed rate advances, at rates from 0.57% to 3.27%, averaging 1.30%	$29,000,000

$29,000,000

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 5 – FEDERAL HOME LOAN BANK ADVANCES (Continued)

At December 31, 2016, the Company had a cash management line of credit with the Federal Home Loan Bank enabling it to borrow up to $10,000,000 of which $5,000,000 was outstanding.

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by the Bank’s FHLB stock and a portfolio of first mortgage loans under a blanket lien arrangement.

As of December 31, 2016, the required payments are as follows.

2017	$10,000,000
2018	7,000,000
2019	5,000,000
2020	7,000,000
2021	4,000,000

$33,000,000

NOTE 6 – BORROWINGS

On November 28, 2016, the Company obtained a term loan with a maximum principal sum of $5,000,000 from its main correspondent bank for general corporate use of which $2,500,000 was borrowed at December 31, 2016. The term loan matures on November 28, 2018, and carries a 4.25% fixed interest rate. The term loan is repaid with quarterly interest payments until maturity, on which all unpaid principal and accrued interest shall be paid. The Company collateralized the term loan with 100% of the stock of the Bank. In addition, the loan contains covenants related to the level of classified assets not exceeding 35% of Tier 1 capital plus the allowance for loan losses and the Bank’s capital ratios must be equal to or greater than 8% for Tier 1 capital to average assets, 11% for Tier 1 and Common Equity Tier 1 capital to risk-weighted assets and 12% for total capital to risk-weighted assets. During 2016, the Company invested $2,500,000 of the term loan as a capital contribution to the Bank.

NOTE 7 – INCOME TAXES

Income tax expense was as follows for the years ended December 31:

	2016	2015

Current	$1,109,680	$1,164,614
Deferred	(18,700)	115,582

Total	$1,090,980	$1,280,196

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 7 – INCOME TAXES (Continued)

Effective tax rates differ from the federal statutory rate of 34% applied to income before income taxes due to the following:

	2016	2015

Federal statutory rate times financial statement income	$1,077,590	$1,266,329
Effect of:
Stock option expense	391	2,966
Other	12,999	10,901

Total	$1,090,980	$1,280,196

Year-end deferred tax assets and liabilities were due to the following.

	2016	2015

Allowance for loan losses	$1,003,536	$1,040,764
Start-up costs	76,749	89,847
Deferred loan origination fees and costs	181,521	196,919
Stock based compensation	152,954	151,110
Accrued compensation	3,238	2,448
Nonaccrual loan interest	6,093	4,461
Section 475 adjustment	3,184	1,159

Deferred tax asset	1,427,275	1,486,708

Depreciation and amortization	(81,436)	(166,921)
Mortgage servicing rights	(23,284)	(15,932)

Deferred tax liability	(104,720)	(182,853)

Net deferred tax asset	$1,322,555	$1,303,855

The Company believes it is more likely than not that its deferred tax asset will be realized in the future based on taxes paid and recoverable.

At December 31, 2016 and December 31, 2015, the Company had no unrecognized tax benefits recorded. The Company does not expect the amount of unrecognized tax benefits to significantly change within the next twelve months. There were no amounts recognized for penalties or interest in the income statements for the years ending December 31, 2016 and 2015 nor any amounts accrued for interest and penalties at December 31, 2016 and 2015.

The Company is subject to U.S. federal income tax. The Company is no longer subject to examination by the federal taxing authority for years prior to 2013. The tax years 2013-2016 remain open to examination by the U.S. taxing authority.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 8 – BENEFIT PLANS

401(k) Plan: The Company has a 401(k) plan. Participants may contribute a percentage of compensation, but not in excess of the maximum allowed under the Internal Revenue Code. The Plan provides for a Safe Harbor match by the Company. The Company contributed a 401(k) Safe Harbor match of $164,853 and $159,115 in the periods ended December 31, 2016 and 2015.

Stock Option Plan: The Company has a stock option plan. The 2007 Stock Option and Incentive Plan (the “Plan”), which is shareholder approved, permits the grant of share options to its employees and directors. The plan was amended in 2010 to increase the permitted shares to 268,973 from 208,890 shares of common stock. The Company believes that such awards better align the interests of its employees and directors with those of its shareholders. Option awards are generally granted with an exercise price equal to the market price of the Company’s common stock at the date of grant; those option awards have a vesting period of 3 years and have 10-year contractual terms. The Company plans to issue new common shares to satisfy share option exercises.

The fair value of each option award is estimated on the date of grant using a closed form option valuation (Black-Scholes) model. Since the Company does not have its own historical stock price volatility, expected volatilities are based on peer bank stock price volatilities. The Company uses peer data to estimate option exercise and post-vesting termination behavior. The expected term of options granted is also based on peer data and represents the period of time that options granted are expected to be outstanding, which takes into account that the options are not transferable. The risk-free interest rate for the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

There were no options granted during 2016 and 2015.

The Company had 250,307 options outstanding as of December 31, 2016 and 252,307 options outstanding as of December 31, 2015. Of the 250,307 options outstanding, 250,307 were exercisable at December 31, 2016. Of the 252,307 options outstanding, 244,952 shares were exercisable at December 31, 2015.

A summary of the activity in the stock option plan follows:

	Shares	Average Exercise Price	Weighted Remaining Contractual Term	Average Aggregate Intrinsic Value

Outstanding at beginning of year	252,307	$11.62	3.13 years	$2,708,045
Granted	-
Exercised	-
Forfeited or expired	(2,000)	17.35

Outstanding at end of year	250,307	$11.57	2.15 years	$3,348,840

Exercisable at the end of the year	250,307	$11.57	2.15 years	$3,348,840

Fully vested and expected to vest	250,307

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 8 – BENEFIT PLANS (Continued)

No options were exercised in 2016. There were 5,500 options exercised in 2015. The intrinsic value of options exercised during 2015 was $63,925. Cash received from these options exercised was $59,000. No tax benefit was recognized from the option exercises.

As of December 31, 2016, there was no unrecognized compensation cost related to nonvested stock options granted under the Plan.

NOTE 9 - REGULATORY MATTERS

Banks are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action. The final rules implementing Basel Committee on Banking Supervision’s capital guidelines for U.S. banks (Basel III rules) became effective for the Bank on January 1, 2015 with full compliance with all of the requirements being phased in over a multi-year schedule, and fully phased in by January 1, 2019. Under the Basel III rules, the Bank must hold a capital conservation buffer above the adequately capitalized risk-based capital ratios. The capital conservation buffer is being phased in from 0.0% for 2015 to 2.50% by 2019. The capital conservation buffer for 2016 is 0.625%. The net unrealized gain or loss on available for sale securities is not included in computing regulatory capital. Management believes as of December 31, 2016, the Bank meets all capital adequacy requirements to which it is subject.

Prompt corrective action regulations provide five classifications: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and capital restoration plans are required. At year-end 2016 and 2015, the most recent regulatory notifications categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s category.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 9 - REGULATORY MATTERS (Continued)

Actual and required capital amounts and ratios as of December 31, 2016 and 2015 are presented below.

	Actual		Minimum Required For Capital Adequacy Purposes		Minimum Required To Be Well Capitalized Under Prompt Corrective Action Regulations
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
2016
Total capital (to risk-weighted assets)	$33,281	13.2%	$20,120	8.0%	$25,150	10.0%
Tier 1 capital (to risk-weighted assets)	$30,137	12.0%	$15,090	6.0%	$20,120	8.0%
Common equity Tier 1 capital (to risk-weighted assets)	$30,137	12.0%	$11,318	4.5%	$16,348	6.5%
Tier 1 capital (to average assets)	$30,137	9.5%	$12,695	4.0%	$15,869	5.0%

2015
Total capital (to risk-weighted assets)	$28,254	12.4%	$18,277	8.0%	$22,847	10.0%
Tier 1 capital (to risk-weighted assets)	$25,391	11.1%	$13,708	6.0%	$18,277	8.0%
Common equity Tier 1 capital (to risk-weighted assets)	$25,391	11.1%	$10,281	4.5%	$14,850	6.5%
Tier 1 capital (to average assets)	$25,391	8.2%	$12,453	4.0%	$15,566	5.0%

Ohio banking laws restrict the maximum amount of dividends that a bank may pay in any calendar year. Absent approval by shareholders and the Ohio Division of Financial Institutions, dividends are limited to the Bank’s net income (as defined by the Ohio Revised Code) for that year and the two preceding years. During 2017, the Bank has the ability to pay dividends of $1,663,867, plus any retained net profits for the year to date 2017 period to the date of the dividend declaration without prior regulatory approval. No dividends were paid by the Bank to the Holding Company in 2016. Dividends paid by the Bank to the Holding Company totaled $3,175,000 in 2015.

NOTE 10 - COMMITMENTS, CONTINGENCIES AND RELATED ACTIVITIES

Some financial instruments, such as loan commitments, credit lines, and letters of credit, are issued to meet customer financing needs. These are agreements to provide credit or to support the credit of others, as long as conditions established in the contract are met, and usually have expiration dates. Commitments may expire without being used. Off-balance-sheet risk to credit loss exists up to the face amount of these instruments, although material losses are not anticipated. The same credit policies are used to make such commitments as are used for loans, including obtaining collateral at exercise of the commitment.

The Bank’s commitments at year end were approximately as follows.

	2016	2015

Unused commitments	$40,872,000	$45,191,000
Standby letters of credit	13,000	1,513,000

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 11 – FAIR VALUE

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. There are three levels of inputs that may be used to measure fair values:

Level 1 – Quoted prices (unadjusted) for identical assets or liabilities in active markets that the entity has the ability to access as of the measurement date.

Level 2 – Significant other observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data.

Level 3 – Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.

The Company used the following methods and significant assumptions to estimate fair value.

Impaired Loans: The fair value of impaired loans with specific allocations of the allowance for loan losses is generally based on recent real estate appraisals. These appraisals may utilize a single valuation approach or a combination of approaches including comparable sales and the income approach. Adjustments are routinely made in the appraisal process by the independent appraisers to adjust for differences between the comparable sales and income data available for similar loans and collateral underlying such loans. Such adjustments are usually significant and typically result in a Level 3 classification of the inputs for determining fair value. Impaired loans are evaluated on a quarterly basis for additional impairment and adjusted accordingly.

Appraisals for collateral-dependent impaired loans and are performed by certified general appraisers (for commercial properties) or certified residential appraisers (for residential properties) whose qualifications and licenses have been reviewed and verified by the Company. Once received, a member of management reviews the assumptions and approaches utilized in the appraisal as well as the overall resulting fair value in comparison with independent data sources such as recent market data or industry-wide statistics.

There were no assets measured at fair value on a recurring basis as of December 31, 2016 and 2015.

Assets measured at fair value on a non-recurring basis are summarized below:

	Fair Value Measurements at December 31, 2016 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Residential real estate:
Non-owner occupied	-	-	107,490	107,490

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 11 – FAIR VALUE (Continued)

	Fair Value Measurements at December 31, 2015 Using:
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Impaired loans:
Owner occupied	$-	$-	$26,609	$26,609
Non-owner occupied	-	-	563,468	563,468

The following table presents quantitative information about level 3 fair value measurements for financial instruments measured at fair value on a non-recurring basis at December 31, 2016 and 2015:

December 31, 2016	Fair value	Technique(s)	Unobservable Input(s)	Range (Weighted Average)
Impaired loans –
Residential real estate
Non-owner occupied	$107,490	Sales comparison approach	Adjustments for differences between the comparable sales	2.90% to 7.20% (5.00%)

December 31, 2015
Impaired loans –
Residential real estate
Owner occupied	$26,609	Sales comparison approach	Adjustments for differences between the comparable sales	0.00% to 9.50% (3.57%)
Non-owner occupied	563,468	Sales comparison approach	Adjustments for differences between the comparable sales	1.50% to 26.70% (7.45%)

Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $118,095 with a valuation allowance of $10,605 at December 31, 2016. Partial charge-offs on these loans totaled $32,083 during 2016. Additional provision for loan losses recognized for impaired loans carried at fair value for the year ended December 31, 2016 was not material. Impaired loans that are measured for impairment using the fair value of the collateral for collateral dependent loans, had a principal balance of $757,878 with a valuation allowance of $167,801 and no partial charge-offs at December 31, 2015. Additional provision for loan losses recognized for impaired loans carried at fair value for the year ended December 31, 2015 was not material.

(Continued)

COLUMBUS FIRST BANCORP, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2016 and 2015

NOTE 11 – FAIR VALUE (Continued)

The carrying amounts (dollars in thousands) and estimated fair values of financial instruments, at December 31, 2016 and 2015 are as follows:

	2016		2015
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$17,060	$17,060	$23,414	$23,414
Interest earning deposits	36,403	36,403	28,928	28,928
Loans, net	264,455	264,870	242,199	243,143
Loans held for sale	363	378	264	268
Federal Home Loan Bank stock	1,169	N/A	1,147	N/A
Accrued interest receivable	936	936	826	826

Financial liabilities
Deposits	$257,813	$258,308	$242,912	$243,210
Federal Home Loan Bank advances	33,000	32,898	29,000	28,924
Note payable	2,500	2,500	-	-
Accrued interest payable	55	55	44	44

The methods and assumptions used to estimate fair value are described as follows.

Carrying amount is the estimated fair value for cash and cash equivalents, accrued interest receivable and payable, demand deposits, and variable rate loans or deposits that reprice frequently and fully. For fixed rate loans or deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk. It was not practicable to determine the fair value of the Federal Home Loan Bank stock due to restrictions placed on its transferability. The fair value of off-balance-sheet items is considered nominal.

COLUMBUS FIRST BANCORP, INC.

CONSOLIDATED BALANCE SHEET

As of September 30, 2017 and 2016

(Unaudited)

	As of September 30,
(Dollars in thousands)	2017	2016
Balance Sheet Data
Cash and cash equivalents	$22,881	$26,509
Interest-earning deposits	19,372	27,692
Securities	-	-
Gross loans	290,016	254,653
Allowance for loan losses	(3,342)	(3,243)

Total net loans	286,674	251,410
Loans held for sale	532	830
Premises and equipment, net and other assets	3,967	4,061

Total assets	$333,426	$310,502

Demand deposit accounts	44,822	42,008
Total interest bearing	224,902	210,931

Total deposits	269,724	252,939
Borrowed money	30,500	29,000
Accrued expenses and other liabilities	883	783

Total other liabilities	31,384	29,783

Total liabilities	$301,107	$282,722
Preferred stock	-	-
Common shareholders’ equity	32,319	27,780

Total liabilities and shareholders’ equity	$333,426	$310,502

COLUMBUS FIRST BANCORP, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

As of September 30, 2017 and 2016

(Unaudited)

	As of September 30,
(Dollars in thousands)	2017	2016
Cash Flows from Operating Activities
Net Income	$2,280	$1,628
Adjustments to reconcile net income to net cash from operating activities:
Provision for loan losses	185	-
Depreciation and amortization	123	236
Proceeds from loans sold	11,736	13,499
Loans originated for sale	(11,393)	(13,580)
Net gain on sale of loans	(512)	(484)
Stock based compensation expense	-	7
Net change in:
Deferred income taxes	-	-
Other assets	(86)	(139)
Accrued expenses and other liabilities	169	62

Net cash from operating activities	2,502	1,105
Cash Flow from Investing Activities
Net (increase) decrease of interest-earning deposits	17,031	1,236
Loan originations and payments, net	(22,404)	(9,211)
Additions to premises and equipment	-	40
Purchase of FHLB stock	(28)	(21)

Net cash used by investing activities	(5,401)	(8,037)
Cash Flows from Financing Activities
Net change in deposits	11,911	10,027
Proceeds from FHLB advances	72,000	24,000
Repayments of FHLB advances	(77,000)	(24,000)
Proceeds from note payable	-	-
Redemption of preferred stock	-	-
Proceeds from exercise of stock options	1,809	-
Preferred stock cash dividends paid	-	-

Net cash from financing activities	8,720	10,027

Net change in cash and cash equivalents	5,821	3,095
Beginning cash and cash equivalents	17,060	23,414

Ending cash and cash equivalents	$22,881	$26,510

Supplemental Cash Flow Information
Interest paid	$2,190	$1,874
Income taxes paid	904	924

COLUMBUS FIRST BANCORP, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

As of September 30, 2017 and 2016

(Unaudited)

	As of September 30,
(Dollars in thousands, except per share data)	2017	2016
Operating Data
Interest earning deposits/ interest on cash equivalents	$365	$295
Interest/dividends on securities / FHLB stock	43	35
Interest and fee income from loans	9,538	8,811

Total interest income	9,946	9,141

Interest on deposit accounts	1,780	1,556
Interest on borrowed funds	405	322

Total interest expense	2,185	1,878

Net interest income	7,761	7,263
Provision for loan losses	185	-

Net interest income (after provision for loan losses)	7,576	7,263

Deposit service charges	65	44
Other non-interest income	1,012	525

Total non-interest income	1,077	569

Salaries and employee benefits	3,911	3,394
Premises and fixed assets	382	489
Other non-interest income	1,659	1,469

Total non-interest expense	5,952	5,352

Net income/loss before taxes	2,701	2,480
Federal income taxes	422	852

Net income/loss	$2,279	$1,628
Preferred stock dividends	-	-
Net income available common shareholders	$2,279	$1,628

Part II

Information Not Required In Prospectus

Item 20.	Indemnification of Directors and Officers.

(a)	Ohio General Corporation Law

Section 1701.13(E) of the Ohio Revised Code grants corporations broad powers to indemnify directors, officers, employees and agents. Section 1701.13(E) provides:

(E)(1) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if the person had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, the person had reasonable cause to believe that the person’s conduct was unlawful.

(2) A corporation may indemnify or agree to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any of the following:

(a) Any claim, issue, or matter as to which such person is adjudged to be liable for negligence or misconduct in the performance of the person’s duty to the corporation unless, and only to the extent that, the court of common pleas or the court in which such action or suit was brought determines, upon application, that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court of common pleas or such other court shall deem proper;

(b) Any action or suit in which the only liability asserted against a director is pursuant to Section 1701.95 of the Revised Code.

(3) To the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, or in defense of any claim, issue, or matter in the action, suit, or proceeding, the person shall be indemnified against expenses, including attorney’s fees, actually and reasonably incurred by the person in connection with the action, suit, or proceeding.

(4) Any indemnification under division (E)(1) or (2) of this section, unless ordered by a court, shall be made by the corporation only as authorized in the specific case, upon a determination that indemnification of the director, trustee, officer, employee, member, manager, or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in division (E)(1) or (2) of this section. Such determination shall be made as follows:

(a) By a majority vote of a quorum consisting of directors of the indemnifying corporation who were not and are not parties to or threatened with the action, suit, or proceeding referred to in division (E)(1) or (2) of this section;

(b) If the quorum described in division (E)(4)(a) of this section is not obtainable or if a majority vote of a quorum of disinterested directors so directs, in a written opinion by independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified within the past five years;

(c) By the shareholders;

(d) By the court of common pleas or the court in which the action, suit, or proceeding referred to in division (E)(1) or (2) of this section was brought.

Any determination made by the disinterested directors under division (E)(4)(a) or by independent legal counsel under division (E)(4)(b) of this section shall be promptly communicated to the person who threatened or brought the action or suit by or in the right of the corporation under division (E)(2) of this section, and, within ten days after receipt of that notification, the person shall have the right to petition the court of common pleas or the court in which the action or suit was brought to review the reasonableness of that determination.

(5)(a) Unless at the time of a director’s act or omission that is the subject of an action, suit, or proceeding referred to in division (E)(1) or (2) of this section, the articles or the regulations of a corporation state, by specific reference to this division, that the provisions of this division do not apply to the corporation and unless the only liability asserted against a director in an action, suit, or proceeding referred to in division (E)(1) or (2) of this section is pursuant to section 1701.95 of the Revised Code, expenses, including attorney’s fees, incurred by a director in defending the action, suit, or proceeding shall be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director in which the director agrees to do both of the following:

(i) Repay such amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that his action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or undertaken with reckless disregard for the best interests of the corporation;

(ii) Reasonably cooperate with the corporation concerning the action, suit, or proceeding.

(b) Expenses, including attorney’s fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in division (E)(1) or (2) of this section, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, upon receipt of an undertaking by or on behalf of the director, trustee, officer, employee, member, manager, or agent to repay that amount, if it ultimately is determined that the person is not entitled to be indemnified by the corporation.

(6) The indemnification or advancement of expenses authorized by this section shall not be exclusive of, and shall be in addition to, any other rights granted to those seeking indemnification or advancement of expenses under the articles, the regulations, any agreement, a vote of shareholders or disinterested directors, or otherwise, both as to action in their official capacities and as to action in another capacity while holding their offices or positions, and shall continue as to a person who has ceased to be a director, trustee, officer, employee, member, manager, or agent and shall inure to the benefit of the heirs, executors, and administrators of that person. A right to indemnification or to advancement of expenses arising under a provision of the articles or the regulations shall not be eliminated or impaired by an amendment to that provision after the occurrence of the act or omission that becomes the subject of the civil, criminal, administrative, or investigative action, suit, or proceeding for which the indemnification or advancement of expenses is sought, unless the provision in effect at the time of that act or omission explicitly authorizes that elimination or impairment after the act or omission has occurred.

(7) A corporation may purchase and maintain insurance or furnish similar protection, including, but not limited to, trust funds, letters of credit, or self-insurance, on behalf of or for any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section. Insurance may be purchased from or maintained with a person in which the corporation has a financial interest.

(8) The authority of a corporation to indemnify persons pursuant to division (E)(1) or (2) of this section does not limit the payment of expenses as they are incurred, indemnification, insurance, or other protection that may be provided pursuant to divisions (E)(5), (6), and (7) of this section. Divisions (E)(1) and (2) of this section do not create any obligation to repay or return payments made by the corporation pursuant to division (E)(5), (6), or (7).

(9) As used in division (E) of this section, “corporation” includes all constituent entities in a consolidation or merger and the new or surviving corporation, so that any person who is or was a director, officer, employee, trustee, member, manager, or agent of such a constituent entity, or is or was serving at the request of such constituent entity as a director, trustee, officer, employee, member, manager, or agent of another corporation, domestic or foreign, nonprofit or for profit, a limited liability company, or a partnership, joint venture, trust, or other enterprise, shall stand in the same position under this section with respect to the new or surviving corporation as the person would if the person had served the new or surviving corporation in the same capacity.

(b)	Regulations of LCNB

The Regulations of LCNB contains the following provisions with respect to the indemnification of directors and officers:

Article VII — Indemnification

The Corporation shall indemnify each director and each officer of the Corporation, and each person employed by the Corporation who serves at the written request of the Chairman or President of the Corporation as a director, trustee, officer, employee, or agent of another corporation, domestic or foreign, non-profit or for profit, partnership, joint venture, trust or other enterprise, to the full extent permitted by Ohio law. The term “officer” as used in this Article VII shall include the Chairman of the Board, the President, each Vice President, the Treasurer, the Secretary, the Controller, the Auditor, the Counsel and any other person who is specifically designated as an “officer” within the operation of this Article VII by action of the Board of Directors. The Corporation may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

(c)	Insurance

LCNB maintains insurance policies under which directors and officers of LCNB are insured, within the limits and subject to the limitations of such policies, against expenses in connection with the defense of actions, suits or proceedings, and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers of LCNB.

Item 21.	Exhibits and Financial Statement Schedules

(a) Exhibits

See Index to Exhibits below.

(b) Financial Statement Schedules

All schedules for which provision is made in the applicable accounting regulations of the Commission are not required under related instructions or are inapplicable and, therefore, have been omitted.

Item 22.	Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)

That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(e)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(f)	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus which forms a part of the registration statement pursuant to Item 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g)	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

INDEX TO EXHIBITS

Exhibit Number	Description	Exhibit Location

2.1	Agreement and Plan of Merger, dated as of December 20, 2017, by and between LCNB Corp. and Columbus First Bancorp, Inc.	Included as Annex A to the joint proxy statement/prospectus, which forms a part of this Registration Statement on Form S-4

3.1	Amended and Restated Articles of Incorporation of LCNB Corp., as amended	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010, Exhibit 3.1.

3.2	Code of Regulations of LCNB Corp.	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, Exhibit 3.2.

5.1	Opinion of Dinsmore & Shohl LLP regarding the legality of the securities being registered	Filed herewith

8.1	Opinion of Dinsmore & Shohl LLP regarding certain tax matters	To be filed by amendment

10.1	LCNB Corp. Ownership Incentive Plan	Incorporated by reference to Registrant’s Form DEF 14A Proxy Statement pursuant to Section 14(a), dated March 15, 2002, Exhibit A (000-26121).

10.2	LCNB Corp. 2015 Ownership Incentive Plan	Incorporated by reference to the Registrant’s Form DEF 14A Proxy Statement pursuant to Section 14(a), dated March 13, 2015, Exhibit A (001-35292).

10.3	Form of Option Grant Agreement under the LCNB Corp. Ownership Incentive Plan	Incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2005, Exhibit 10.2.

10.4	Nonqualified Executive Retirement Plan	Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the period ended June 30, 2009, Exhibit 10.4.

10.5	Form of Restricted Share Grant Agreement under the LCNB Corp. 2015 Ownership Incentive Plan	Incorporated by reference to the Registrant’s Form 10-K for the fiscal year ended December 31, 2015, Exhibit 10.7.

21	LCNB Corp. Subsidiaries	Incorporated by reference to Registrant’s Form 10-K for the fiscal year ended December 31, 2013, Exhibit 21.

23.1	Consent of Independent Registered Public Accounting Firm with respect to LCNB Corp.—BKD LLP	Filed herewith

23.2	Consent of Independent Registered Public Accounting Firm with respect to CFB—Crowe Horwath LLP	Filed herewith

23.3	Consent of Dinsmore & Shohl LLP relating to legality opinion	Included as part of its opinion filed as Exhibit 5.1 and incorporated herein by reference

23.4	Consent of Dinsmore & Shohl LLP relating to tax matters opinion	To be filed by amendment

Exhibit Number	Description	Exhibit Location

24.1	Powers of Attorney for Directors and Executive Officers of LCNB Corp.	Filed herewith

99.1	Consent of Boenning & Scattergood, Inc.	Filed herewith

99.2	Consent of ProBank Austin	Filed herewith

99.3	Form of Proxy Card for Special Meeting of Shareholders of Columbus First Bancorp, Inc.	To be filed by amendment

99.4	Form of Proxy Card for Special Meeting of Shareholders of LCNB Corp.	To be filed by amendment

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lebanon, State of Ohio, on February 21, 2018.

LCNB BANCORP INC.

By:	/s/ Steve P. Foster
Steve P. Foster President, Chief Executive Officer & Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Date	Capacity

/s/ Steve P. Foster Steve P. Foster	February 21, 2018	President, Chief Executive Officer & Director (Principal Executive Officer)

/s/ Robert C. Haines II Robert C. Haines II	February 21, 2018	Executive Vice President & Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ William H. Kaufman* William H. Kaufman	February 21, 2018	Director

/s/ George L. Leasure* George L. Leasure	February 21, 2018	Director

/s/ Stephen P. Wilson* Stephen P. Wilson	February 21, 2018	Director & Chairman of the Board

/s/ Spencer S. Cropper* Spencer S. Cropper	February 21, 2018	Director

/s/ John H. Kochensparger III* John H. Kochensparger III	February 21, 2018	Director

/s/ Anne E. Krehbiel* Anne E. Krehbiel	February 21, 2018	Director

/s/ Valerie S. Krueckeberg* Valerie S. Krueckeberg	February 21, 2018	Director

*	The above-named directors of the Registrant sign this Registration Statement on Form S-4 by Steve P. Foster, their attorney-in-fact, pursuant to Powers of Attorney signed by the above-named directors, which Powers of Attorney are filed with this Registration Statement on Form S-4 as exhibits.

By:	/s/ Steve P. Foster
Steve P. Foster
President and Chief Executive Officer Attorney-in-Fact